EXHIBIT 13.3

Raízen Group

Combined consolidated financial statements

March 31, 2017 and auditors report

Raízen Group

Combined consolidated financial statements

March 31, 2017

Report of Independent Auditor

To the Board of Directors and Shareholders of

Raízen Energia S.A. and Raízen Combustíveis S.A.

We have audited the combined consolidated financial statements of Raízen Energia S.A. and Raízen Combustĺveis S.A “Raízen Group”, which comprise the combined consolidated statements of income, comprehensive income, changes in equity and cash flows for the year ended March 31, 2015, before the effects of the adjustments to retrospectively reflect the change in accounting for bearer plants and the correction of an error related to classification of securities described in Note 2.4. The 2015 financial statements before the effects of the adjustments described in Note 2.4 are not presented herein.

Management’s Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the combined consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined consolidated financial statements based on our audit. We conducted our audit, before the effects of the adjustments described above, in accordance with auditing standards generally accepted in the United States of America. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated statements of income, comprehensive income, changes in equity and cash flows for the year ended March 31, 2015, before the effects of the adjustments to retrospectively reflect the change in accounting for bearer plants and the correction of an error related to classification of securities described in Note 2.4, present fairly, in all material respects, the results of operations and cash flows of Raĺzen Group for the year ended March 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

As discussed in Note 1(e) to the combined consolidated financial statements, the business included in these combined consolidated financial statements does not operate as a single legal entity. Therefore, these combined consolidated financial statements does not necessarily represent the results that would have been obtained if these companies had operated as a single legal entity during the period, nor does it indicate any future results. Our opinion is not modified with respect of this matter.

Other matter

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively reflect the change in accounting for bearer plants and the correction of an error related to the classification of securities described in Note 2.4 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Campinas, Brazil

June 22, 2015

/s/PricewaterhouseCoopers

PricewaterhouseCoopers

Auditores Independentes

KPMG Auditores Independentes

Rua Arquiteto Olavo Redig de Campos, 105, 6º andar - Torre A

04711-904 - São Paulo/SP - Brasil

Caixa Postal 79518 - CEP 04707-970 - São Paulo/SP - Brasil

Telefone +55 (11) 3940-1500, Fax +55 (11) 3940-1501

www.kpmg.com.br

Independent Auditors’ Report

The Board of Directors and Shareholders

Raízen Energia S.A. and Raízen Combustiveis S.A.:

We have audited the accompanying combined consolidated statements of financial position of Raízen Energia S.A. and Raízen Combustíveis S.A. (“Raízen Group”) as of March 31, 2017 and 2016, and the related combined consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2017. These combined consolidated financial statements are the responsibility of the Raízen Group’s management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audit. The accompanying combined consolidated financial statements of Raízen Group as of March 31, 2015, were audited by other auditors whose report thereon dated June 22, 2015, expressed an unqualified opinion on those statements, before the restatement described in note 2.4 to the combined consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Raízen Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raízen Group as of March 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2017 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We draw attention to Notes 1(e) and 2.1(a) to the combined consolidated financial statements, which describes the basis of preparation and presentation of these combined consolidated financial statements. These combined consolidated financial statements do not necessarily represent the financial position, financial performance, or related cash flows that would have been obtained if the Raízen Group had operated as a single legal entity during the period. The combined consolidated financial statements were prepared to present the financial position, performance, and cash flows of the entities under indirect joint control of Cosan Limited and Royal Dutch Shell and, therefore may not be useful for others purposes. Our conclusion is unqualified in respect to this matter.

We also have audited the adjustments described in note 2.4 that were applied to restate the comparative information presented as at and for the year ended March 31, 2015 to reflect the adoption of a new accounting principle and the correction of an immaterial error. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2015 combined consolidated financial statements of the Raízen Group other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2015 combined consolidated financial statements taken as a whole.

/s/KPMG Auditores Independentes

KPMG Auditores Independentes

São Paulo, June 14, 2017

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of Reais - R$

			2016	April 1, 2015
	Note	2017	(restated)	(restated)
Assets
Current assets
Cash and cash equivalents	3	3,201,598	4,267,726	3,525,624
Securities	4	753,804	104,905	502,606
Restricted cash	5	325,237	874,605	188,624
Derivative financial instruments	24	342,464	638,079	875,205
Trade accounts receivable	6	1,902,542	1,758,781	1,605,174
Inventories	7	2,283,090	1,677,331	1,433,947
Biological assets	8	1,276,321	973,373	595,200
Recoverable income and social contribution taxes	16.b	862,268	378,215	51,231
Recoverable taxes and contributions		539,913	428,959	325,138
Other financial assets	9	11,048	10,028	12,931
Related parties	10	539,328	491,358	334,697
Assets held for sale	11	—	243,086	—
Other receivables		372,212	416,686	290,486

Total current assets		12,409,825	12,263,132	9,740,863

Non-current assets
Trade accounts receivable	6	443,730	305,586	298,254
Derivative financial instruments	24	81,505	597,653	315,279
Other financial assets	9	1,222,820	1,445,442	968,420
Recoverable income and social contribution taxes	16.b	191,878	560,920	508,360
Recoverable taxes and contributions		262,562	306,854	348,652
Related parties	10	1,108,551	713,635	916,066
Deferred income and social contribution tax	16.d	99,831	322,041	326,001
Judicial deposits	17	335,529	293,465	276,795
Other receivables		163,403	119,478	109,712
Investments	11	244,429	210,425	469,563
Property, plant and equipment	12	10,731,444	10,640,032	10,862,058
Intangible assets	13	4,179,495	3,992,791	3,854,445

Total non-current assets		19,065,177	19,508,322	19,253,605

Total assets		31,475,002	31,771,454	28,994,468

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statement of financial position as of March 31

In thousands of Reais - R$

			2016	April 1, 2015
	Note	2017	(restated)	(restated)
Liabilities
Current liabilities
Loans and financing	15	1,021,741	1,639,509	1,386,583
Derivative financial instruments	24	280,039	579,278	243,997
Suppliers	14	2,006,246	1,665,971	1,329,591
Payroll and related charges payable		468,237	494,543	424,674
Income and social contribution taxes payable	16.c	36,901	116,943	21,733
Taxes payable		229,360	228,523	184,719
Dividends and interest on own capital payable	19.c	61,341	284,794	135,023
Related parties	10	743,018	860,980	262,269
Advances from clients	6	203,363	105,912	132,138
Other liabilities		521,935	480,622	349,179

Total current liabilities		5,572,181	6,457,075	4,469,906

Non-current liabilities
Loans and financing	15	10,338,758	11,213,217	10,532,010
Derivative financial instruments	24	337,118	325,944	56,231
Taxes payable		177,565	11,437	175,097
Related parties	10	832,823	1,240,405	932,431
Provision for legal disputes	17	988,326	761,616	775,031
Deferred income and social contribution tax	16.d	437,281	232,976	275,400
Other liabilities		424,523	376,707	398,093

Total non-current liabilities		13,536,394	14,162,302	13,144,293

Total liabilities		19,108,575	20,619,377	17,614,199

Equity	19
Attributed to controlling shareholders
Share Capital		8,300,065	8,256,042	8,117,972
Capital reserves		1,693,227	1,672,262	1,812,202
Asset/ liability valuation adjustments		(39,383)	(533,611)	14,663
Income reserves		2,206,793	1,587,811	1,283,271

		12,160,702	10,982,504	11,228,108
Non-controlling shareholders		205,725	169,573	152,161

Total equity		12,366,427	11,152,077	11,380,269

Total liabilities and equity		31,475,002	31,771,454	28,994,468

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of income

Years ended March 31

In thousands of Reais - R$

		2017	2016	2015
	Note		(restated)	(restated)
Net operating revenue	20	79,209,442	74,109,187	65,092,729
Costs of products sold and services provided	21	(72,547,575)	(68,077,699)	(60,487,460)

Gross income		6,661,867	6,031,488	4,605,269

Operating income (expenses)
Selling	21	(1,875,271)	(1,814,897)	(1,675,793)
General and administrative	21	(994,318)	(924,070)	(869,888)
Other operating income, net	22	646,227	398,472	470,153
Equity accounting result of associated companies	11	(72,556)	(65,891)	(20,242)

		(2,295,918)	(2,406,386)	(2,095,770)

Income before financial income (expense) and income tax and social contribution		4,365,949	3,625,102	2,509,499

Financial income (expense)
Financial expenses	23	(1,011,680)	(968,872)	(717,961)
Financial income	23	736,856	731,821	492,377
Exchange variation, net	23	443,314	(373,960)	(1,319,651)
Net effect of the derivatives	23	(327,150)	171,435	720,082

		(158,660)	(439,576)	(825,153)

Income before income and social contribution taxes		4,207,289	3,185,526	1,684,346

Income and social contribution taxes	16.a
Current		(972,098)	(658,545)	(384,424)
Deferred	16.e	(173,087)	(322,168)	51,414

		(1,145,185)	(980,713)	(333,010)

Net income for the year		3,062,104	2,204,813	1,351,336

Attributable to:
Group’s controlling shareholders		3,002,347	2,168,624	1,313,057
Group’s non-controlling shareholders		59,757	36,189	38,279

		3,062,104	2,204,813	1,351,336

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of comprehensive income

Years ended March 31

In thousands of Reais - R$

	2017	2016	2015
		(restated)	(restated)
Net income for the year	3,062,104	2,204,813	1,351,336
Comprehensive income
Items that will not be reclassified to profit or loss
Actuarial gain (loss), net	(3,132)	705	(14,041)
Deferred taxes on actuarial gain (loss) (Note 16.e)	1,049	(241)	4,719

	(2,083)	464	(9,322)

Items that may be reclassified to income
Net gain (loss) on financial instruments designated as hedge accounting (Note 24.e)	748,045	(831,530)	51,965
Effect of foreign currency translation—CTA	2,605	57	535
Deferred taxes on adjustments (Note 16.e)	(254,334)	282,735	(17,681)

	496,316	(548,738)	34,819

Other components of the comprehensive income for the year	494,233	(548,274)	25,497

Total comprehensive income for the year	3,556,337	1,656,539	1,376,833

Attributable to:
Group’s controlling shareholders	3,496,575	1,620,350	1,338,564
Group’s non-controlling shareholders	59,762	36,189	38,269

	3,556,337	1,656,539	1,376,833

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais - R$

	Attributable to Group’s shareholders
		Capital reserves				Income reserves
	Capital	Capital reserve	Special Law No. 8,200/91	Goodwill special reserve	Asset/ liability valuation adjustments	Tax incentives	Legal	Profit retention	Retained earnings	Total	Non-controlling shareholders	Total equity *
Balances at April 1, 2014, as previously disclosed	7,821,406	1,726,692	7,813	241,107	(10,844)	30,256	181,545	873,015	—	10,870,990	110,877	10,981,867
Impact of the adoption of amendments to reviewed IAS 16 and IAS 41	—	—	—	—	—	—	—	581		581	—	581

Balances at April 1, 2014 (Restated)	7,821,406	1,726,692	7,813	241,107	(10,844)	30,256	181,545	873,596	—	10,871,571	110,877	10,982,448
Comprehensive income for the year
Net income for the year	—	—	—	—	—	—	—	(236)	1,313,293	1,313,057	38,279	1,351,336
Actuarial gain, net	—	—	—	—	(9,312)	—	—	—	—	(9,312)	(10)	(9,322)
Net loss with financial instruments designated as hedge accounting	—	—	—	—	34,284	—	—	—	—	34,284	—	34,284
Effect of foreign currency translation—CTA	—	—	—	—	535	—	—	—	—	535	—	535

Total comprehensive income for the year (Note 19.d)	—	—	—	—	25,507	—	—	(236)	1,313,293	1,338,564	38,269	1,376,833

Contributions from (distributions to) Group’s shareholders
Capital increase	—	—	—	—	—	—	—	—	—	—	9,956	9,956
Effect of downstream merger	—	—	—	2,004	—	—	—	—	—	2,004	—	2,004
Allocation of dividends to holders of preferred shares	296,566	(164,377)	—	—	—	—	—	(50,714)	(1,582)	79,893	—	79,893
Payment of dividends and interest on own capital	—	—	—	—	—	—	—	(246,682)	(819,758)	(1,066,440)	(9,544)	(1,075,984)
Reversal of minimum mandatory dividends	—	—	—	—	—	—	—	—	—	—	—	—
Effect of operations in associated companies	—	992	—	—	—	—	—	—	—	992	—	992
Partial realization of reserve	—	—	(3,553)	—	—	—	—	—	3,553	—	—	—
Formation of profit reserves and others	—	1,524	—	—	—	—	65,663	429,843	(495,506)	1,524	2,603	4,127

Total contributions from (distributions to) Group’s shareholders	296,566	(161,861)	(3,553)	2,004	—	—	65,663	132,447	(1,313,293)	(982,027)	3,015	(979,012)

Balances at March 31, 2015 (Restated)	8,117,972	1,564,831	4,260	243,111	14,663	30,256	247,208	1,005,807	—	11,228,108	152,161	11,380,269

*	As disclosed in Notes 1(e) and 2.1.(a), the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais - R$                                                                                                                                                                                                                                  Continued

	Attributable to Group’s shareholders
		Capital reserves				Income reserves
	Capital	Capital reserve	Special Law No. 8,200/91	Goodwill special reserve	Asset/ liability valuation adjustments	Tax incentives	Legal	Profit retention	Retained earnings	Total	Non-controlling shareholders	Total equity *
Balances at April 1, 2015 (Restated)	8,117,972	1,564,831	4,260	243,111	14,663	30,256	247,208	1,005,807	—	11,228,108	152,161	11,380,269
Comprehensive income for the year
Net income for the year (restated)	—	—	—	—	—	—	—	(173,154)	2,341,778	2,168,624	36,189	2,204,813
Actuarial gain, net	—	—	—	—	464	—	—	—	—	464	—	464
Net loss with financial instruments designated as hedge accounting	—	—	—	—	(548,795)	—	—	—	—	(548,795)	—	(548,795)
Effect of foreign currency translation—CTA	—	—	—	—	57	—	—	—	—	57	—	57

Total comprehensive income for the year (Note 19.d)	—	—	—	—	(548,274)	—	—	(173,154)	2,341,778	1,620,350	36,189	1,656,539

Contributions from (distributions to) Group’s shareholders
Formation of tax incentive reserve in subsidiaries	—	—	—	—	—	139,885	—	—	(139,885)	—	—	—
Redemption of preferred shares	138,070	(138,070)	—	—	—	—	—	—	—	—	—	—
Allocation of dividends to holders of preference shares	—	—	—	—	—	—	—	—	(729)	(729)	—	(729)
Payment of dividends and interest on own capital	—	—	—	—	—	—	—	(727,160)	(1,137,650)	(1,864,810)	(20,755)	(1,885,565)
Reversal of minimum mandatory dividends	—	—	—	—	—	—	—	—	—	—	2,372	2,372
Partial realization of reserve	—	—	(1,456)	—	—	—	—	—	1,456	—	—	—
Formation of profit reserves and others	—	(414)	—	—	—	—	59,282	1,005,687	(1,064,970)	(415)	569	154
Initial recognition of non-controlling interest	—	—	—	—	—	—	—	—	—	—	(963)	(963)

Total contributions from (distributions to) Group’s shareholders	138,070	(138,484)	(1,456)	—	—	139,885	59,282	278,527	(2,341,778)	(1,865,954)	(18,777)	(1,884,731)

Balances at March 31, 2016 (Restated)	8,256,042	1,426,347	2,804	243,111	(533,611)	170,141	306,490	1,111,180	—	10,982,504	169,573	11,152,077

*	As disclosed in Notes 1(e) and 2.1.(a), the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of changes in equity

Years ended March 31

In thousands of Reais - R$                                                                                                                                                                                                                                  Continued

	Attributable to Group’s shareholders
		Capital reserves				Income reserves
	Capital	Capital reserve	Special Law No. 8,200/91	Goodwill special reserve	Asset/ liability valuation adjustments	Tax incentives	Legal	Profit retention	Retained earnings	Total	Non-controlling shareholders	Total equity *
Balances at March 31, 2016 (Restated)	8,256,042	1,426,347	2,804	243,111	(533,611)	170,141	306,490	1,111,180	—	10,982,504	169,573	11,152,077
Comprehensive income for the year
Net income for the year	—	—	—	—	—	—	—	—	3,002,347	3,002,347	59,757	3,062,104
Actuarial loss, net	—	—	—	—	(2,088)	—	—	—	—	(2,088)	5	(2,083)
Net gain on financial instruments designated as hedge accounting	—	—	—	—	493,711	—	—	—	—	493,711	—	493,711
Effect of foreign currency translation—CTA	—	—	—	—	2,605	—	—	—	—	2,605	—	2,605

Total comprehensive income for the year (Note 19.d)	—	—	—	—	494,228	—	—	—	3,002,347	3,496,575	59,762	3,556,337

Contributions from (distributions to) Group’s shareholders
Formation of tax incentive reserve of subsidiaries	—	—	—	—	—	65,316	—	—	(65,316)	—	—	—
Partial reversal of the redemption of Class C preferred shares (Notes 19.a.2 and b)	(26,277)	26,277	—	—	—	—	—	—	—	—	—	—
Redemption and allocation of dividends to holders of preferred shares (Note 19.c)	70,300	(3,531)	—	—	—	—	—	(2,772)	(66,889)	(2,892)	—	(2,892)
Payment of dividends and interest on own capital (Note 19.c)	—	—	—	—	—	—	—	(672,000)	(1,643,485)	(2,315,485)	(23,610)	(2,339,095)
Partial realization of reserve	—	—	(1,781)	—	—	—	—	—	1,781	—	—	—
Formation of reserves	—	—	—	—	—	—	61,590	1,166,848	(1,228,438)	—	—	—

Total contributions from (distributions to) Group’s shareholders	44,023	22,746	(1,781)	—	—	65,316	61,590	492,076	(3,002,347)	(2,318,377)	(23,610)	(2,341,987)

March 31, 2017	8,300,065	1,449,093	1,023	243,111	(39,383)	235,457	368,080	1,603,256	—	12,160,702	205,725	12,366,427

*	As disclosed in Notes 1(e) and 2.1.(a), the combined consolidated companies are not operated as a single legal entity.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Combined consolidated statements of cash flows

Years ended March 31

In thousands of Reais - R$

	2017	2016	2015
		(restated)	(restated)
Cash flow from operating activities
Income before income and social contribution taxes	4,207,289	3,185,526	1,684,346
Adjustments:
Depreciation and amortization (Notes 20 and 21)	2,355,486	2,410,149	2,381,165
Loss (gain) arising from change in the fair value and realization of the gain or loss of changes in fair value of biological assets (Note 21)	(304,621)	(375,581)	33,055
Equity accounting result of associated companies (Note 11)	72,556	65,891	20,242
Gain on disposal of fixed assets (Note 22)	(82,246)	(70,981)	(132,824)
Allowance for doubtful accounts, net	14,762	37,592	5,530
Formation of provision for legal disputes, net	63,457	24,994	10,969
Interest, monetary and exchange variations, net	(100,451)	1,105,403	1,985,296
Change in fair value of financial instruments (Notes 15 and 23)	90,150	(49,556)	—
Unrealized loss (gain) on derivative instruments	1,206,330	(711,899)	(413,449)
Gain in the disposal of associates (Note 22)	(166,103)	—	(40,366)
Recognition of credits and tax credits, net (Note 22)	(403,113)	(86,766)	—
Constitution of estimated loss with non-realization of taxes (notes 21 and 22)	73,873	—	—
Loss with commercial operations (Note 22)	16,742	59,464	—
Impairment (reversal) of investment, property, plant and equipment and intangible assets, net (Notes 12 and 22)	163,088	(1,869)	63,738
Capital gain on dilution of ownership interest in associates (Note 11.b.i)	(14,697)	(15,583)	(30,333)
Income from investment subsidy – ICMS (Notes 15, 21.a and 22)	(67,758)	(40,646)	(59,557)
Other	111,164	(26,813)	28,221
Changes in assets and liabilities
Trade accounts receivable and advances from clients	(15,454)	(46,957)	123,128
Inventories	(609,890)	(180,481)	16,139
Restricted cash	571,241	(651,056)	116,714
Derivative financial instruments	(179,471)	419,131	(18,377)
Other financial assets	—	—	48,910
Related parties transactions	(236,269)	81,899	(19,267)
Suppliers and advances to suppliers	259,974	177,061	(130,480)
Recoverable and payable taxes, net	(470,239)	(180,500)	(294,912)
Payroll and related charges payable	(7,184)	49,301	44,306
Other assets and liabilities, net	(18,869)	(18,460)	(92,883)
Income and social contribution taxes on net income—paid	(245,693)	(303,043)	(256,749)

Net cash generated in operation activities	6,284,054	4,856,220	5,072,562

Cash flow from investment activities
Acquisition of new businesses, net of cash acquired	—	—	(177,744)
Redemptions (additions) to investment (Note 11.b.i)	(144,709)	(48,513)	(58,964)
Investment in securities	(648,899)	397,701	(257,511)
Additions to property, plant and equipment and intangible assets (Notes 12 and 13)	(2,270,661)	(1,927,424)	(2,449,850)
Additions to biological assets (Note 8)	(530,209)	(494,457)	(524,050)
Cash received upon disposal of fixed assets	160,399	152,064	221,122
Cash received upon disposal of investment (Note 11.b.ii)	413,556	—	—
Dividends received from associates	20,014	3,242	13,880

Net cash used in investment activities	(3,000,509)	(1,917,387)	(3,233,117)

Cash flow from financing activities
Loans and financing	2,539,445	2,951,102	6,087,282
Amortizations of principal of loans and financing	(3,447,367)	(2,701,957)	(4,727,142)
Payment of interest on loans and financing	(695,856)	(732,085)	(540,670)
Financial investments linked to financing (Restricted cash)	10,413	(9,527)	22,046
Dividends and interest on own capital (Note 19.c)	(2,713,391)	(1,701,132)	(1,257,490)
Other	(4,303)	19	9,627

Net cash used in financing activities	(4,311,059)	(2,193,580)	(406,347)

Increase (decrease) in cash and cash equivalents, net	(1,027,514)	745,253	1,433,098
Cash and cash equivalents at the beginning of the year (Note 3)	4,267,726	3,525,624	2,092,526
Effect of exchange variation on cash and cash equivalents	(38,614)	(3,151)	—

Cash and cash equivalents at the end of the year (Note 3)	3,201,598	4,267,726	3,525,624

Supplementary information to the statements of cash flows is shown in Note 28.

See the accompanying notes to the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

1.	Operations

Raízen Group (“Group”) is basically engaged in the following activities and comprises the following companies:

(a)	Raízen Energia S.A. and subsidiaries (“Raízen Energia” or “RESA”):

RESA is a publicly held corporation, enrolled in CVM (Brazilian Securities Commission), category B. The address of its registered office is Av. Presidente Juscelino Kubitschek, 1327 – 5th floor—São Paulo—Brazil. RESA was organized on June 1, 2011 and is indirectly and jointly controlled by Royal Dutch Shell (“Shell”) and Cosan Limited (“Cosan”).

RESA engages in producing and marketing sugar and ethanol, and the trading, both domestically and abroad through its subsidiaries Raízen Trading LLP and Raízen International Universal Corporation, and co-generating energy produced from bagasse at its 24 plants located in Brazil’s Center-Southern Region.

Sugarcane farming requires a period ranging from 12 to 18 months for maturing and harvesting and generally starts between the months of April and May every year, and usually ends between November and December, period in which sugar and ethanol are also produced. Production is sold during the whole year and does not fluctuate over the seasons, but is affected by normal market supply and demand. Because of RESA’s production cycle, its fiscal year and the fiscal year of Raízen Combustíveis S.A. and therefore of Raízen Group starts on April 1 and ends on March 31.

(b)	Raízen Combustíveis S.A. and its subsidiaries (“Raízen Combustíveis” or “RCSA”):

RCSA is a closelyheld corporation. The address of its registered office is Rua Victor Civita, 77, Block 1, Edifice 6, 4th floor—Rio de Janeiro—Brazil. RCSA is indirectly jointly controlled by Shell and Cosan.

RCSA is engaged in: (i) distributing and marketing oil and ethanol by-products, and other fluid hydrocarbons and their by-products under Shell brand; (ii) trading of natural gas; (iii) operate as franchiser and licenser of Select convenience stores; (iv) importing and exporting the products previously mentioned; and (v) holding ownership interest in other companies.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

(c)	Capital transactions with shareholders and transference of debts between RESA and RCSA

At the Board of Directors’ Meetings held on August 31, 2015, the Group’s directors approved the execution of Private Agreements for Assumption of Debts and Other Issues, under which RCSA assumed liabilities arising from export prepayment contracts (PPEs) and linked financial swap contracts of RESA, and in return will receive a consideration from the latter equivalent to the amount of the debt, as presented below:

RESA’s contracts assumed by RCSA	Currency	RESA’s debt assumed by RCSA	Consideration paid by RESA to RCSA	Amount in R$
PPE	US$	75,967	75,967	277,258
PPE	US$	90,617	90,617	330,724
PPE	US$	91,376	91,376	333,494
PPE	US$	92,040	92,040	335,919

		350,000	350,000	1,277,395
PPE	€	40,000	40,000	163,916
PPE	€	66,000	66,000	270,461

		106,000	106,000	434,377

				1,711,772

In a Special Shareholders’ Meeting held on August 31, 2015, shareholders Shell and Cosan decided and approved redemption of 1,641,750,012 common shares against RCSA capital decrease in the amount of R$ 1,500,000. This redemption of common shares and capital decrease were made in proportion to interest held by shareholders, corresponding to 50% of each one’s common shares.

Additionally, in Special Shareholders’ Meeting held on the same date, shareholders Shell and Cosan decided and approved RESA’s capital increase of R$ 1,500,000 in domestic currency through issuance of 1,340,687,564 new nominative common shares, carried out proportionately to 50% interest held by each shareholders. Payment occurred through redemption of part of shares held by shareholders in RCSA, against capital decrease in the same amount of RESA’s capital increase.

The event above did not cause changes in the Group’s shareholding control, since the shareholders Shell and Cosan maintained control through a 50% interest in the capital of RCSA and RESA, and consequently of the Group.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

(d)	Corporate transactions

During the year ended March 31, 2017, RESA and Wilmar International Limited created a joint venture, each holding 50% interest, named Raízen and Wilmar Sugar Pte. Ltd., or “RAW”, to meet growing global demand of VHP sugar from Brazil, combining strengths of the greatest Brazilian producer of VHP sugar with the greatest global trader of such commodity. All relevant regulatory approvals for establishing a joint venture were obtained.

During the year ended March 31, 2017, RCSA recognized the gross gain on the disposal of ownership interest in Serviços e Tecnologia de Pagamentos S.A. (“STP”), in the amount of R$ 166,103.

Additionally, in the years ended March 31, 2017, 2016 and 2015, the Group had the following corporate restructurings: (i) downstream merger of Raízen Tarumã Ltda. (“Tarumã”) into Raízen Paraguaçu Ltda. (“Paraguaçu”); (ii) merger of Raízen Luxembourg S.A. (“Luxembourg”) by Raízen Fuels Finance S.A. (“Fuels”), transferring shareholding control from RCSA to RESA; (iii) Capital increase at Saturno Investimentos Imobiliários Ltda. (“Saturno”); (vi) Merger of Sampras Participações Ltda. (“Sampras”) by RCSA; (v) Capital increase at Bioenergia Jataí Ltda. (“Bio Jataí”); (vi) acquisition of Latina Distribuidora de Petróleo Ltda. (“Latina”); (vii) acquisition of Cerrado Açúcar e Álcool S.A. (“Cerrado”); (viii) Corporate restructuring involving net assets related to the co-generation of electricity; (ix) corporate restructuring involving net assets related to activity of real estate investment; and (x) corporate restructuring involving downstream merger of Curupay Agroenergia Ltda. (“Curupay”) by TEAS – Terminal Exportador de Álcool de Santos. Details of these transactions are described in Note 27 and except for the items (vi) and (vii), these transactions did not impact the combined consolidated financial statements.

(e)	Other information

The synergy between RESA and RCSA makes Raízen Group to be currently positioned in a special place in the Brazilian market. The two companies work in a complementary manner, and therefore, reporting their combined consolidated businesses is a key tool to allow the market to evaluate the Raízen Group as a whole.

Although they are not set up as a group pursuant to article 265 of Brazilian Corporation Law (“LSA”), companies of Raízen Group disclose such combined consolidated financial statements to provide information that best reflects their gross cash flows from operating activities.

The Raízen Group’s combined consolidated financial statements are being presented exclusively to provide information about all the Raízen Group’s activities in a single set of financial statements, regardless of the Group’s corporate structure.

As a result, these combined consolidated financial statements do not represent the individual or consolidated financial statements of an entity and its subsidiaries and should not be used as a basis for the calculation of dividends or taxes, or for any other corporate or statutory purposes and does not necessarily provide indicators of the current or future profit or loss that would have been earned had these companies been operating as one single legal entity.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

2.	Presentation of financial statements and significant accounting policies

2.1.	Preparation basis

The combined consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (IASB).

The issue of Raízen Group’s combined consolidated financial statements was authorized by Management on June 14, 2017.

a)	Combination criteria

Such combined consolidated financial statements include the following companies:

•	Raízen Energia S.A. and its subsidiaries

•	Raízen Combustíveis S.A. and its subsidiaries

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the combined consolidated financial information, when applicable.

The breakdown of assets and shareholders’ equity as of March 31, 2017 and 2016 and April 1, 2015, as well as results and comprehensive income of the companies for years ended March 31, 2017, 2016 and 2015 have been included in the combined consolidated financial statements and the respective combined consolidated balances, after the elimination of intragroup transactions, as follows:

	Total assets			Total equity
		2016 (restated)	April 1, 2015		2016 (restated)	April 1, 2015
	2017		(restated)	2017		(restated)
Raízen Energia S.A. and its subsidiaries	23,780,800	22,610,564	21,746,682	9,384,192	8,382,424	6,775,554
Raízen Combustíveis S.A. and its subsidiaries	11,101,940	10,766,366	10,492,669	2,992,934	2,777,806	4,604,715

	34,882,740	33,376,930	32,239,351	12,377,126	11,160,230	11,380,269

Elimination of commercial transactions, unrealized profits and financial transactions	(3,407,738)	(1,605,476)	(3,244,883)	(10,699)	(8,153)	—

Combined Consolidated balances	31,475,002	31,771,454	28,994,468	12,366,427	11,152,077	11,380,269

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

	Net income			Comprehensive income (loss)
	2017	2016 (restated)	2015 (restated)	2017	2016 (restated)	2015 (restated)
Raízen Energia S.A. and its subsidiaries	1,404,667	1,012,490	110,763	1,855,189	503,246	136,680
Raízen Combustíveis S.A. and its subsidiaries	1,658,573	1,200,476	1,240,573	1,703,781	1,161,446	1,240,153

	3,063,240	2,212,966	1,351,336	3,558,970	1,664,692	1,376,833

Elimination of commercial transactions, unrealized profits and financial transactions	(1,136)	(8,153)	—	(2,633)	(8,153)	—

Combined Consolidated income	3,062,104	2,204,813	1,351,336	3,556,337	1,656,539	1,376,833

The combined consolidated financial statements are a single set of financial statements of two entities that are jointly controlled. RESA and RCSA used the definition of control in conformity with the IFRS 10—Consolidated Financial Statements, with respect to both the existence of joint control and also to the consolidation procedures.

b)	Measuring basis

The combined consolidated financial statements were prepared using historical cost as the value base, except, when applicable, for the valuation of certain assets and liabilities such as derivative and non-derivative financial instruments and biological assets, which are measured at fair value.

c)	Functional and presentation currency

These combined consolidated financial statements are being presented in Reais, functional currency of the Group. All balances have been rounded to the nearest value, except otherwise indicated. The financial statements of each subsidiary included in the consolidation and combination, as well as those utilized as a basis to account for investments under the equity method, are prepared based on the functional currency of each company. For the subsidiaries located abroad, the financial statements have been translated into Reais based on the foreign exchange rate in effect at the end of the year. The results were translated at the average monthly rate during the year. Translation effects are recognized in equity in these subsidiaries.

d)	Significant judgments, estimates and assumptions

The preparation of combined consolidated financial statements requires Management to make judgments and estimates and adopt assumptions that affect the amounts presented for revenues, expenses, assets and liabilities at the reporting date.

These estimates and assumptions are reviewed in a continuous manner. Reviews in relation to accounting estimates are recognized in the period in which the estimates are reviewed and in any future periods affected.

Should there be a significant change in the facts and circumstances on which the estimates and assumptions made are based, there may be a material impact on the Group’s results and financial position.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

The significant accounting estimates and assumptions are set out below:

Income tax, social contribution and other taxes payable

The Group is subject to income tax and social contribution, when applicable, in all countries in which it operates. Significant judgment is required to determine the provision for income taxes in these various countries.

In many operations, the final determination of the tax is uncertain. When applicable, the Group also recognizes provisions to cover certain situations in which it is probable that additional tax amounts will be owed. When final result of such issues differs from initially estimated and recorded amounts, these differences affect current and deferred tax liabilities and income (loss) and comprehensive income in the period in which definitive value is determined.

Investment grant—Value-added Tax on Sales and Services (ICMS)

The Group, through RESA’s subsidiaries Raízen Centroeste Açúcar e Alcool Ltda. (“Raízen Centroeste”) and Raízen Caarapó Açúcar e Álcool Ltda. (“Raízen Caarapó”), joined a tax incentive program in the form of financing of a portion of the ICMS due. The use of these investment grants is conditioned on compliance with all the obligations established under the program, which are controlled by the Group.

The income from these incentives is recorded in the statement of income for the year, as disclosed in Notes 21 and 22.

Deferred income and social contribution tax

Deferred income tax and social contribution assets are recognized for all tax loss carryforwards not utilized to the extent that it is probable that there will be future taxable income to allow their use in the future. In addition, the Group recognized deferred taxes based on temporary differences determined based on tax basis and book value of certain assets and liabilities, using prevailing rates. Substantial judgment from Management is required to determine the amount of the deferred income tax and social contribution assets that can be recognized, based on the reasonable term and amount of future taxable income, along with future tax rationalization.

Deferred income tax assets and liabilities are presented at net value in the statement of financial position only when there is a legal right and the intention of offsetting them upon calculation of current taxes, related to the same legal entity and the same tax authority. For further details on deferred taxes, see Note 16.

Biological assets

Biological assets are measured at fair value on the reporting date, and the effects of changes in fair value between the periods are recognized directly in the cost of products sold. For further information on the assumptions used, see Note 8.

Beginning as of year ended March 31, 2017, agricultural products’ fair value started to substantially approximate fair value of biological asset realization, mainly due to the fact that cash flows quantity declined, and to the fact that only annual assumptions are used and long-term assumptions are no longer used for calculation of biological assets’ fair value after adoption of changes in rules mentioned in note 2.4.a.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Property, plant and equipment and intangible assets, including goodwill

The accounting treatment given to property, plant and equipment and intangible assets includes estimates to determine the useful life for depreciation and amortization purposes, in addition to the fair value at acquisition date of the assets acquired through business combinations.

The Group annually tests the recoverable values of goodwill and intangible assets with indefinite useful lives. Property, plant and equipment and defined-intangible assets that are subject to depreciation and amortization are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

The determination of the recoverable amount of the cash-generating unit to which the goodwill was allocated also includes the use of estimates and assumptions and requires a significant degree of Management’s judgment.

Provision for legal disputes

The Group constitutes a provision for tax, civil, environmental and labor contingencies. Determination of the likelihood of loss includes determination of evidences available, hierarchy of laws, jurisprudence available, more recent court decisions and relevance thereof in legal system, as well as evaluation of internal and external attorneys. Such provisions are reviewed and adjusted to take into account changes in circumstances, such as statute of limitations applicable, tax inspection conclusions or additional exposures identified based on new matters or court decisions.

Fair value of financial instruments

When the fair value of the financial assets and liabilities presented in the statement of financial position cannot be obtained from active markets, it is determined by using valuation techniques, including the discounted cash flow method. The data for these methods are based on those adopted by the market, when possible. However, when such data are not available, a certain level of judgment is required to establish the fair value. Judgment includes considerations on the data utilized, such as liquidity risk, credit risk and volatility. Changes in the assumptions related to these factors can affect the fair value presented for the financial instruments. For more details on financial instruments, see note 24.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

2.2.	Basis of consolidation

The combined consolidated financial statements include information of RESA and its subsidiaries, and of RCSA and its subsidiaries, and the exclusives investment funds. The direct and indirect subsidiaries of RESA and RCSA and the investment funds are listed below:

Subsidiaries of RESA	Direct and indirect ownership interests
	2017	2016	2015
Agrícola Ponte Alta Ltda. (Note 11.b.i)	100%	100%	100%
Agropecuária Santa Hermínia Ltda.	100%	100%	100%
América Trading Investments (i)	—	100%	100%
Benálcool Açúcar e Álcool Ltda.	100%	100%	100%
Bioenergia Araraquara Ltda.	100%	100%	100%
Bioenergia Barra Ltda.	100%	100%	100%
Bioenergia Caarapó Ltda.	100%	100%	100%
Bioenergia Costa Pinto Ltda.	100%	100%	100%
Bioenergia Gasa Ltda.	100%	100%	100%
Bioenergia Jataí Ltda.	100%	100%	100%
Bioenergia Maracaí Ltda.	100%	100%	100%
Bioenergia Rafard Ltda.	100%	100%	100%
Bioenergia Serra Ltda.	100%	100%	100%
Bioenergia Tarumã Ltda.	100%	100%	100%
Bioenergia Univalem Ltda.	100%	100%	100%
Raízen Araraquara Açúcar e Álcool Ltda.	100%	100%	100%
Raízen Ásia PT Ltd.	100%	100%	100%
Raízen Biogás Ltda. (ii)	100%	—	—
Raízen Biogás SPE Ltda. (ii)	100%	—	—
Raízen Biotecnologia S.A.	100%	100%	100%
Raízen Caarapó Açúcar e Álcool Ltda.	100%	100%	100%
Raízen Centroeste Açúcar e Álcool Ltda.	100%	100%	100%
Raízen e Wilmar Açúcar Ltda. (iii)	100%	100%	—
Raízen Energy Finance Ltd.	100%	100%	100%
Raízen Fuels Finance S.A. (iv)	100%	—	—
Raízen International Universal Corp.	100%	100%	100%
Raízen Luxemburg S.A. (v)	—	100%	100%
Raízen North América, Inc.	100%	100%	100%
Raízen Paraguaçú Ltda.	100%	100%	100%
Raízen Tarumã Ltda. (vi)	—	100%	100%
Raízen Trading LLP	100%	100%	100%
TEAS Terminal Exportador de Álcool de Santos Ltda.	100%	100%	100%
Unimodal Ltda.	73%	73%	73%

(i)	Extinct company on August 22, 2016, which assets, in the amount of R$ 34,111, were transferred to Paraguaçu.
(ii)	Companies established on May 24 and October 31, 2016, respectively, with the main purpose of producing and trading industrial biogas, organic-mineral fertilizer and electricity from sugarcane waste.
(iii)	Previously denominated Raízen Açúcar Ltda.
(iv)	Company acquired from RCSA on July 29, 2016.
(v)	Company incorporated on September 15, 2016 by Fuels.
(vi)	Company incorporated on June 1, 2016 by Paraguaçú.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Subsidiaries of RCSA	Direct and indirect ownership interests
	2017	2016	2015
Blueway Trading Importação e Exportação S.A.	100%	100%	100%
Petróleo Sabbá S.A.	80%	80%	80%
Raízen Fuels Finance S.A. (i)	—	100%	100%
Raízen Mime Combustíveis S.A.	76%	76%	76%
Sabor Raíz Alimentação S.A.	60%	60%	60%
Sampras Participações Ltda. (ii)	—	—	100%
Saturno Investimentos Imobiliários Ltda.	100%	100%	100%

(i)	Company disposed to RESA on July 29, 2016.
(ii)	The Company was merged on November 16, 2015 by RCSA.

Exclusive investment funds	Total ownership interest
	2017	2016	2015
Private credit fixed income investment fund RJ – J.P. MORGAN S.A. Bank	100%	100%	—
Private credit fixed income investment fund RAÍZEN I – BNP PARIBAS BRASIL S.A. Bank	100%	—	—
Private credit fixed income investment fund RP – BTG Pactual S.A. Bank	—	—	100%

Exclusive investment funds controlled by the Group have been consolidated.

The subsidiaries are fully consolidated from the date of control acquisition, and continue to be consolidated up to the date when control no longer exists. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, and utilizing accounting policies consistent and, when required, with the policies adopted by the Group.

All balances maintained between combined consolidated companies, revenues and expenses, unrealized gains and losses, arising from transactions between companies are eliminated as a whole.

A change in the ownership interest in a subsidiary which does not result in loss of control is accounted for as a transaction between shareholders in equity.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is equal to the fair value of the assets transferred, liabilities assumed and equity instruments issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement, when applicable. Acquisition-related costs are recorded in the statement of income as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s identifiable net assets. Non-controlling interests to be recognized are determined for each acquisition carried out.

The excess of the consideration transferred plus the acquisition-date fair value of any previous ownership interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. For acquisitions in which the Group attributes fair value to non-controlling interests, the determination of goodwill also includes the value of any non-controlling interest in the acquiree, and the goodwill is determined considering the Group’s and non-controlling interests. When the consideration transferred is less than the fair value of the net assets of the acquired subsidiary, the difference is recognized directly in the statement of income for the year as bargain purchase.

2.3	Description of significant accounting policies

The accounting policies described below have been consistently applied to all the years presented in these combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

a)	Revenue recognition

Revenues from sales of products or goods, including sales in the foreign market made by RESA’s subsidiaries, Raízen Trading LLP and Raízen International Universal Corporation, are recognized when the entity transfers to the buyer the significant risks and rewards of ownership of the products and goods, and when it is probable that future economic benefits will be received by companies of the Group. Selling prices are established based on purchase orders or contracts.

Goods or services whose income is deferred are recorded within “Other obligations” and accounted for as income upon transfer of significant risks and goods of ownership to the client or provision of the service itself.

The revenue from the sale of the electric power co-generated is recorded based on the energy available in the network and the tariffs specified in the supply agreements, or the current market price, according to each case. Due to the billing flow, the electric power produced and sold through auctions is initially recognized as prepaid income, during the billing to clients and, is only recognized in the statement of income for the year when it is available to be used by the clients.

Income from leases and storage comprises leases of gas stations and storage of fuel and similar products in the RCSA terminals and its subsidiaries, and is recognized as the services are rendered, under “Other operating income, net” (Note 22).

Revenue is presented net of taxes (Excise Tax—IPI, Value-added Tax on Sales and Services—ICMS, Social Integration Program—PIS, Social Contribution on Revenues (COFINS), Economic Domain Intervention Contribution (CIDE), National Institute of Social Security (INSS) and other.), returns, rebates and discounts, amortization referring to exclusive supply rights, as well as of sales between Group companies.

b)	Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions, or the dates of valuation when items are remeasured.

Monetary assets and liabilities denominated in a foreign currency are converted into Reais using the foreign exchange rates prevailing at the statement of financial position date, and foreign exchange gains and losses arising from the settlement of these transactions and the translation at year-end exchange rates are recognized in the statement of income within “Financial income (loss)”, unless they qualify as hedge accounting, in which case they are recognized in the Statement of Comprehensive Income.

Non-monetary items that are measured at the historical cost in a foreign currency are translated using the translation rate of the transaction start date. Non-monetary assets that are measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined.

c)	Financial instruments – Initial recognition and subsequent measurement

(i)	Financial assets

Initial recognition and measurement

Financial assets are classified in the following categories: at fair value through profit or loss and loans and receivables. The Group classifies its financial assets upon initial recognition.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Financial assets are initially recognized at fair value plus, in the case of investments not carried at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset.

The Group’s financial assets are presented in Note 24.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification, which can be as follows:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and assets designated in the initial recognition, as measured at fair value through profit or loss. They are classified as held-for-trading if they are originated with the purpose of being sold or repurchased in the short term. Derivatives are measured at fair value through profit or loss, except for those designated as hedging instruments, which are recognized in shareholders’ equity and subsequently recognized in the statement of income, as described in item (v) below. Interest, monetary variation and foreign exchange variation and variations arising from measurement at fair value in income (loss) when incurred, under Financial income (loss).

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments and usually not quoted in an active market. After the initial measurement, these financial assets are accounted for at amortized cost using the effective interest rate method (effective interest rate), less impairment loss, when applicable. Amortized cost is calculated taking into account any discount or “premium” in the acquisition and fees or costs incurred. The amortization of the effective interest rate method is included under Financial income (loss) in the statement of income.

Derecognition (write-off)

A financial asset is written off when:

•	The rights to receive cash flows from the asset expire; and,

•	The Group transfers its rights to receive cash flows from the asset or assumes an obligation to pay the cash flows received in full to a third party under a ‘pass-through’ arrangement; and (a) the Group transfers substantially all risks and rewards of the assets, or (b) the Group neither transfers nor retains substantially all the risks and rewards related to the asset, but transfers the control over the asset.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Impairment of financial assets

The Group assesses, at the reporting dates, whether there is any evidence that determines that an asset or group of financial assets is impaired. A financial asset or group of financial assets is considered impaired if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (known as a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets and can be reliably estimated.

The criteria used by the Group to determine whether there is objective evidence of an impairment loss include: (i) issuer or debtor’s relevant financial difficulties; (ii) a breach of contract, such as a default or delay on payment of interest or the principal; (iii) the Group, due to economic or legal reasons relating to the financial difficulty of the borrower, assures the borrower a concession that the creditor would not consider; (iv) it is likely that the borrower will declare bankruptcy or other financial reorganization; (v) the disappearance of an active market for that financial asset due to the financial difficulties; (vi) observable data indicating a measurable reduction in estimated future cash flows from a financial asset portfolio since the initial recognition of the assets, even if the decrease cannot yet be identified with the individual financial assets in the portfolio, including: (a) national or local economic conditions correlating with adverse changes in the payment situation of the portfolio’s loan; and, (b) national or local economic conditions correlating with defaults on the portfolio’s assets.

If, in a subsequent period, the value of the impairment loss decreases and the decrease is objectively be related to an event occurring after the impairment is recognized (such as, an improvement in the debtor’s credit classification) the reversal of the previously recognized impairment loss will be recognized in the statement of income in the period that the event occurs.

(ii)	Financial liabilities

Initial recognition and measurement

Financial liabilities are classified in the following categories: fair value through profit or loss, including derivatives classified as effective hedge instrument, as the case may be or amortized cost. The Group classifies its financial liabilities upon initial recognition.

Financial liabilities are initially recognized at fair value, and in the case of loans and financings, include directly related transaction cost.

The Group’s financial liabilities are presented in Note 24.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Subsequent measurement

The measurement of financial liabilities depends on their classification, which can be as follows:

Financial liabilities at fair value through profit or loss

It includes financial liabilities usually traded before maturity, liabilities designated in the initial recognition at fair value by means of the result and derivatives, except for those designated as hedge instruments. Interest, monetary variation and foreign exchange variation and variations arising from measurement at fair value, when applicable, are recognized in statement of income when incurred.

Amortized cost

After initial recognition, loans and financing subject to interest are subsequently measured at amortized cost, using the effective interest rate method. Gains and losses are recognized in the income statement upon settlement of liabilities, as well as during the amortization process by the effective interest rate method.

Interest payments on loans and financing are classified as cash flows from financing activities.

Derecognition (write-off)

A financial liability is derecognized when the obligation under the liability is discharged, canceled or expired.

(iii)	Offset of financial instruments—net presentation

Assets and liabilities are presented net in the statement of financial position if, and only if, there is a current legal and enforceable right to offset the recognized amounts and if there are an intention of offsetting, or realizing the asset and settling the liability simultaneously.

(iv)	Fair value of financial instruments

The fair value of financial instruments actively traded in organized financial markets is determined based on quoted market prices at the close of business at the statement of financial position date, without deduction of transaction costs.

The fair value of financial instruments for which there is no active market is determined using valuation techniques. These techniques may include the use of recent market transactions (on an arm’s length basis); by reference to the current fair value of another similar instrument; discounted cash flow analysis or other valuation models.

An analysis of the fair value of financial instruments and more details on how they are calculated are provided in Note 24.

(v)	Derivative financial instruments and hedge accounting

Initial recognition and subsequent measurement

The Group uses derivative financial instruments, such as non-deliverable forwards, commodity forward contracts and interest rate swaps to provide protection against the risk of variation in the foreign exchange rates, prices of commodities and interest rates, respectively. The derivative financial instruments designated in hedging operations are initially recognized at fair value on the date on which the derivative is obtained, and are subsequently remeasured also at fair value. Derivatives are presented as assets when the fair value of the financial instrument is positive; and as liabilities when the fair value is negative.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Any gains or losses resulting from changes in the fair value of derivatives during the year are recognized directly in the statement of income, with the exception of the effective portion of the hedge designated as hedge accounting, which is recognized directly in equity in other comprehensive income.

For hedge accounting purposes, there are the following classifications:

•	fair value hedge, in providing protection against exposure to changes in the fair value of recognized asset or liability or of unrecognized firm commitment, or of identified part of such asset, liability or firm commitment, which is attributable to a particular risk and may affect the result;

•	cash flow hedge, in providing protection against the variation in the cash flows that is attributable to a particular risk associated with a recognized asset or liability or with a foreseen transaction that is highly likely and that might affect the result; or

•	hedge of a net investment in a foreign operating unit.

In the initial recognition of a hedge relationship, the Group formally classifies and documents the hedge relationship to which they wish to apply hedge accounting, as well the objective and the risk management strategy of company management to put the hedge into effect.

The documentation includes: (i) the identification of the hedge instrument, (ii) the hedged item or transaction, (iii) the nature of the risk to be hedged, (iv) the prospective demonstration of the efficacy of the hedge relationship and (v) the way in which the Group intends to assess the efficacy of the hedge instrument for purposes of offsetting the exposure to changes in the fair value of the hedged item or cash flows related to the hedged risk. As regards cash flow hedge, the nature of the high probability of occurrence of the foreseen transaction to be hedged, as well as the foreseen periods of transfer of the gains or losses resulting from the hedge instruments from equity to income, are also included in the documentation of the hedge relationship.

These hedges are expected to be highly effective to offset changes in the fair value or cash flows. They are permanently evaluated to verify whether they were indeed highly effective over the course of all the base periods for which they were intended.

In practice, Group’s main hedges that meet accounting hedge criteria are as follows:

Cash flow hedge

The effective portion of the gain or loss on the hedging instrument is initially recorded directly in equity in the other comprehensive income (loss), while any ineffective portion is recognized directly in the statement of income.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Amounts recognized in other comprehensive income are transferred to the income statement when the hedged transaction affects profit or loss, such as when the hedged income or interest expense is recognized, or when a forecast sale occurs. When the hedged item is the cost of a non-financial asset or liability, the amounts recognized in equity are transferred to the initial book value of the non-financial asset or liability.

If the forecast transaction or firm commitment is no longer expected to occur, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in comprehensive income (loss) remains deferred in equity within reserve for other comprehensive income (loss) until the forecast transaction or firm commitment affects profit or loss.

The types of financial instruments designated as hedge accounting are presented in Note 24.

Fair value hedge and fair value option of certain financial liabilities

As mentioned in Note 1.c, the Group designates certain debts, mainly, related to PPEs as liabilities measured at fair value through profit or loss, in order to eliminate, or significantly reduce, the mismatch in measurement that would otherwise result in the recognition of gains or losses on the loans and related derivatives on different bases. As a result, fluctuations of certain loans at fair value are recognized in Financial income, as Fair value of liability financial instruments, as part of Financial expenses.

d)	Inventories

Inventories are valued at the average cost of acquisition or production, not exceeding net realizable value. Costs of finished products and products in process include raw material, direct labor costs and other direct costs as well as respective direct production expenses (based on regular operating capacity) less loan costs. The net realizable value is the sales price estimated for the normal course of the businesses, less estimated completion execution costs and selling expenses.

The estimated losses for slow-moving or obsolete warehouse inventories are constituted when these inventories have not moved for a period of 2 years and are not considered strategic by the Management.

e)	Investments in associates and joint-ventures

Investments in companies over which the Group has significant influence or joint control are accounted for under the equity method. They are initially recognized at in the statement of financial position at cost, plus any changes after the acquisition of the ownership interest.

The statement of income reflects the share in the results from operations of associated companies and joint ventures based on the equity accounting method. When a change is directly recognized in the shareholders’ equity of the associated company or joint venture, the Group will recognize its share in the variations in the statement of changes in equity.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

After applying the equity accounting method, the Group determines whether it is necessary to recognize additional impairment on the investment. The Group determines, at each statement of financial position closing date, if there is objective evidence that investment in the associated company or joint venture suffered impairment loss. If so, the Group calculates the amount of impairment loss as the difference between the recoverable amount of the associated company or joint venture and the book value and recognizes the amount in the statement of income.

When there is loss of significant influence on the associated company or joint control of the joint venture, the Group recognizes the remainder investment at fair value.

Unrealized gains from transactions between the Group and its associated companies and joint ventures are eliminated to the extent of the Group’s interest. The accounting policies of the associated companies and joint ventures are changed when required in order to assure consistency with the policies adopted by the Group.

f)	Biological assets

Biological assets refer to standing sugarcane, that are measured at fair value, excluding the land on which they are located and the sugarcane roots, under the discounted cash flow method.

For standing sugarcane, the Group uses future cash flows in accordance with the productivity cycle projected for each harvest, taking into consideration the estimated useful life of each crop, the prices of total recoverable sugar, estimated productivities, estimated costs to be incurred with production, harvesting, loading and transportation per planted hectare.

Changes in fair values between periods are allocated to in Statement of Income under “Cost of products sold”.

g)	Property, plant and equipment

Property, plant and equipment items (sugarcane roots included) are stated at historical acquisition or construction cost less accumulated depreciation and impairment losses, when applicable.

The cost includes expenditures that are directly attributable to the acquisition of assets. The cost of assets built by the Company includes materials and direct labor, as well as any other costs attributable to bringing the assets to the location and condition requires for them to operate in the manner intended by Management, and loan costs on qualifying assets. Borrowing costs relating to funds raised for works in progress related the assets are capitalized until the projects are concluded.

RESA and its subsidiaries perform the main maintenance activities scheduled for their mills on an annual basis. This usually occurs between the months from January to March, with the objective of inspecting and replacing components.

The main annual maintenance costs include costs of labor, materials, outsourced services and overhead allocated during the off-season period. These costs are classified as frequent replacement parts and components, in property, plant and equipment, and are fully amortized in the following crop season.

The cost of an equipment item that must be replaced on an annual basis is accounted for as a component of the equipment costs and depreciated over the following crop. The costs of normal periodic maintenance are accounted for in expenses when incurred as the replaced components do not improve the production capacity of the asset or introduce refinements in the equipment.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

In RCSA, estimated costs to be incurred with removal of fuel storage tanks are estimated and recorded as part of the cost of property, plant and equipment, with a corresponding entry to the provision that supports such costs in current and non-current liabilities, depending on the estimated obligation term.

Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of any renewal to increase useful life should be activated and included in the asset’s book value, if it is probable that future economic benefits following the renewal will exceed the performance standard initially assessed for the existing asset and that such benefits will accrue to the Group. The main refurbishments are depreciated over remaining useful lives of related assets.

Gains and losses from divestitures are determined by the comparison of results with the book value and are recognized in the statement of income under “Other operating income, net”.

Lands are not depreciated. On March 31, 2017, 2016 and April 1, 2015 depreciation was calculated based on estimated useful life for each asset. The annual weighted average depreciation rates are as follows:

Class of fixed assets	2017	2016	April 1, 2015
Buildings and improvements	2%	2%	3%
Machinery, equipment and facilities	5%	5%	5%
Aircrafts and vehicles	8%	8%	7%
Furniture and fixtures and IT equipment	14%	13%	15%
Sugarcane roots	20%	20%	20%
Other	5%	10%	10%

Residual values and useful lives are reviewed and adjusted, if necessary, at the end of each year.

h)	Leases

Whether a contract is, or contains, a lease is determined based on the substance of the contract at the inception date.

Under finance lease contracts where substantially all risks and rewards are transferred to the Group, incidental to ownership of the leased asset, they are capitalized at the inception of the lease at the fair value of the leased property, or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the statement of income. A leased asset is depreciated during its useful life.

Operating lease agreements are recognized as operating expenses in the statement of income on a straight-line basis over the term of the lease.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

i)	Intangible assets

i)	Goodwill

Goodwill is represented by the positive difference between the paid amount for the acquisition of a business and the net fair value of assets and liabilities of the acquired company.

Goodwill is measured at cost, less impairment losses, when applicable, and the impairment test is carried out at least every year. For impairment testing purposes, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating units of the Group that are expected to benefit from the business combination, regardless of other assets or liabilities of the acquiree being allocated to those units.

ii)	Intangible assets with defined useful lives

Intangible assets with defined useful lives are carried at cost, less accumulated amortization and accumulated impairment losses, when applicable.

On March 31, 2017, 2016 and 2015 the annual weighted average amortization rates are as follows:

Class of intangible assets	Average rates
Software license	20%
Brands	10%
Agricultural partnership agreements	9%
Sugarcane supply agreements	10%
Contractual relationships with clients (a)	4%
Exclusive supply rights (b)	12%
Public concession rights of use	20%
Technology	10%
Other	29%

(a)	Contractual relationships with clients

Contractual relationships with clients acquired in a business combination are recognized at fair value on the acquisition date. Contractual relationships with clients have a finite useful life and are recorded at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected useful life of the client relationship.

(b)	Exclusive supply rights

This is equal to bonuses granted to clients (Note 13) and depends on terms and future performance, in particular of the volumes as provided in supply agreements. Inasmuch as contractual conditions are met, bonuses are amortized and recognized in the statement of income, as Taxes, deductions and rebates on sales (Note 20).

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

l)	Impairment of non-financial assets:

The Group assesses every year whether there are indicators of an asset’s loss of value. In the event such indicators are identified, the Group estimates the asset’s recoverable amount. The recoverable value of an asset is the greater among: (a) fair value less costs that would be incurred to sell it, and (b) its value in use. When required, value in use is usually determined based on the discounted cash flow (before taxes) from the continued use of the asset until the end of its useful life.

Regardless of the existence of impairment indicators, goodwill and intangible assets with an indefinite useful life, if any, are tested for impairment at least once a year.

When the book value of an asset exceeds its recoverable value, the loss is recognized as an operating expense in the statement of income.

m)	Provisions

Provisions are recognized when: (i) the Group has a present legal or constructive obligation as a result of past events; (ii) it is likely that an outflow of funds will be required to settle the obligation; and (iii) the amount can be reliably estimated.

n)	Employee benefits

The Group has a defined contribution and partial defined benefit plan, in which maintains a private pension plan for all employees.

The Group recognizes a liability based on a methodology that considers a number of factors determined by actuarial estimates, which employ assumptions for defining pension plan costs or income.

Actuarial gains and losses arising from adjustments and changes in actuarial assumptions are stated directly in equity as other comprehensive income, when they occur.

Past costs of services are immediately recognized in the statement of income.

The Group recognizes an estimated liability when it is contractually compelled or when there is a past practice that created a constructive obligation.

o)	Income and social contribution taxes

Income (expenses) tax and social contribution expenses of the year include current and deferred taxes. Income taxes are recognized in the statement of income, except to the extent they are related to items directly recognized in equity or comprehensive income, when applicable. In that case, the tax is also recorded in equity or comprehensive income.

The current and deferred income tax and social contribution charge is calculated based on enacted, or substantially enacted, tax acts, at the statement of financial position date of countries in which the Group’s entities operate and generate taxable income. Management periodically evaluates the positions taken by the Group in the calculations of income tax with respect to situations in which applicable tax regulation is subject to interpretations and establishes provisions when appropriate, on the basis of amounts expected to be paid to the tax authorities.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Income tax is computed on taxable income at the rate of 15%, plus 10% surtax for income exceeding R$ 240 in the 12-month period, whereas social contribution is computed at the rate of 9% on taxable income, recognized on the accrual basis. That is, on a compound basis, the Group is subject to a theoretical tax rate equivalent to 34%.

Deferred income tax and social contribution in connection with tax losses, social contribution negative base and temporary differences are shown as net in the statement of financial position when there is a legal right and an intention to offset these on calculation current taxes related with the same legal entity and the same tax authority. Accordingly, deferred tax assets and liabilities in different entities or countries are in general presented separately, and not at net value. Deferred taxes are calculated based on the tax rates in force when they are realized or reviewed annually.

Tax assets are only recognized to the extent that it is probable that future taxable income will be available against which these temporary differences can be offset.

Prepayments or current amounts that can be offset are presented in current and non-current assets, in accordance with their expected realization.

p)	Capital and remuneration to shareholders

The capital is comprised of common and preferred shares. Incremental expenses attributed directly to share issued, if any, are shown as a deduction from equity, as an additional capital contribution, net of tax effects.

In the parent companies RESA and RCSA, the only existing class A preferred share as well as each common share, is entitled to one vote on resolutions by each company’s shareholders’ meetings, as well as R$ 0.01 (one centavo) fixed annual dividends. Such voting rights are restricted to subsidiaries and not to the Group.

Class B and C preferred shares issued by RESA and RCSA, respectively, have no voting rights and are intended to refund assets, mainly represented by tax benefits contributed by shareholders Cosan and Shell respectively, as these benefit the Group.

Class D preferred shares have no voting rights and are entitled to a fixed annual dividend in RESA as well as in RCSA, to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RESA and RCSA company by-laws and in legislation in force.

Class E preferred shares issued by RESA and RCSA have voting rights and are entitled to a fixed annual dividend to shareholder Shell. Shareholder compensation will take place in the form of dividends and/or interest on own capital, based on the limitations defined in RCSA company by-laws and in legislation in force.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

q)	Business combinations

Business combinations are accounted for according to the acquisition method and assets liabilities and contingent liabilities identifiable of the company or acquired business are measured at fair value for the purposes of calculation and recognition of the goodwill arising on the transaction in accordance with effective accounting standards. Goodwill represents the surplus of acquisition cost in view of the Group’s interest in fair value, net of identifiable assets, liabilities and contingent liabilities in the company acquired. If consideration is lower than fair value of assets, liabilities and contingent liabilities acquired, the difference must be recognized in statement of income.

r)	Environmental issues

The Group reduces risks in connection with environmental issues by means of operating procedures and controls and investments in equipment and pollution control systems. The Group recognizes a provision for losses with environmental expenditures inasmuch as it is necessary to undertake remedial actions for the damages caused.

2.4.	Restatement of corresponding values

(a)	Amendments to IAS 16—Property and equipment and IAS 41—Agriculture

RESA adopted amendments to IAS 16—Property and equipment and IAS 41—Agriculture standards as of April 1, 2016. With such changes, bearer biological assets, in case of RESA, sugarcane roots are out of IAS 41 scope and must be accounted for in accordance with IAS 16, that is, cost less accumulated depletion and possible impairment loss. Consumable biological asset, in case of RESA, such as sugar cane, is measured at fair value and continues in the scope of IAS 41.

The transition date of said changes in standards was April 1, 2014, the beginning of the earliest comparative period of the financial statements, since the Group discloses three years of results in its annual financial statements filed in the Security Exchange Commission (“SEC”) due to Rule 3-09 applicable to Cosan. RESA decided to adopt the deemed cost to fixed assets on the transition date.

(b)	Correction of immaterial error—IAS 7

In 2017, the Group identified that some investments made through its exclusive investments funds in Financial Treasury Bills (LFT’s), maturing in more than 90 days, were mistakenly classified as Cash and cash equivalents in its financial statements, since 2015. Accordingly, these amounts had to be reclassified to Securities. This was corrected by restating all the amounts in financial statements affected in prior years.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Impacts on the financial statements

The impacts on the Group’s statement of financial position on March 31, 2016 and April 1, 2015, and in the statement of income and cash flows for the years ended March 31, 2016 and 2015, are as follow:

•	Statement of Financial position

	March 31, 2016				April 1, 2015
	As previously disclosed	Impacts		Restated	As previously disclosed	Impacts		Restated
Assets
Cash and cash equivalents (Note 3)	4,372,631	(104,905	)(b)	4,267,726	4,028,230	(502,606	)(b)	3,525,624
Securities (Note 4)	—	104,905	(b)	104,905	—	502,606	(b)	502,606
Biological assets (Note 8)	—	973,373	(a)	973,373	—	595,200	(a)	595,200
Other	6,917,128	—		6,917,128	5,117,433	—		5,117,433

Current assets	11,289,759	973,373		12,263,132	9,145,663	595,200		9,740,863

Deferred income and social contribution tax (Note 16)	233,018	89,023	(a)	322,041	326,178	(177	)(a)	326,001
Biological assets	2,463,488	(2,463,488	)(a)	—	1,959,859	(1,959,859	)(a)	—
Property, plant and equipment	9,411,748	1,228,284	(a)	10,640,032	9,496,877	1,365,181	(a)	10,862,058
Other	8,546,250	(1)		8,546,249	8,065,546	—		8,065,546

Non-current assets	20,654,504	(1,146,182)		19,508,322	19,848,460	(594,855)		19,253,605

Total assets	31,944,263	(172,809)		31,771,454	28,994,123	345		28,994,468

	March 31, 2016				April 1, 2015
	As previously disclosed	Impacts		Restated	As previously disclosed	Impacts		Restated
Liabilities
Deferred income and social contribution tax (Note 16)	232,976	—		232,976	275,400	—		275,400
Other	20,386,401	—		20,386,401	17,338,799	—		17,338,799

Total liabilities	20,619,377	—		20,619,377	17,614,199	—		17,614,199

Equity
Income reserves	1,760,620	(172,809	)(a)	1,587,811	1,282,926	345	(a)	1,283,271
Other	9,564,266	—		9,564,266	10,096,998	—		10,096,998

Total equity	11,324,886	(172,809)		11,152,077	11,379,924	345		11,380,269

Total liabilities and equity	31,944,263	(172,809)		31,771,454	28,994,123	345		28,994,468

•	Statements of income

	March 31, 2016				March 31, 2015
	As previously disclosed	Impacts		Restated	As previously disclosed	Impacts		Restated
Net operating income	74,109,187	—		74,109,187	65,092,729	—		65,092,729
Costs of products sold and services provided	(67,815,344)	(262,355	)(a)	(68,077,699)	(60,487,102)	(358	)(a)	(60,487,460)

Gross income	6,293,843	(262,355)		6,031,488	4,605,627	(358)		4,605,269

Operating expenses	(2,406,386)	—		(2,406,386)	(2,095,770)	—		(2,095,770)

Financial income (loss)	(439,576)	—		(439,576)	(825,153)	—		(825,153)

Income before income and social contribution taxes	3,447,881	(262,355)		3,185,526	1,684,704	(358)		1,684,346

Income and social contribution taxes	(1,069,914)	89,201	(a)	(980,713)	(333,132)	122	(a)	(333,010)

Net income for the year	2,377,967	(173,154)		2,204,813	1,351,572	(236)		1,351,336

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

The impacts on the statements of comprehensive income and changes in shareholders’ equity are limited to the net effect of aforementioned income (loss) for the year.

•	Statements of cash flows

	March 31, 2016				March 31, 2015
	As previously disclosed	Impacts		Restated	As previously disclosed	Impacts		Restated
Net cash generated in operation activities	4,856,220	—		4,856,220	5,072,562	—		5,072,562

Cash flow from investment activities
Investment in securities, net	—	397,701	(b)	397,701	—	(257,511	)(b)	(257,511)
Other	(2,315,088)	—		(2,315,088)	(2,975,606)	—		(2,975,606)

Net cash used in investment activities	(2,315,088)	397,701		(1,917,387)	(2,975,606)	(257,511)		(3,233,117)

Net cash used in financing activities	(2,193,580)			(2,193,580)	(406,347)	—		(406,347)

Increase in cash and cash equivalents, net	347,552	397,701		745,253	1,690,609	(257,511)		1,433,098
Cash and cash equivalents at the beginning of the year	4,028,230	(502,606	)(b)	3,525,624	2,337,621	(245,095	)(b)	2,092,526
Effect of exchange variation on cash and cash equivalents	(3,151)	—		(3,151)	—	—		—

Cash and cash equivalents at the end of the year (Note 3)	4,372,631	(104,905)		4,267,726	4,028,230	(502,606)		3,525,624

2.5.	New IFRS and IFRIC Interpretations (IASB Financial Reporting Interpretations Committee) applicable to financial information

The following new standards and interpretations were issued by the IASB but are not yet effective for the year ended March 31, 2017.

IFRS 9 Financial Instruments

IFRS 9 includes new models for the classification and measurement of financial instruments and measurement of expected credit losses for financial and contractual assets, and new requirements on hedge accounting.

IFRS 9 becomes effective for annual periods starting on or after January 1, 2018 (in the case of the Group, as from April 1, 2018) and replaces guidelines of IAS 39—Financial Instruments: Recognition and measurement.

Raízen Group

Management notes to combined consolidated interim financial information on March 31

In thousands of Reais - R$, unless otherwise indicated

The effective impact of the adoption of IFRS 9 on the Group’s financial statements for 2018/19 crop cannot be estimated with confidence, as it will depend on the financial instruments held by the Group and the economic conditions in such years, as well as accounting decisions and judgment calls that the Group will make in the future. The new standard will require the Group to review its accounting procedures and internal controls related to the classification and measurement of financial instruments, and these changes are not yet concluded. However, the Group conducted a preliminary assessment of the potential impact of adopting IFRS 9 based on its position at March 31, 2017, and the hedge relationships in 2017/18 crop in the scope of IAS 39. Outcome of this evaluation is indicated in items below.

The Group will adopt IFRS 9 in its financial statements for year ending March 31, 2019 and is evaluating the possibility of using the prospective or retrospective approach, as is also evaluating if any practical expedient will be applicable to its operations and whether these will be used upon its adoption.

(i)	Classification—Financial assets

IFRS 9 contains a new approach to financial asset classification and measurement that reflects the business model in which the assets are managed and their cash flow characteristics.

IFRS 9 contains three main classification categories for financial assets: measured at amortized cost, at fair value through other comprehensive income (FVTOCI) and at fair value through profit or loss (FVTPL). The standard eliminates the categories existing in IAS 39 of held-to-maturity, loans and receivables, and available for sale.

Based on its preliminary assessment, the Group does not consider that the new classification requirements, if applied at March 31, 2017, would have a significant impact on the accounting of interest earning bank deposits, restricted cash, trade notes receivable from clients, derivative financial instruments, related parties and other financial assets.

On March 31, 2017, the Group had no equity investments classified as available for sale. Upon adoption of IFRS 9, in case the Group has assets that may be classified as such, the Group may then decide to classify them as FVTOCI or FVTPL.

(ii)	Impairment—Financial and contractual assets

IFRS 9 replaces the “incurred losses” model of IAS 39 with a prospective “expected credit losses” model. This will require a relevant judgment as to how changes in economic factors affect the expected credit losses, which will be determined based on weighted probabilities.

The new model of expected losses will be applied to financial assets measured at amortized cost or FVTOCI, with the exception of investments in equity instruments and contractual assets.

According to IFRS 9, the provisions for expected losses will be measured on one of the following bases:

•	Expected credit losses for 12 months, i.e., credit losses that result from potential default events within 12 months after the reporting date; and

•	Lifetime expected credit losses, i.e., credit losses that result from all possible default events over the expected life of a financial instrument.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

The measurement of lifetime expected credit losses applies if the credit risk of a financial asset at the reporting date has increased significantly since its initial recognition, and the 12-months credit loss measurement applies if the risk has not increased significantly since its initial recognition. An entity may determine that the credit risk of a financial asset has not increased significantly if the asset has low credit risk on the reporting date. However, the measurement of lifetime expected credit losses always applies to trade accounts receivable and contractual assets without a significant financing component; an entity may opt to apply this policy also to trade accounts receivable and contractual assets with a significant financing component.

The Group believes that impairment losses tend to increase and become more volatile for assets in IFRS 9 model, in case the economic environment in which the Group’s clients operate does not recover or remain at levels below Investment Grade.

The Group has not yet concluded the methodology for impairment that it will apply under IFRS 9, therefore, no quantitative estimate was determined.

(iii)	Classification—Financial liabilities

IFRS 9 retains a large part of the requirements of IAS 39 for the classification of financial liabilities.

However, according to IAS 39, all changes in fair value of the liabilities designated as FVTPL are recognized in statement of income, whereas, according to IFRS 9, these changes in fair value are generally reported as follows:

•	the amount of the change in fair value that is attributable to changes in the credit risk of the financial liability is presented in OCI; and

•	the remaining amount of the change in fair value is presented in income (loss).

As of March 31, 2017, the Group designated certain financing transactions at FVTPL to avoid an accounting mismatch with related derivative financial instruments. In the Group’s preliminary evaluation, we understand that impacts from Group’s own credit risk tend to be immaterial as the Group´s credit risk does not significantly change over time Accordingly, currently, no relevant impacts are expected in OCI, which, according to IAS 39, would have been recognized in income (loss).

(iv)	Hedge accounting

In the initial application of IFRS 9, the Group may choose, as an accounting policy, to continue to apply the hedge accounting requirements of IAS 39 instead of the new requirements of IFRS 9. The Group’s current plan is to opt to apply the requirements of IFRS 9.

IFRS 9 will require the Group to assure that hedge accounting relationships are aligned with the Group’s risk management objectives and strategies, and that the Group applies a more qualitative and forward-looking approach to assessing the effectiveness of the hedge. IFRS 9 also introduces new requirements for rebalancing hedging relationships and prohibits the voluntary discontinuation of hedge accounting. According to the new model, it is likely that more risk management strategies, particularly those of a hedge of a risk component (other than foreign currency risk) of a non-financial item, may qualify for hedge accounting. Currently, the Group does not hedge such risk components.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

The Group uses forward foreign exchange contracts to hedge the variability of cash flows arising from changes in foreign exchange rates relating to loans, receivables, sales and purchases of inventories in foreign currency.

The Group is making a preliminary analysis of the main impacts of IFRS 9 on hedging transactions and, now, we are aware that possible new designations may be made, mainly those that are in compliance with our risk management policies and that did not qualify for hedging relations due to the minimum effectiveness ranges established by IAS 39and removed from IFRS 9.

(v)	Disclosures

IFRS 9 will require extensive new disclosures, specifically regarding hedge accounting, credit risk and expected credit losses. The Group is making a preliminary evaluation and will be prepared to meet new IFRS 9 requirements upon its adoption.

IFRS 15—Income from Contracts with Clients

IFRS 15 introduces a comprehensive framework for determining whether and when income is recognized. IFRS 15 will become effective for annual periods starting on or after January 1, 2018 (in case of Raízen, beginning as of April 1, 2018) and will replace current guidelines for recognition of revenue in IAS 18– Revenues, IAS 11 – Construction Contracts and IFRIC 13 – Client Loyalty Programs.

The Group will adopt IFRS 15 in its financial statements for year ending March 31, 2019 and is evaluating if it will use the prospective or retrospective approach, as well as if some practical expedients will be applicable to its operations and if they will be used upon adoption.

The Group concluded an initial evaluation of possible impact of IFRS 15 adoption on its financial statements, as follows:

(i)	Sale of products

For oil and ethanol sales, income is currently recognized when the goods are delivered to the client’s location or picked-up by them in the Group’s distribution center, which is considered the time when the client accepts the goods and the risks and benefits related to ownership are transferred. Income is recognized at this time, provided that income and costs can be measured reliably, receipt of consideration is probable, and there is no continuous involvement of Management with the products.

According to IFRS 15, income must be recognized when the client obtains control of the products. Accordingly, relevant changes in measurement and recognition of income are not expected with the adoption of the mentioned new accounting rule.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

(ii)	Sale of electricity

The income from the sale of the electric power is currently recorded based on the energy available in the network and the tariffs specified in the supply agreement, or the current market price, according to each case. The electric power produced and sold through auctions is initially recognized as prepaid income, and is only recognized in the statement of income for the year when it is available to be used by the clients.

In accordance with IFRS 15, relevant changes in measurement and recognition of income from sale of electric power are not expected, since, currently, revenues are already recognized when clients obtain control over electric power made available in electric network.

(iii)	Returns from clients

After the client formally confirms receipt of products, quality of products is measured and accepted, there are no negotiations that would allow the client to return these products. So, currently, there is no recognition of returns that may be made by clients in the future.

(iv)	Loyalty program

At the moment, the Group does not have a client loyalty program that could be part of IFRS 15 scope.

IFRS 16 Leases

IFRS 16 introduces a single model for accounting of leases in the financial position for lessees. A lessee recognizes an asset of right of use which represents its right to use the leased asset and a lease liability which represents its obligation to make lease payments. Optional exemptions are available for short-term leases and low value items. The lessor’s accounting remains similar to the current standard, that is, lessors continue to classify leases as financial or operating.

IFRS 16 replaces the existing lease standards, including the IAS 17 Leases (IFRIC 4, SIC 15 and SIC 27).

The standard will become effective for annual periods starting on or after January 1, 2019 (in the case of the Group, as from April 1, 2019).

The Group started an initial evaluation of possible impacts on its financial statements. Up to now, the most significant impact identified is that the Group will recognize new assets and liabilities for its fuels distribution bases, lands, warehouse and vehicle operating leases. In addition, nature of expenses related to these leases will be changed, as IFRS 16 replaces linear operating lease expenses with a depreciation charge for the right of use and interest expense on lease liabilities. The Group has not decided if it will use optional exemptions.

There are no IFRS or IFRIC interpretations other than the aforementioned, that are not yet effective and that are expected to have a significant impact on the Company.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

3.	Cash and cash equivalents

		2016	April 1, 2015
	2017	(restated)	(restated)
Funds in banks and in cash	503,252	777,931	355,367
Values awaiting foreign exchange closure (1)	171,873	84,599	2,062
Interest earning bank deposits:
Bank deposit certificate (CDB) and commitments (2)	2,525,894	3,225,055	3,006,936
Time deposit and foreign government bonds (3)	—	177,951	159,684
Other investments	579	2,190	1,575

	2,526,473	3,405,196	3,168,195

	3,201,598	4,267,726	3,525,624

Domestic (domestic currency)	2,719,541	3,422,615	3,116,196
Abroad (foreign currency) (Note 24.d)	482,057	845,111	409,428

	3,201,598	4,267,726	3,525,624

(1)	Refer basically to receiving foreign currency funds from overseas clients, for which obtaining foreign exchange from financial institutions that was not yet concluded until the statement of financial position date, and also refer to foreign funds intended to settle debts related to export performance. There is no restriction to immediate use of these amounts.
(2)	Refer to fixed income investments such as CDBs (Bank Certificates of Deposits) and Repurchase Agreements in first-class financial institutions. As of March 31, 2017, weighted average yield on certificates of fixed-income interest earning bank deposit was equivalent to 100.9% of the CDI (100.5% in 2016 and 101.5% in 2015).
(3)	Refer to interbank deposits in the overseas market. Are subject to fixed terms and are not negotiable to maturity. They are carried out with prime institutions, with an average term of 10 days. As of March 31, 2017, the average yield on time deposit investments prefixed rate in US$ of 0.43% (0.43% in 2016 and 0.15% in 2015).

4.	Securities

		2016	April 1, 2015
	2017	(restated)	(restated)
Financial Treasury Bills (“LFT”)	753,804	104,905	502,606

	753,804	104,905	502,606

(1)	Refers to investments made through Investment Funds which have original maturity over 90 days. As of March 31, 2017, the average remuneration on LFT was equivalent to approximately 100% of SELIC, including the receipt of interest in the amounts of R$ 56,241 (R$ 21,026 in 2016 and R$ 24,678 in 2015).

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

5.	Restricted cash

	2017	2016
Financial investments linked to debts (1)	63,093	62,302
Investments related to derivative instruments (2) (Note 24.g)	77,582	136,116
Margin on derivative operations (3) (Note 24.g)	184,562	676,187

	325,237	874,605

Domestic (domestic currency)	140,675	203,391
Abroad (foreign currency) (Note 24.d)	184,562	671,214

	325,237	874,605

(1)	Correspond to LFTs with prime banks, held by virtue of BNDES debts and with redemption subject to payment of certain portions of the mentioned financing. As of March 31, 2017 and 2016, such investments had an average remuneration of 100.1% of CDI.
(2)	Refer to investments such as CDBs and foreign government bonds with first-class financial institutions, employed in transactions with derivative financial instruments. As of March 31, 2017, average yield from investments related corresponded to 101.2% of CDI and 0.32% per annum (101.0% of CDI and 0.21% per annum in 2016), respectively.
(3)	Margin deposits in derivative operations refer to margin requirements by counterparts in transactions with derivative instruments, and are exposed to US dollar exchange fluctuations (Note 24.g).

6.	Trade accounts receivable

	2017	2016
Domestic	1,866,064	1,724,696
Abroad (Note 24.d)	141,679	119,822
Funding to clients (i)	548,974	420,434
Allowance for doubtful accounts	(210,445)	(200,585)

	2,346,272	2,064,367
Current	(1,902,542)	(1,758,781)

Non-current	443,730	305,586

(i)	Funding to clients substantially consists of the payment in installments of outstanding debts and sales of properties, as well as financing agreements backed by security interest, pledges and endorsements whose main purpose is the setup or modernization of gas stations. Finance charges and repayment deadlines are agreed by contract and set according to a business assessment of each negotiation.

The Group did not pledge any trade receivable to secure financial transactions.

The maximum exposure to credit risk on the statement of financial position date is the book value of each of the types of accounts receivable mentioned above.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

The aging schedule of trade and other receivables and funding to clients is as follows:

	2017	2016
Falling due	2,050,149	1,828,791
Overdue—in days
Up to 30	126,525	53,217
From 31 to 90	23,983	70,851
From 91 to 180	37,065	69,136
Above 180	318,995	242,957

	2,556,717	2,264,952

For long overdue trade and other receivables which have no allowance recognized, the Group has real guarantees as mortgage and credit letters.

The estimated loss in allowance for doubtful accounts was based on credit risk analysis, which contemplates loss history, individual situation of clients, situation of the corporate group to which they belong, real guarantees for debts and the assessment of the legal advisors. Allowance for doubtful accounts is considered sufficient by Management to cover possible losses on amounts receivable; changes during the years are as follows:

March 31, 2014	(174,649)
Estimated loss	(36,764)
Write-offs and reversals	31,497

March 31, 2015	(179,916)

Estimated loss	(59,713)
Write-offs and reversals	38,828
Foreign exchange variation	216

March 31, 2016	(200,585)

Estimated loss	(28,181)
Write-offs and reversals	17,925
Foreign exchange variation	396

March 31, 2017	(210,445)

As at March 31, 2017, the Group had the amount of R$ 203,363 (R$ 105,912 in 2016) recorded in current liabilities, in the line item Advances from clients, which substantially refer to the receipts from foreign customers for acquisition of sugar.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

7.	Inventories

	2017	2016
Finished goods:
Ethanol	435,473	387,591
Sugar	204,923	40,460
Diesel	696,921	436,649
Gasoline	750,551	500,198
Jet fuel (Jet A-1)	68,485	62,469
Other fuels	10,353	9,597
Storeroom and others	195,343	258,501
Estimated loss for net realizable value and obsolescence (1)	(78,959)	(18,134)

	2,283,090	1,677,331

The changes in the estimated loss for net realizable value and obsolescence is as follows and was recognized in the statement of income under the Cost of products sold and services rendered:

March 31, 2014	(10,177)

Estimated loss	(10,222)
Write-offs and reversals	4,432

March 31, 2015	(15,967)

Estimated loss	(11,498)
Write-offs and reversals	9,331

March 31, 2016	(18,134)

Estimated loss (1)	(73,490)
Write-offs and reversals	12,665

March 31, 2017	(78,959)

(1)	On March 31, 2017, amount recorded as estimated losses refer mainly to impairment losses with RESA’s ethanol inventories.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

8.	Biological assets

The Group’s biological assets correspond to the agricultural products under development (standing sugarcane) produced in sugarcane plantations, which will be used as raw material for the production of sugar, ethanol and bioenergy at the time of harvest. Fair value is evaluated using the discounted cash flow method. Valuation model considers present value of cash flows to be generated, including two-year projections, that is, for 2017/18 and 2018/19 crops depending on which crop sugarcane is expected to be harvested.

Planted areas refer only to sugarcane plantations, and do not consider planted land and the sugarcane roots. The following assumptions were used in the determination of the fair value:

	2017	2016	2015
Estimated harvest area (hectares)	415,095	427,768	412,738
Productivity expected (tons of sugar-cane per hectare)	77.06	80.04	75.3
Amount of ATR (kg/ton)	132.30	130.12	132.6
Average ATR price per Kg projected (R$/Kg)	0.70	0.63	0.52

Cash flows were discounted at 6.08% (7.48% in 2016 and 7.73% in 2015) which is the WACC (Weighted Average Capital Cost) of the Group.

The Group periodically reviews assumptions used to calculate biological assets, adjusting it in case there are significant variations in relation to those previously projected. In the year ended March 31, 2017, the need to review the assumptions was identified, chiefly due to growing ATR (weighted average of all cash flows of R$ 0.63/kg on March 31, 2016 to R$ 0.70/kg on December 31, 2016, was maintained in the same level as of March 31, 2017), pursuant to sugar price and US dollar market expectations.

Changes in biological assets (sugar cane) are detailed below:

		2016	April 1, 2015
	2017	(restated)	(restated)
Balance at the beginning of the year	973,373	595,200	610,104

Additions of cultural treatments (1)	545,134	515,437	541,530
Absorption of harvested sugar-cane costs	(547,109)	(515,289)	(524,737)
Change in fair value	652,984	336,035	(29,203)
Realization of fair value	(348,061)	39,093	(2,494)
Transfers and restatements	—	2,897	—

Balance at the end of the year	1,276,321	973,373	595,200

(1)	Those expenses include the amounts of R$ 14,925 (R$ 20,980 in 2016 and R$ 17,481 in 2015), arising from the depreciation of agricultural assets which make up the cost of biological assets.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

Fair value estimate could increase (decrease) if:

•	Estimated ATR price were higher (lower);

•	Estimated productivity (tons per hectare and ATR quantity) were higher (lower); and,

•	Discount rate were lower (higher)

The Company’s sugarcane operations are exposed to variations from climate changes, pests and diseases, forest fires and other forces of nature.

Weather conditions may historically cause fluctuations in the sugar and alcohol industry and therefore in the Group operating income because they affect crops by means of increasing or reducing harvests. Moreover, Group’s businesses are subject to seasonal fluctuations determined by the sugar cane growth cycle in Brazil’s Center-Southern region.

Sugarcane usually starts to be harvested in Brazil’s Center-Southern region between April and May every year and harvesting ends in November and December. This causes fluctuations in inventories, which are usually higher in November and December to cover off season sales (from December to April) and in gross profit, which is likely to be lower in the last quarter of the fiscal year (from October to December).

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

9.	Other financial assets

	2017	2016
Credits from indemnity suits (1)	496,779	828,250
National Treasury Certificates (CTN) (2)	737,088	627,219
Other	1	1

	1,233,868	1,455,470
Current	(11,048)	(10,028)

Non-current	1,222,820	1,445,442

(1)	Receivables from legal disputes on which a final judgment favorable to RESA was obtained in February 2007, December 2013 and 2015, which are not part of the net assets contributed by Cosan to set up the Group. Therefore, RESA recognized a liability in the same amount, classified as current and non-current in the related parties account, given that RESA has the obligation to reimburse those receivables to Cosan when they are actually collected. These credits yield IPCA-E (Special Amplified Consumer Price Index) and Selic rate variation plus annual interest of 6%.

As of December 28, 2016, by an indenture for assignment of receivables, RESA sold to third parties the credits from indemnity suits of Açucareira Corona S.A., for the amount of R$ 233,570. The negotiated amount was received on January 6, 2017, and remitted on, on the same date, to the shareholder Cosan. Such transactions neither did nor will produce impact on RESA’s statement of income.

(2)	Brazilian Treasury Certificates are government bonds issued by the Brazilian Treasury within the Special Agriculture Industry Securitization Program—PESA, with a 20-year original maturity (falling due between 2018 and 2025) and which pledged to secure its related financing transaction called PESA. These bonds bear annual compound interest of 12%, plus the IGP-M (General Market Price Index). Their value on maturity date will match the principal of the debt due under PESA and may be used for settlement.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

10.	Related parties

(a)	Summary of related party balances

	2017	2016
Assets
Framework agreement (1)
Shell Brazil Holding B.V.	702,123	508,345
Cosan S.A. Indústria e Comércio	502,167	324,718
Shell Brasil Petróleo Ltda.	43,500	39,984
Other	7,117	9,083

	1,254,907	882,130
Commercial operations (2)
Group Rumo / ALL	121,594	114,559
Nova América Agrícola Caarapó Ltda.	103,036	75,334
Shell Aviation Limited (Note 24.d)	72,874	66,576
Philippinas Shell Petroleum Corp. (Note 24.d)	4,241	5,958
Cosan S.A. Indústria e Comércio	3,953	7,542
Agroterenas S.A.	49,883	27,662
Other	30,581	20,232

	386,162	317,863
Paid-up capital
Sapore S.A.	5,096	5,000
Logum Logística S.A.	1,714	—

	6,810	5,000

	1,647,879	1,204,993

Current assets	(539,328)	(491,358)

Non-current assets	1,108,551	713,635

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

	2017	2016
Liabilities
Framework agreement (1)
Cosan S.A. Indústria e Comércio	793,283	1,059,048
Shell Brasil Petróleo Ltda.	81,992	71,749
Shell Brazil Holding B.V.	53,907	48,357
Other	1,192	233

	930,374	1,179,387
Financial operations
Cosan S.A. Indústria e Comércio	2,301	9,672
Shell Finance (Netherlands) B.V. (Note 24.d)	3,021	—
Sapore S.A.	69	22

	5,391	9,694
Commercial operations (2)
Shell Trading US Company	—	179,987
Nova América Agrícola Caarapó Ltda.	19,299	17,963
Nova América Agrícola Ltda.	9,788	26,077
Group Rumo / ALL	11,798	20,407
Agroterenas S.A.	17,568	42,923
Shell Aviation Limited (Note 24.d)	1,630	1,341
Shell International Petroleum Company (Note 24.d)	16	—
Shell Downstream Service Internacional B.V. (Note 24.d)	1,002	—
Shell Finance (Netherlands) B.V. (Note 24.d)	—	1,938
Other	42,035	36,867

	103,136	327,503
Preferred shares (3)
Shell Brazil Holding B.V.	401,193	494,430
Cosan S.A. Indústria e Comércio (Note 19.a.1)	60,009	89,762

	461,202	584,192
Corporate restructuring (4)
Logum logística S.A. (Note 11.b.i)	61,457	—
Uniduto Logística S.A. (Note 11.b.i)	14,281	—
CTC—Centro de Tecnologia Canavieira (Note 11.b.i)	—	609

	75,738	609

	1,575,841	2,101,385

Current liabilities	(743,018)	(860,980)

Non-current liabilities	832,823	1,240,405

•

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	Framework agreement

On March 31, 2017 and 2016, the amounts stated in assets and liabilities refer to refundable values chargeable to shareholders, existing prior to the creation of Raízen, when actually realized or settled. Main changes occurred during the year were:

(i)	In September 2016, RCSA recorded the recoverable balance of Shell Brazil Holding B.V. (“SBHBV”), in the amount updated of R$ 207,687, related to ICMS claims, the liability for which rests with such shareholder. (Note 17.a)

(ii)	As of March 31, 2017, RESA recorded a balance which is re-collectible and a responsibility of the shareholder Cosan, in the amount of R$ 163,777, related to tax debits in the scope of the tax recovery program (REFIS IV), Law No. 11,941/09, approved by the Brazilian government.

(iii)	On December 28, 2016, RESA signed the credits from indemnity suits to third-parties in the amount of R$ 140,833, which the face value was R$ 233,570, and the balance was received and transferred to the shareholder on January 6, 2017 (Note 9.1).

•	Commercial operations

On March 31, 2017, the amounts stated in assets of R$ 386,162 (R$ 317,863 in 2016) refers to transactions for the sale of goods, such as gasoline, diesel, jet fuel, sugar and ethanol.

As of March 31, 2017, the amount recorded in liabilities of R$ 103,136 (R$ 327,503 in 2016), substantially refers to the commercial operations of purchase of products and rendering of services (freights and warehousing).

•	Preferred shares

Mostly tax benefits to reimburse Shell and Cosan, when effectively utilized by the Group, determined based on NOLs and tax benefits on goodwill amortization (“GW”) from prior years before the Raízen Group’s formation. Reimbursement shall occur through distribution of exclusive dividends and/or capital decrease to holders of C and E class preferred shares (liability financial instrument).

At the Extraordinary Shareholders’ Meeting (AGOE) held on August 23, 2016, the RCSA shareholders approved the redemption of Class C preferred shares, for the amount of R$ 111,793, representing a reversal of R$ 26,277, since such transaction had been reserved in the amount of R$ 138,070.

In addition, balance related to preferred shares class E owed to Shell as a result of tax credits from IRPJ (corporate income tax) and CSLL (social contribution on net income) overpayments from January 2010 to May 2011 are adjusted at Selic rate beginning as of recognition date. During the year ended March 31, 2017 the adjustment of these credits was R$ 22,094.

In the Special Shareholders’ Meeting held on July 29, 2016, RESA shareholders discussed and approved dividends to holders of preferred shares of R$ 2,420, as follow: (i) R$1,332 to holders of preferred shares class B, to be fully credited to shareholder Cosan; and (ii) R$ 7 and R$ 1,081 to holders of Class C and D preferred shares, respectively, to be credited to shareholder Shell. All payments were made on September 28, 2016.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

In the year ended March 31, 2017, RESA allocated to dividends the entire amount of outstanding Class C preferred shares, belonging to Shell, to be paid during year ending March 31, 2018, in the amount of R$ 3,531. In addition, RESA proposed destination of R$ 28,422 of dividends to holders of Class B preferred shares payable to Cosan.

•	Corporate restructuring

As at March 31, 2017, the amounts recorded in liabilities refer to the capital subscription that RESA has to pay to its associated companies Logum Logística S.A and Uniduto Logística S.A., in the amounts of R$ 61,457 and R$ 14,281, respectively. The period for paying-in the capital ends December 31, 2017.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(b)	Summary of related-party transactions (h)

	2017	2016	2015
Sale of products
Group Rumo / ALL (f)	819,818	647,791	387
Shell Aviation Limited	825,100	956,499	1,227,690
Group Agricopel	419,002	404,747	395,371
Shell Trading US Company	154,278	71,188	154,425
Philippines Shell Petroleum Corp.	86,081	99,736	82,396
Shell Trading Rotterdam	16	34,216	—
Shell Western Supply and Trading	—	10,300	139,470
Other	119,288	150,590	52,358

	2,423,583	2,375,067	2,052,097

Purchase of goods and services
Shell Trading US Company (g)	(3,134,308)	(174,055)	—
Group Rumo / ALL (f)	(486,915)	(488,487)	(298,553)
Agroterenas S.A.	(279,953)	(248,133)	(170,634)
Nova América Agrícola Ltda.	(160,919)	(182,914)	(143,867)
Nova América Agrícola Caarapó Ltda.	(199,587)	(110,230)	(94,897)
Other	(200,082)	(92,978)	(159,199)

	(4,461,764)	(1,296,797)	(867,150)

Renewed collection of shared expenses (a)
Companhia de Gás de São Paulo	31,104	26,264	23,221
Group Rumo / ALL (f)	27,375	13,380	5,330
Cosan Lubrificantes e Especialidades S.A.	7,116	5,375	4,518
Other	7,119	6,268	6,154

	72,714	51,287	39,223

Land leases (b)
Group Radar	(83,480)	(60,177)	(57,596)
Group Aguassanta	(27,063)	(26,803)	(32,386)
Group Tellus	(25,116)	(16,232)	—
Janus Brasil Participação S.A.	(16,491)	(7,636)	—

	(152,150)	(110,848)	(89,982)

Financial income (expense) (c)
Shell Trading US Company	44,571	—	—
Nova América Agrícola Caarapó Ltda.	10,299	9,318	5,299
Agroterenas S.A.	3,148	3,397	2,557
Shell Aviation Limited	(2,702)	—	—
Shell Finance B.V.	(3,970)	(5,478)	(5,640)
Other	(800)	(2,125)	(2,807)

	50,546	5,112	(591)

Service income (d)
Shell Brasil Petróleo Ltda.	16,174	18,236	2,285
Other	5,062	755	—

	21,236	18,991	2,285

Service expenses (e)
Shell Brasil Petróleo Ltda.	(25,378)	(14,117)	(3,859)
Shell Brazil Holding B.V.	(3,748)	—	—
Shell International Petroleum	(3,043)	(5,297)	(3,743)
Shell Downstream Services International BV	(1,002)	—	—
Other	(2,942)	(2,713)	(1,233)

	(36,113)	(22,127)	(8,835)

(a)	Reimbursement of shared expenses consists of expenses incurred by shared corporate, managerial and operating costs reimbursed from related parties.
(b)	Leased land consists of expenses incurred with land leased from related parties.
(c)	Finance expenses basically consist of expenses incurred with commissions on available credit facilities and inflation adjustment of the balances of advances granted to finance sugar cane crops as well as the foreign exchange rate of commercial activities from imports and sales of fuel.
(d)	They mainly consist of commissions on the sales of lubricants to Shell.
(e)	Service expenses consist of expenses incurred with technical support, billing and collection, commissions on the sale of jet fuel and secondees from Shell.
(f)	On April 1, 2015 Cosan acquired through its subsidiary Rumo Logística Operadora Multimodal S.A., 100% of the common shares in América Latina Logística S.A. (“ALL”), creating a relationship by the Rumo/ALL Group with the Group.
(g)	RCSA’s purchase transactions from Shell Trading US Company are substantially represented by those originated from imports of ethanol and its by-products in foreign market.
(h)	Transactions with related parties are entered into under reasonable and cumulative conditions, in line with those prevailing in the market or that the Group would contract with third parties.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(c)	Directors and members of the Board of Directors

Fixed and variable compensation pay to key management personnel, including statutory directors and members of the Board of Directors that is recognized in the statement of income is as follow:

	2017	2016	2015
Regular remuneration	(46,983)	(42,362)	(42,226)
Bonuses and other variable compensation	(45,207)	(63,461)	(31,488)

Total compensation	(92,190)	(105,823)	(73,714)

(d)	Other significant information involving related parties

Committed Back-up Credit Facility Agreement

The Group is a beneficiary of a US$ 700,000,000 Revolving Committed Back-up Credit Facility Agreement granted by Shell Finance B.V. (Netherlands) and Cosan S.A. Indústria e Comércio. Until the closing of the year ended on March 31, 2017 the mentioned credit facility had not been used.

11.	Investments

	Investments (1)					Equity pick-up on associates
	Country	Business	Percentage of Interest	2017	2016	2017	2016	2015
Book value
Centro de Tecnologia Canavieiras S.A.	Brazil	P&D	19.58%	108,128	88,483	4,220	1,840	1,962
Logum Logística S.A. (5)	Brazil	Logistics	21.28%	62,906	53,687	(35,074)	(46,829)	(29,054)
Uniduto Logística S.A. (4)	Brazil	Holding	46.48%	15,773	12,740	(38,783)	(25,514)	(161)
Serviços e Tecnologia de Pagamentos S.A. (3)	—	—	—	—	—	(2,919)	11,227	20,016
Codexis Inc.	—	—	—	—	—	—	—	(6,684)
Other	—	—	—	—	—	—	(2,752)	—

				186,807	154,910	(72,556)	(62,028)	(13,921)

Appreciation of assets, net assigned
Serviços e Tecnologia de Pagamentos S.A. (3)				—	—	—	(3,862)	(6,320)

				—	—	—	(3,862)	(6,320)

Investment goodwill (2)
Uniduto Logística S.A.				5,676	5,676	—	—	—
Centro de Tecnologia Canavieira S.A. (Note 11.b.i)				51,946	49,839	—	—	—
				57,622	55,515	—	—	—

Total investments				244,429	210,425	(72,556)	(65,890)	(20,241)

Provision for negative equity
Other				—	—	—	(1)	(1)

Total provision for negative equity
				—	—	—	(1)	(1)

						(72,556)	(65,891)	(20,242)

(1)	Investments accounted for under the equity method.
(2)	Goodwill on acquisition and transference of shares.
(3)	Sale completed on August 31, 2016. See details in Note 11.b.ii.
(4)	In March 31, 2017, investment balance includes the amount of R$14,281 (zero in 2016), referring to capital contributions, according to Note 10.a.4.
(5)	As of March 31, 2017, the estimated impairment loss was included in the investment. (Note 11.b.iii)

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

The changes in the investments in associated companies, is as follows:

Balance at March 31, 2014	417,977
Equity pick-up on subsidiaries	(20,241)
Additions to the investment	58,964
Dividends declared	(10,430)
Capital gain due to dilution of corporate interest	30,333
Transfer to other financial assets	(8,147)
Other	1,107

Balance at March 31, 2015	469,563

Equity pick-up on subsidiaries	(65,890)
Additions to the investment	48,914
Investment goodwill	8,458
Dividends declared	(23,256)
Capital gain due to dilution of corporate interest	15,583
Transfer to assets held for sale	(243,086)
Other	139

Balance at March 31, 2016	210,425

Equity pick-up on subsidiaries	(72,556)
Additions to the investment	219,838
Capital gain due to dilution of corporate interest	14,697
Estimated investment impairment loss (note 11.b.iii)	(131,792)
Disposal write-off	(274)
Other	4,091

Balance at March 31, 2017	244,429

(a)	Summarized financial information on investments, considering adjustments to equity value, when applicable.

(i)	The main associated companies’ accounts, are as follows:

•	March 31, 2017

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corp. (3)
Assets	2,603,854	32,818	824,612	29,855
Liabilities	(1,689,053)	(30,791)	(272,381)	(248,287)

Equity	914,801	2,027	552,231	(218,432)

Year ended March 31, 2017:
Net operating revenue	123,871	—	120,917	—
Net income (loss)	(162,633)	(83,387)	20,945	(1,505)

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	March 31, 2016

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Iogen Energy Corp. (3)
Assets	2,505,051	29,436	695,961	39,950
Liabilities	(2,236,615)	(3,068)	(265,120)	(293,184)

Equity	268,436	26,368	430,841	(253,234)

Year ended March 31, 2016:
Net operating revenue	120,041	—	78,332	—
Net income (loss)	(234,147)	(55,943)	3,021	(4,972)

•	March 31, 2015

	Logum Logística S.A. (1)/(2)	Uniduto Logística Ltda. (1)/(2)	Centro de Tecnologia Canavieira S.A. (2)/(4)	Unimodal Ltda.(1)	Iogen Energy Corp. (3)	Services, technology, payments (1)/(2)
Assets	2,049,903	65,810	454,036	—	48,652	1,197,732
Liabilities	(1,728,055)	(4)	(126,403)	(3,617)	(283,746)	(925,164)

Equity	321,848	65,806	327,633	(3,617)	(235,094)	272,568

Year ended March 31, 2015:
Net operating revenue	41,479	—	75,093	—	—	671,749
Net income (loss)	(145,266)	(346)	499	(15)	(15,377)	200,164

(1)	The fiscal year of these investees ends on December 31.
(2)	Significant influence over these companies has been defined, mainly, based on the Group’s right to elect key management personnel and to decide on their significant operational and some strategic issues.
(3)	Jointly controlled entity in which the Group participation is 50% in common shares, whose fiscal year ends on August 31. RESA did not recognize a loss for shareholders’ deficit or share of loss of equity-accounted investees, given that it has no legal or constructive obligations to make payments on account of that company.
(4)	The fiscal year of these investees ends on March 31.

(b)	Investment transactions in associated companies occurred in the year ended March 31, 2017

(i)	Additions to the investment

Capital increase in Logum Logística S.A. (“Logum”)

During the year ended March 31, 2017 capital increases by the Company were resolved and approved totaling R$ 809,000 by means of cash contributions. The amount subscribed and paid-in by RESA in these operations totals R$ 176,086, of which R$ 114,629 paid-in in cash, and R$ 61,457 recorded as capital to be paid-in recognized in Related Parties, in current liabilities, which shall be paid-in until December 31, 2017.

At the end of these operations, RESA started to hold direct and indirect ownership interests of 21.28% and 26.23%, respectively, in Logum (20% and 24.65% in 2016, respectively).

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Capital increase in Uniduto Logística S.A. (“Uniduto”)

Uniduto is a Logum shareholder and became liable, by means of the commitments provided for in the Shareholders’ Agreements and the announcements of subscriptions for capital increase of Logum, to pay-in the amount of R$ 88,043, in the year ended March 31, 2017.

In these operations, RESA subscribed the amount of R$ 40,922, pursuant to its interest, of which R$ 26,641 paid-in in cash, and R$ 14,281 recorded as capital to be paid-in in Related Parties, in current liabilities, which shall be paid-in until December 31, 2017.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase in Centro de Tecnologia Canavieira S.A. (“CTC”)

On April 1, 2016 it was paid-in the amount of R$ 609, according to the Special Shareholders’ Meeting (AGE), resolved and approved on February 24, 2016.

During the Board of Directors’ Meeting held on December 12, 2016 an R$ 98,802 capital increase was approved by members of CTC’s Board of Directors, through an issue of 41,869 new common shares. The amount underwritten by RESA in this transaction totaled R$ 2,830, equal to 1,157 common shares. Hence, RESA recognized investment and goodwill totaling R$ 723 and R$ 2,107 respectively.

As provided for in the CTC shareholders’ agreement, in this transaction, RESA and all other shareholders waived 89.83% of their pre-emptive rights to underwrite CTC shares to BNDES. Hence, its ownership interest in the capital of this investee dropped from 20.50% to 19.58%, therefore creating an R$ 14,697 capital gain by diluting the corporate interest, recognized in the statement of income as Other operating income, net (Note 22).

(ii)	Disposal of ownership interest

Disposal of ownership interest in Serviços e Tecnologia de Pagamentos S.A (“STP”)

On March 14, 2016, by means of the share purchase and sale contract, the shareholders of STP announced the disposal of 100% of the shares representing the capital of STP to DBTRANS -Administração de Meios de Pagamentos Ltda. (“DBTRANS”), which ownership interest held by RCSA corresponded to 10%.

During the year ended March 31, 2017, from the approval of the Administrative Council for Economic Defense (CADE), and later on by the transfer of shares of DBTRANS, the Company wrote-off the investment cost recorded in the line item Assets held for sale, and recognized the gain on the disposal of the STP shares, in the amount of R$ 166,103, recorded in profit or loss for the year in the line item Other operating income, net, detailed below:

Proceeds from the sale of 10% interest held by RCSA in STP	413,556
Investment cost classified as assets held for sale	(243,086)
Complement to investment cost	2,919
Expenditure on business intermediation and others	(7,286)

Gain in the disposal of shares of STP (Note 22)	166,103

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(iii)	Analysis of investment impairment losses

Following an impairment test for Logum pursuant to IAS 36 and IAS 28, on March 31, 2017, RESA recognized estimated impairment losses with Logum’s investment in income for the year, in the amount of R$162,384, being R$ 131,792 accounted for in Other operating expenses, net (Note 22), referring to direct interest of 21.3% in Logum, and R$ 30,592 accounted for as equity pick-up in investees, referring to RESA’s indirect interest of 4.9% in Logum by Uniduto.

Current infrastructure of Logum project is the backbone of the next business plan stages, which will increase volumes as system gains capillarity, connecting ethanol producers and consumers. However, for the impairment test on March 31, 2017, we considered that it would be appropriate to use only the current project stage estimated cash flows, net of financial debts, without considering future stages and synergies that may be generated in the future. To the extent that investments are made in new project stages, impairment tests will be made and may indicate reversal of the provision recognized.

(c)	Investment transactions in associated companies occurred in the year ended March 31, 2016

(i)	Additions to the investment

Capital increase at Logum

During the period ended on March 31, 2016 capital increases by the Company were resolved and approved totaling R$ 219,614 by means of cash contributions. The amounts subscribed and paid in 2016 by the Group in these operations totaled R$ 43,923.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase at Uniduto

During the period ended on March 31, 2015 capital increases by the Company were resolved and approved totaling R$ 22,172 by means of cash contributions. The amounts subscribed and paid in 2016 by the Group in these operations totaled R$ 10,462.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Shares transference and capital increase at CTC

a) Share transference

On April 13, 2015, RESA, through its subsidiary Raízen Tarumã S.A. (“Tarumã”) received a transference of 4,236 shares from CTC, valued at R$ 8,250, of the company Sabarálcool S.A.—Açúcar e Álcool, as a partial payment of a debt that had with Tarumã. After that, Tarumã passed to have CTC’s interest in capital totals of 0.5899%. Therefore, Tarumã recognized an increase in its investment and goodwill in the amount of R$ 1,933 and R$ 6,317.

After the transaction, RESA has a direct and indirect participation in the capital of CTC of 21.52%.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

b) Capital increase

During the Extraordinary Shareholders’ Meeting held on February 24, 2016 a capital increase in the amount of R$ 94,589 was approved by CTC shareholders, through an issue of 41,869 new common shares. The amount underwritten by RESA for this transaction totaled R$ 2,624 equal to 1,151 common shares, with R$ 2,031 paid in on March 28, 2016 and R$ 593 paid in on April 1, 2016. Consequently, RESA recognized investment and goodwill totaling R$ 540 and R$ 2,084 respectively.

As provided for in the CTC shareholders’ agreement, in this transaction, RESA and all other shareholders waived 89.83% of their pre-emptive rights to underwrite CTC shares. Hence, its ownership interest in the capital of this investee dropped from 20.93% to 19.93%, therefore creating an R$ 15,121 capital gain by diluting the corporate interest, stated in the item Other operating income, net (Note 22).

c) Capital increase by Tarumã, a RESA subsidiary

In the CTC capital increase dated February 24, 2016 as shown the above item, Tarumã underwrote R$ 73 equal to 32 common shares, with R$ 57 paid in on March 28, 2016 and R$ 16 paid in on April 1, 2016. Consequently, Tarumã recognized investment and goodwill totaling R$ 16 and R$ 57 respectively in the item Investments.

Based on the waiver of pre-emptive rights to underwrite CTC shares, also mentioned above in (b), Tarumã reduced its ownership interest in CTC from 0.59% to 0.57%, therefore creating a capital gain in the amount of R$ 462 by diluting the corporate interest, stated in the item Other operating income, net (Note 22).

Capital increase in Iogen Energy Corporation

On March 8, 2016 RESA made a capital contribution in the amount of R$ 2,757 to this associated company, equal to 1,000 thousand of Canadian dollars and entirely underwritten and paid in.

(d)	Investment transactions in associated companies occurred in the year ended March 31, 2015

i)	Additions to the investment

Capital increase at Logum

During the year ended on March 31, 2015, in the Board of Directors’ Meetings of the investee Logum, capital increases were resolved and approved totaling R$ 219,614 by means of cash contributions. The sum underwritten and paid for by RESA in these transactions totaled R$ 43,923.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Capital increase at Uniduto

During the year ended on March 31, 2015, in the Board of Directors’ Meetings of the investee Uniduto, capital increases were resolved and approved totaling R$ 22,712 by means of cash contributions. The sum underwritten and paid for by RESA in these transactions totaled R$ 10,462.

In these operations, there were no variations in the percentage of participation in the capital of the investee, since all shareholders effected capital contributions in proportion to their existing holding.

Capital increase at CTC

During the Special Shareholders’ Meeting held on July 10, 2014 an R$ 165,002 capital increase was approved by CTC shareholders, through an issue of 83,741 new common shares. The sum underwritten by RESA in this transaction totaled R$ 4,579, equal to 2,324 common shares. The sum of R$ 2,291 equal to 50% of the sum underwritten was paid in on September 19, 2014, and the outstanding 50% balance was paid in on March 24, 2015. As provided for in the CTC shareholders’ agreement, in this transaction RESA waived 90.9% of its pre-emptive rights to underwrite CTC shares. Hence, its interest percentage in capital in this investee dropped from 23.33% to 20.93%, therefore creating an R$ 30,333 capital gain by diluting the corporate interest, stated in the item Other operating income, net (Note 22).

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

12.	Property, plant and equipment

•	March 31, 2017

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, craft and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane roots	Other	Total
Cost:
At March 31, 2016 (Restated)	653,278	1,481,329	9,184,174	668,567	212,816	861,219	1,051,480	4,050,364	52,967	18,216,194

Additions (3)	—	913	17,616	1,402	1,324	659,232	626,858	332,365	—	1,639,710
Write-offs	(27,523)	(18,448)	(147,207)	(34,075)	(3,780)	(1,875)	—	—	(1,588)	(234,496)
Constitution (reversal) estimated loss and others (2)	441	829	(27,566)	(469)	(2,199)	(2,166)	—	—	234	(30,896)
Transferences (1)	700	83,166	498,068	31,347	27,676	(649,327)	—	—	(6,039)	(14,409)
Transference between cost and depreciation	—	—	—	—	—	—	(611,756)	—	—	(611,756)

								—
March 31, 2017	626,896	1,547,789	9,525,085	666,772	235,837	867,083	1,066,582	4,382,729	45,574	18,964,347

Accumulated depreciation:
At March 31, 2016 (Restated)	—	(424,314)	(3,240,049)	(305,481)	(138,060)	—	(611,756)	(2,822,080)	(34,422)	(7,576,162)

Depreciation for the year	—	(27,926)	(463,901)	(35,725)	(17,105)	—	(452,744)	(426,874)	(1,532)	(1,425,807)
Write-offs	—	12,729	114,578	27,743	4,733	—	—	(4,500)	1,588	156,871
Transferences (1)	—	(407)	2,734	(2,310)	403	—	—	—	19	439
Transference between cost and depreciation	—	—	—	—	—	—	611,756	—	—	611,756

March 31, 2017	—	(439,918)	(3,586,638)	(315,773)	(150,029)	—	(452,744)	(3,253,454)	(34,347)	(8,232,903)

Net residual value:
March 31, 2017	626,896	1,107,871	5,938,447	350,999	85,808	867,083	613,838	1,129,275	11,227	10,731,444

At March 31, 2016 (Restated)	653,278	1,057,015	5,944,125	363,086	74,756	861,219	439,724	1,228,284	18,545	10,640,032

(1)	Includes transferences to intangible assets (software), in the amount of R$13,343, and net transferences of recoverable amounts deriving from recharge of pools and other credits, previously classified in current assets, in the amount of R$ 627; (2) refers mainly to the estimated loss of fixed assets, in the income (loss) for the year under Other operating income, net (Note 22); and (3) include the amount of R$ 45,291 in 2017 resulting from depreciation and amortization of assets in the agricultural area that are part of the sugarcane planting cost.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	March 31, 2016

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, craft and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane roots	Other	Total
Cost:
March 31, 2015 (Restated)	683,630	1,306,857	8,598,965	641,628	192,817	1,210,469	1,118,980	3,774,268	53,719	17,581,333

Additions (2)	1,952	—	38,464	2,699	278	618,569	528,876	249,478	—	1,440,316
Write-offs	(32,304)	(16,557)	(138,720)	(20,665)	(7,535)	—	—	—	(1)	(215,782)
Constitution (reversal) estimated loss and others (1)	—	—	1,659	(3)	(35)	388	—	—	—	2,009
Transferences	—	191,029	683,806	44,908	27,291	(968,207)	—	26,618	(751)	4,694
Transference between cost and depreciation	—	—	—	—	—	—	(596,376)	—	—	(596,376)

								—
At March 31, 2016 (Restated)	653,278	1,481,329	9,184,174	668,567	212,816	861,219	1,051,480	4,050,364	52,967	18,216,194

Accumulated depreciation:
March 31, 2015 (Restated)	—	(387,878)	(2,894,330)	(279,188)	(122,065)	—	(596,376)	(2,409,087)	(30,351)	(6,719,275)

Depreciation for the year	—	(27,897)	(467,407)	(42,488)	(22,077)	—	(611,756)	(412,993)	(4,465)	(1,589,083)
Write-offs	—	10,569	100,107	18,804	6,339	—	—	—	—	135,819
Transferences	—	(19,108)	21,581	(2,609)	(257)	—	—	—	394	1
Transference between cost and depreciation	—	—	—	—	—	—	596,376	—	—	596,376

At March 31, 2016 (Restated)	—	(424,314)	(3,240,049)	(305,481)	(138,060)	—	(611,756)	(2,822,080)	(34,422)	(7,576,162)

Net residual value:
At March 31, 2016 (Restated)	653,278	1,057,015	5,944,125	363,086	74,756	861,219	439,724	1,228,284	18,545	10,640,032

March 31, 2015 (Restated)	683,630	918,979	5,704,635	362,440	70,752	1,210,469	522,604	1,365,181	23,368	10,862,058

(1)	Refers mainly to the net reversal of provision for inventory assets losses recognized in the income (loss) for the year under Other operating income, net (Note 22) in the amount of R$ 1,869;
(2)	include the amount of R$ 42,255 resulting from depreciation and amortization of assets in the agricultural area that are part of the cost of property, plant and equipment.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	March 31, 2015

	Lands and rural properties	Buildings and improvements	Machinery, equipment and facilities	Aircrafts, craft and vehicles	Furniture, fixtures and IT equipment	Constructions in progress	Frequently replaced parts and accessories	Sugarcane roots	Other	Total
Cost:
As of April 1, 2014 (Restated)	721,384	1,229,330	8,091,579	579,442	183,836	1,199,134	1,047,437	3,389,166	49,451	16,490,759

Additions (4)	—	—	43,075	22	555	986,133	624,883	385,102	—	1,654,668
Business combination (1)	62	478	27,120	—	—	—	—	—	—	27,660
Reversal of contributed values (2)	(4,574)	—	—	—	—	—	—	—	—	(4,574)
Write-offs	(49,391)	(15,443)	(270,777)	(21,942)	(16,535)	(71)	—	—	—	(374,159)
Provision for losses (3)	—	—	(3,189)	—	—	(5,489)	—	—	—	(8,678)
Transferences	16,149	92,492	729,463	84,106	24,279	(969,238)	—	—	4,268	(18,481)
Transference between cost and depreciation	—	—	(18,306)	—	—	—	(553,340)	—	—	(571,646)
Other	—	—	—	—	682	—	—	—	—	682

								—
March 31, 2015 (Restated)	683,630	1,306,857	8,598,965	641,628	192,817	1,210,469	1,118,980	3,774,268	53,719	17,581,333

Accumulated depreciation:
March 31, 2014 (Restated)	—	(377,412)	(2,703,373)	(259,000)	(119,227)	—	(553,340)	(1,961,697)	(23,190)	(5,997,239)

Depreciation for the year	—	(19,970)	(451,374)	(41,152)	(20,982)	—	(596,376)	(447,390)	(6,657)	(1,583,901)
Write-offs	—	10,558	240,273	20,711	14,339	—	—	—	—	285,881
Transferences	—	(1,054)	1,838	253	3,805	—	—	—	(504)	4,338
Transference between cost and depreciation	—	—	18,306	—	—	—	553,340	—	—	571,646

March 31, 2015 (Restated)	—	(387,878)	(2,894,330)	(279,188)	(122,065)	—	(596,376)	(2,409,087)	(30,351)	(6,719,275)

Net residual value:
March 31, 2015 (Restated)	683,630	918,979	5,704,635	362,440	70,752	1,210,469	522,604	1,365,181	23,368	10,862,058

March 31, 2014 (Restated)	721,384	851,918	5,388,206	320,442	64,609	1,199,134	494,097	1,427,469	26,261	10,493,520

(1)	Acquisition of Latina (Note 27);
(2)	Reversal of sums contributed with regard to business combinations with Cosan Combustíveis e Lubrificantes S.A. (“CCL”);
(3)	Provision for inventory assets loss, recognized in the income (loss) for the year under Other operating income, net (Note 22); and
(4)	Include the amount of R$ 57,741 resulting from depreciation and amortization of assets in the agricultural area that are part of the cost of property, plant and equipment.

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Constructions in progress

The balances of constructions in progress consist basically of: (i) stillage concentration project; (ii) project for receiving the chopped sugar cane and separate the straw for the co-generation of energy; (iii) installation of tanks to increase ethanol storage capacity; (iv) investments for industrial maintenance and improvement, agricultural automation, in addition to safety, health and environment; (v) construction projects for new fuel distribution terminals and the expansion, modernization and improvement of existing terminals; (vi) investments in Shell gas stations to replace fuel pumps, make environmental adaptations, image renovation, renovate and refurbish gas station convenience stores, purchase and install furniture and equipment for the gas station convenience stores; (vii) investments in major clients (B2B) such as the acquisition and installation of equipment, installation of gas stations in these major consumer clients; (viii) investments in airports where RCSA distributes fuels, such as the acquisition of supply vehicles, expansion of the networks of hydrants and points of supply (PA).

In year ended March 31, 2017, several projects were concluded, namely: industrial maintenance and improvement and agricultural automation, improvement of E2G plant, expansion of Paraguaçu and Caarapó plants, improvement and expansion of terminals and airports, as well as investments in gas stations with Shell flag (B2B), totaling approximately R$495 million.

Borrowing cost capitalization

During the period ended on March 31, 2017 the cost of loans capitalized in the Group were R$ 26,904 (R$ 34,923 in 2016 and R$ 40,636 in 2015). The annual weighted average rates of finance charges were 7.33% as of March 31, 2017 (5.25% in 2016 and 5.86% in 2015).

Financial lease

As of March 31, 2017, the aircraft class includes net residual values of R$ 4,194 (R$ 5,162 in 2016 and R$ 5,694 in 2015), in which RESA is the lessee under a finance lease, guaranteed by promissory note in the original amount of R$ 13,076.

Property, plant and equipment pledged

As of March 31, 2017, loans and financing are secured by land, building and machinery in the total amount of R$ 1,307,185 (R$ 1,581,647 in 2016 and R$ 1,957,387 in 2015).

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

13.	Intangible assets

•	March 31, 2017

	Software license	Goodwill	Brands	Agricultural partnership agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology (1)	Other (2)	Total
Cost:
March 31, 2016	374,684	1,978,031	532,348	18,411	181,516	362,834	2,649,291	12,541	179,876	32,537	6,322,069

Additions	37,866	—	—	—	—	—	623,103	—	—	—	660,969
Write-offs	(4)	—	—	—	—	—	(114,342)	—	—	—	(114,346)
Provision for loss (4)	—	—	—	—	—	—	—	—	—	(526)	(526)
Transferences (3)	13,563	—	—	—	—	—	1,680	—	—	—	15,243
Other	—	—	—	—	—	—	—	—	—	(1,155)	(1,155)

March 31, 2017	426,109	1,978,031	532,348	18,411	181,516	362,834	3,159,732	12,541	179,876	30,856	6,882,254

Amortization:
March 31, 2016	(253,237)	(431,380)	(265,443)	(9,027)	(67,462)	(76,138)	(1,177,459)	(8,278)	(17,988)	(22,866)	(2,329,278)

Amortization in the year	(35,346)	—	(52,504)	(3,224)	(11,508)	(18,748)	(343,739)	(2,509)	(17,988)	(2,061)	(487,627)
Write-offs	2	—	—	—	—	—	114,342	—	—	—	114,344
Transferences (3)	498	—	—	—	(720)	—	24	—	—	—	(198)

March 31, 2017	(288,083)	(431,380)	(317,947)	(12,251)	(79,690)	(94,886)	(1,406,832)	(10,787)	(35,976)	(24,927)	(2,702,759)

Net residual value:
March 31, 2017	138,026	1,546,651	214,401	6,160	101,826	267,948	1,752,900	1,754	143,900	5,929	4,179,495

March 31, 2016	121,447	1,546,651	266,905	9,384	114,054	286,696	1,471,832	4,263	161,888	9,671	3,992,791

(1)	Refers to technology developed by Iogen to produce second-generation ethanol (“E2G”). These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates. The average period of amortization will be 10 years, which is the expected return period of the technologies developed for the production of E2G;
(2)	Includes intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio and licenses acquired in business combination for the operation in Europe and United States;
(3)	As of March 31, 2017, net transfer of R$ 15,045 includes: (a) transfer from property, plant and equipment in the amount of R$ 13,343 and (b) exclusive supply rights and other in the amount of R$ 1,702; and
(4)	Substantially refers to the estimated loss in intangible assets, recognized in profit or loss under Other operating income, net (Note 22).

Raízen Group

Management notes to combined and

consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	March 31, 2016

	Software license	Goodwill	Brands	Agricultural partnership agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology (1)	Other (2)	Total
Cost:
March 31, 2015	326,293	1,978,031	532,341	18,411	181,516	362,834	2,206,927	12,541	179,876	31,022	5,829,792

Additions	31,017	—	7	—	—	—	537,968	—	—	—	568,992
Write-offs	(7,315)	—	—	—	—	—	(95,586)	—	—	—	(102,901)
Transferences	24,689	—	—	—	—	—	(18)	—	—	—	24,671
Other	—	—	—	—	—	—	—	—	—	1,515	1,515

March 31, 2016	374,684	1,978,031	532,348	18,411	181,516	362,834	2,649,291	12,541	179,876	32,537	6,322,069

Amortization:
March 31, 2015	(226,885)	(431,380)	(209,810)	(5,803)	(55,954)	(57,390)	(963,223)	(5,772)	—	(19,130)	(1,975,347)

Amortization in the year	(32,546)	—	(55,633)	(3,224)	(11,508)	(18,748)	(309,898)	(2,506)	(17,988)	(3,736)	(455,787)
Write-offs	6,195	—	—	—	—	—	95,586	—	—	—	101,781
Transferences	(1)	—	—	—	—	—	76	—	—	—	75

March 31, 2016	(253,237)	(431,380)	(265,443)	(9,027)	(67,462)	(76,138)	(1,177,459)	(8,278)	(17,988)	(22,866)	(2,329,278)

Net residual value:
March 31, 2016	121,447	1,546,651	266,905	9,384	114,054	286,696	1,471,832	4,263	161,888	9,671	3,992,791

March 31, 2015	99,408	1,546,651	322,531	12,608	125,562	305,444	1,243,704	6,769	179,876	11,892	3,854,445

(1)	Refers to technology developed by Iogen to produce second-generation ethanol E2G. These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates. The average period of amortization will be 10 years, which is the expected return period of the technologies developed for the production of E2G; and
(2)	Includes intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio and operating licenses in Europe and United States.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	March 31, 2015

	Software license (1)	Goodwill	Brands	Agricultural partnership agreements	Sugarcane supply agreements	Contractual relationships with clients	Exclusive supply rights	Public concession rights of use	Technology (2)	Other (3)	Total
Cost:
March 31, 2014	277,314	1,915,811	529,862	6,107	178,286	319,402	1,709,793	12,543	234,936	27,247	5,211,301

Additions	18,674	—	—	—	—	—	507,135	—	—	—	525,809
Business combinations (4)	—	70,432	7,301	—	—	43,432	3,073	—	—	—	124,238
Reversal of sums contributed (5)	—	3,274	—	—	—	—	—	—	—	—	3,274
Final allocation of the Cerrado acquisition (Note 27)	—	(9,003)	—	12,303	3,230	—	—	—	—	—	6,530
Write-offs	(1,908)	—	(4,822)	1	—	—	(13,074)	(2)	—	—	(19,805)
Provision for losses (6)	—	—	—	—	—	—	—	—	(55,060)	—	(55,060)
Transferences	32,213	(2,483)	—	—	—	—	—	—	—	—	29,730
Other	—	—	—	—	—	—	—	—	—	3,775	3,775

March 31, 2015	326,293	1,978,031	532,341	18,411	181,516	362,834	2,206,927	12,541	179,876	31,022	5,829,792

Amortization:
March 31, 2014	(197,571)	(431,380)	(157,959)	(1,759)	(44,236)	(38,638)	(710,339)	(3,309)	—	(17,064)	(1,602,255)

Amortization in the year	(26,863)	—	(56,672)	(4,044)	(11,718)	(18,752)	(266,043)	(2,466)	—	(2,066)	(388,624)
Write-offs	1,886	—	4,822	—	—	—	13,075	3	—	—	19,786
Transferences	(4,338)	—	—	—	—	—	84	—	—	—	(4,254)

March 31, 2015	(226,885)	(431,380)	(209,810)	(5,803)	(55,954)	(57,390)	(963,223)	(5,772)	—	(19,130)	(1,975,347)

Net residual value:
March 31, 2015	99,408	1,546,651	322,531	12,608	125,562	305,444	1,243,704	6,769	179,876	11,892	3,854,445

March 31, 2014	79,743	1,484,431	371,903	4,348	134,050	280,764	999,454	9,234	234,936	10,183	3,609,046

(1)	As of March 31, 2015, the software class of Intangible assets included the net residual value of R$ 1,421 in which RESA is the lessee under a finance lease;
(2)	Refers to technology developed by Iogen and Codexis to produce second-generation ethanol E2G. These technologies are represented by contractual rights including, among others, RESA’s exclusive marketing of those rights in the locations where it operates. The average period of amortization will be 10 years, which is the expected return period of the technologies developed for the production of E2G;
(3)	Includes intangible assets recognized by Raízen Trading, controlled by RESA, consisting of client portfolio and operating licenses in Europe and United States;
(4)	Acquisition of Latina (Note 27);
(5)	Reversal of sums contributed with regard to business combinations with CCL; and
(6)	On March 31, 2015, RESA estimated losses related to intangible assets recognized for the potential benefit arising from the technology of Codexis due to uncertainty surrounding its use. Therefore, an additional loss provision of R$ 55,060 was made and recognized in the statement of income under Other operating income, net (Note 22).

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Goodwill

Refers to goodwill paid for expected future profitability, amortized on a straight-line basis up to March 31, 2009, when, as required by IAS 38—Intangible Assets, it was no longer amortized. On March 31, 2017 and 2016, goodwill balance is as follows:

Total
Upon acquisition of Costa Rica Canavieira Ltda.	57,169
Upon acquisition of Cerrado Açúcar e Álcool S.A.	24,660
Upon acquisition of RESA (former Cosan S.A. Açúcar e Álcool)	558
Upon acquisition of Univalem S.A. Açúcar e Álcool	5,018
Upon acquisition of Usina Açucareira Bom Retiro S.A.	81,575
Upon acquisition of Usina Benálcool	149,247
Upon acquisition of Usina Santa Luíza	42,348
Upon acquisition of Usina Zanin Açúcar e Álcool	98,380
Upon acquisition of Vertical	4,313
Upon acquisition of TEAS’ shares	4,818
Upon acquisition of Corona Group	380,003
Upon acquisition of Destivale Group	42,494
Upon acquisition of Mundial Group	87,435
Upon establishment of FBA – Franco Brasileira S.A. Açúcar e Álcool	4,407
Upon merger of Curupay S.A. Participações	109,841
Upon capital payment at Mundial	14,800

Total RESA	1,107,066

Upon acquisition of Latina	70,432
Upon business combination of Cosan Combustíveis Lubrificantes S.A.	348,103
Other	21,050

Total RCSA	439,585

Total combined consolidated	1,546,651

Impairment analysis for cash generating units containing goodwill

The Group tests goodwill for impairment at least on an annual basis.

In RCSA, Management, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units (“CGU”) determined by Management based on budgets that take into consideration assumptions related to CGU; business management of RCSA considers them as an integrated distribution chain comprising a single cash generating unit, using information available in the market and prior performances.

Discounted cash flows were prepared for a period of five years and taken to perpetuity without considering real growth. They were based on past performance and on expected market development. Cash flows deriving from continued use of related assets are adjusted to specific risks and use discount rates, calculated at 6.08% p.a. (7.48% in 2016 and 8.5% in 2015).

Main assumptions used were: prices based on market expectation, growth rates estimated for business line and extrapolations of growth rates based on Gross Domestic Product (GDP).

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

In RESA, goodwill is allocated to CGU’s identified according to operating region. As of March 31, 2017 and 2016, the regional branches are presented as follow:

Operating region	Total
Piracicaba	138,744
Jaú	558
Araraquara	545,391
Araçatuba	303,401
Assis	109,841
Independent and others	9,131

Total RESA goodwill	1,107,066

RESA, to determine recoverable value, uses the value in use method, which is based on projection of expected discounted cash flows of cash generating units determined by Management based on budgets that take into consideration assumptions related to each CGU using information available in the market and prior performances. Discounted cash flows were prepared for a period of 20 years without considering real growth, based on past performance and on expected market development. The discount rates used were 6.08% p.a. (7.48% in 2016 and 8.5% in 2015).

Main assumptions used for RESA were: expected sales price of commodities in the long-term, productivity of agricultural areas, performance of Total Recoverable Sugar (“ATR”), and operating and administrative costs. Every cash flow was discounted at rates that reflect specific risks related to relevant assets in each cash generating unit.

As a result of annual tests, no loss was recognized in the years ended March 31, 2017, 2016 and 2015. As aforementioned, determination of assets recoverability depends on the accomplishment of certain assumptions that are influenced by market, technological, and economic conditions prevailing at the time in which recoverability is tested and, therefore, it is not possible to determine if recoverability losses will occur in the future and, in case they occur, if they will be material.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

14.	Suppliers

	2017	2016
Suppliers of materials and services (i)	659,657	681,745
Suppliers of ethanol (ii)	244,566	251,848
Oil by-product suppliers (ii)	175,877	139,689
Sugarcane suppliers (iii)	183,362	233,346
Suppliers – Agreements (iv)	742,784	359,343

	2,006,246	1,665,971

Domestic (domestic currency)	1,608,123	1,559,670
Abroad (foreign currency) (Note 24.d)	398,123	106,301

	2,006,246	1,665,971

(i)	The balance payable to suppliers of materials and services mostly consists of acquisitions of machinery and equipment for sugarcane mills, distribution hubs and gas reseller stations, as well as hired services.
(ii)	The balances payable to suppliers of derived from oil and ethanol consist of purchases made by RCSA.
(iii)	Sugar cane harvesting, which usually takes place between April and December every year, has a direct impact on the balance of trade accounts payable to sugar cane suppliers and for cutting, loading and transportation services.
(iv)	The Group has Agreements Related to Payments with financial institutions (“Agreements”) that permit certain suppliers to advance their receivables referring to products and services rendered to the Group, directly with financial institutions. In these Agreements, supplier may choose to grant or not and the financial institutions decide whether to acquire or not these credit, without interference from the Group. Using the Agreements does not imply any change in notes issued by the supplier, and the same original value and payment term conditions are maintained, which, as average, is around 60 to 90 days, period that is consistent with the Group’s recurring operating cycle.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

15.	Loans and financing

Purpose	Final maturity	Index	Annual effective average interest rate (1)		Total
			2017	2016	2017	2016
Classification of debts per currency:
Denominated in Reais					6,396,785	6,058,158
Denominated in North-American Dollars (US$) and Euro (€) (Note 24.d)					5,038,949	6,873,488

					11,435,734	12,931,646

Type of debts (2):
National Bank for Social and Economic Development—BNDES	October/25	URTJLP	10.07%	10.00%	1,006,291	1,179,337
National Bank for Social and Economic Development—BNDES	July/24	Pre-fixed	4.03%	4.08%	960,616	1,173,004
National Bank for Social and Economic Development—BNDES	April/24	UMBND	6.70%	6.50%	58,975	80,734
Prepayments (“PPEs”)	December/21	Dollar (US$) + Libor	3.23%	2.80%	1,386,752	1,693,796
Term Loan Agreement	April/2020	Dollar (US$) + Libor	2.35%	1.90%	1,429,228	3,728,122
Debentures	October/18	CDI	13.17%	15.20%	473,917	475,446
Debentures	October/2020	IPCA + interest	10.73%	14.20%	402,808	384,812
Senior notes due 2017	—	—	—	7.00%	—	734,550
Senior notes due 2027	January/27	Dollar (US$)	5.30%	—	1,600,526	—
Resolution 2471 (PESA)	April/23	IGP-M	8.48%	11.90%	973,477	928,344
Resolution 2471 (PESA)	October/25	Pre-fixed	3.00%	3.00%	68	76
Credit Notes	October/2020	CDI	13.03%	15.20%	264,126	264,882
Finame/Leasing	November/24	Pre-fixed	6.70%	5.20%	128,253	93,225
Finame/Leasing	March/2021	URTJLP	10.84%	—	132	—
Rural credit	—	—	—	6.50%	—	62,726
Certificate of Agribusiness Receivables (CRA)	May/22	CDI	12.06%	14.10%	1,780,644	1,295,798
Certificate of Agribusiness Receivables (CRA)	May/23	IPCA + interest	10.33%	13.40%	347,479	119,776
Schuldschein	October/2021	Pre-fixed—EUR	2.90%	2.90%	226,658	271,083
Schuldschein	September/22	Euribor	1.85%	2.00%	371,097	374,563
Other	October/25	Dollar (US$)	—	—	24,687	71,372

					11,435,734	12,931,646

Expenses incurred with the placement of the securities:
Term Loan Agreement					(10,102)	(25,283)
CRA					(29,261)	(21,335)
Schuldschein					(11,416)	(16,308)
Prepayments					(5,111)	(6,121)
BNDES					(4,195)	(4,780)
Debentures					(2,362)	(3,455)
Senior notes due 2017					—	(1,563)
Senior notes due 2027					(12,788)	—
Rural credit					—	(75)

					(75,235)	(78,920)

					11,360,499	12,852,726

Current					(1,021,741)	(1,639,509)

Non-current					10,338,758	11,213,217

(1)	The annual effective interest rate is the contract rate plus, Libor (London InterBank Offered Rate), Euribor (European Interbank Offered Rate), URTJLP, IGP-M, UMBND, IPCA and CDI, where applicable.
(2)	Loans and financing are usually secured by Group’s promissory notes. In some cases security interest is offered such as: (i) receivables from energy sale agreements (BNDES); (ii) CTN (Note 9) and mortgage of land (PESA); (iii) fixed assets and; (iv) conditional sale of assets purchased under a FINAME/PESA financing agreement.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Installments falling due in the long term, less the amortizations of expenses incurred with the placement of securities, have the following schedule:

Periods in months:	2017
13 to 24 months	1,364,110
25 to 36 months	1,523,971
37 to 48 months	3,128,914
49 to 60 months	1,548,305
61 to 72 months	825,406
73 to 84 months	355,480
85 to 96 months	16,779
From 97 months	1,575,793

10,338,758

a) PESA—Resolution 2471

In the period from 1998 to 2000, RESA renegotiated with several financial institutions its debts related to financing of agricultural costs, reducing their financial cost to annual interest rates lower than 8.48%, ensuring amortization of debt with granting and transfer of National Treasury Certificates, redeemable upon debt settlement, using incentive promoted by Brazilian Central Bank Resolution no. 2471, of February 26, 1998. The debt may be settled through redemption of CTN’s and compliance with contract provisions, as mentioned in Note 9.

b) Senior notes due 2017

On January 26, 2007, RESA, through its subsidiary Raízen Energy Finance Limited, issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 400,000 thousand, which were subject to interest of 7% p.a., payable on a half-annual basis in February and August every year.

During the year ended March 31, 2017, RESA settled the amounts US$ 204,057 thousand and US$ 7,142 thousand as principal and interest, respectively.

c) Senior notes due 2027

On January 20, 2017, Raízen Fuels Finance S.A., RESA subsidiary, issued Senior Notes in the international market according to “Regulations S and 144A”, in the amount of US$ 500,000 thousand, which are subject to interest of 5.30% p.a., payable on a half-annual basis in January and July every year and payment of principal in January 2027.

As provided for in Offering Memorandum of the issuance, net funds obtained in the ambit of the Offer were used for prepayment of existing debts.

d) BNDES

Corresponds to funds raised by the Group and substantially destined to financing co-generation projects greenfield, brownfields, renewal and implementation of new sugarcane fields (Prorenova) and construction of plant for E2G production.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

On March 31, 2017, the Group had available credit facilities of financing from BNDES, unused, amounting to R$ 177,895 (R$ 243,094 in 2016 and R$ 593,473 in 2015). The use of these credit facilities depends on the fulfillment of certain contractual conditions.

e) Credit notes

Credit notes will be settled through exports to be made up to 2020 and are subject to average interest of 13.03% p.a. payable on a half-annual basis.

f) Finame

Refer to financings of machinery and equipment through several financial institutions. These financings are subject to effective interest of 6.71% p.a. (5.22% in 2016 and 4.9% in 2015), monthly paid and are guaranteed by mortgage of the financed assets.

g) Term loan agreement (syndicated loan)

On April 8, 2014, the Group contracted syndicated loan from several financial institutions in the amount of US$ 600,000,000. This contract was subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.4%, resulting in effective average interest rate of 2.02% p.a. with final maturity in March 2019.

On March 30, 2015, RESA, by means of its indirect subsidiary Raízen Luxembourg S.A. contracted a loan from a syndicate comprised of several global commercial banks in the amount of R$1,443,600 (US$ 450,000,000). This contract is subject to North-American dollar exchange rate variation and quarterly Libor interest plus annual fixed interest of 1.2%, resulting in effective average interest rate of 2.35% p.a. with quarterly maturity and maturity dates on April 27, 2020. Through this syndicate, the Group also obtained a Revolving Credit Facility of US$ 285,000,000, also maturing on April 27, 2020.

On January 26, 2017, the Group settled the syndicated loan in advance, contracted on April 8, 2014 in the amount of US$ 600,000,000.

h) PPEs

In 2013, RESA entered into PPE contracts with several financial institutions for financing of future sugar export. These contracts are subject to North-American dollar exchange rate variation and quarterly Libor interest resulting in effective average interest rate of 2.66% p.a. with final maturity in September 2017.

In October 2015, RCSA contracted two loans in the amount of R$ 797,600, equivalent to US$ 200,000,000, with fixed interest rate varying from 3.73% to 3.74% p.a. and final maturity on September 29, 2020.

In addition, in November and December 2015, RCSA contracted two new PPE’s in the amount of R$ 388,780, equivalent to US$ 100,000,000. These contracts bear quarterly Libor interest plus annual average interest of 1.67%, resulting in effective average interest rate of 2.76% p.a., with final maturity in November and December 2021.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

As of December 15, 2015, RESA, through its subsidiary Tarumã, signed a PPE in the amount of R$ 192,740, equivalent to US$ 50,000,000. This contract bears half-annual Libor interest plus annual interest of 1.80%, resulting in effective average interest rate of 3.10% p.a., with final maturity in December 2020.

i) Issue of Certificate of Agribusiness Receivables—CRA

In October 2014, RESA issued CPR (Rural Producer Note) linked to Public Distribution of the 1st and 2nd series of 10th issuance of CRA’s of Gaia Agro Securitizadora S.A., in the total amount of R$ 675,000 and maturity in December 2021. Issuing costs in the amount of R$ 12,583 will amortized by the maturity date.

In June 2015, RESA issued CPRs linked to Public Distribution of the 14th issuance of CRA’s of Gaia Agro Securitizadora S.A., in the amount of R$ 675,000 and maturity in December 2021, restated at 100% of CDI. Issuing costs in the amount of R$ 12,492 will amortized by the maturity date.

In May 2016, RESA issued a CPR related to Public Distribution of 3rd and 4th series of the 1st issuance of CRAs of RB Capital Companhia de Securitização in the amount of R$ 675,000, of which R$ 465,706 maturing in May 2022, restated at 98% of CDI, and R$ 209,294 maturing in May 2023, restated by IPCA plus 6.17% per annum. Issuing costs in the amount of R$ 13,519 will amortized by the maturity date.

Final destination of funds raised is RESA and its subsidiaries’ activities, which are exclusively related to agribusiness, in the ordinary course of its business, which is understood as transactions, investments and financing needs related to production, trading, processing or industrialization of agricultural products and inputs or of machinery and equipment used in agricultural activity, pursuant to the terms of single paragraph of Article 23 of Law no. 11,076.

j) Debentures

In October 2013, CVM granted to RESA, registration of its 1st Public Issuance of Simple Debentures through which 750,000 simple, unsecured debentures, not convertible into shares were issued in three series, with par value of R$ 1,000 (one thousand Reais), totaling R$ 750,000.

Net funds obtained from issuance of debentures, in the amount of R$ 747,710, were fully used to (i) strengthen RESA’s cash in relation to 1st-series debentures and 2nd series debentures; and (ii) pay part of RESA’s investment costs related to 2013/2014 crop both in agricultural and industrial areas, pursuant to the terms of Law no. 12,431, in relation to 3rd series debentures.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Breakdown of series is as follows:

Series	Index	Annual interest rate	Effective average annual interest rate	Principal	Date of receipt	Maturity
1st	CDI	0.89%	13.13%	105,975	10/25/2013	Oct/2018
2nd	CDI	0.94%	13.18%	340,000	10/28/2013	Oct/2018
3rd	IPCA	6.38%	10.73%	304,025	10/29/2013	Oct/2020

k) Schuldschein

In October 2014, Raízen Fuels contracted debt in the amount of € 66,000 thousand with fixed interest rate of 2.88% p.a. and final maturity on October 15, 2021.

In January 2015, Raízen Fuels contracted a debt in the amount of € 40,000 thousand with fixed annual interest rate of 2% p.a. and quarterly Euribor interest, resulting in effective average rate of 1.67% p.a. and final maturity on January 20, 2022.

On September 21, 2015, Raízen Fuels contracted a debt in the amount of € 60,000 thousand with fixed annual interest rate of 1.97% p.a. and final maturity on September 21, 2022.

Covenants

The Group is not subject to comply with financial ratios, being subject only to certain covenants in loans and financing contracts, such as “cross-default” and “negative pledge”, which are being fully complied with by the Group.

Fair value

As of March 31, 2017 and 2016, the fair value of the Senior Notes Due 2027 and Senior Notes Due 2017 is based on the price quotations in the secondary market at the statement of financial position date (Note 23.i), and the book value and fair value of such loans less the amortization of expenses incurred with the placement of securities are as follow:

	Book value		Fair value
	2017	2016	2017	2016
Senior notes due 2017	—	732,987	—	758,641
Senior notes due 2027	1,587,738	—	1,615,143	—
Face value			101.73%	103.50%

Also, on March 31, 2017, debts Term Loan Agreement (partial), Schuldschein and the PPEs are presented net of amounts R$ zero, R$ 31,590 and R$ 9,004 (less R$ 18,832, R$ 31,561 plus R$ 837 in 2016), respectively, deriving from fair value measurement. The amount of such debts valued at fair value totaled R$ 2,232,944 (R$ 3,694,212 in 2016) (Notes 23 and 24.i).

Other loans and financing do not have a quoted value and their fair values approximate book value due to their exposure to variable interest rates and insignificant changes in the Group’s credit risk.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

16.	Income and social contribution taxes

(a)	Reconciliation of income and social contribution tax expenses:

		2016	2015
	2017	(restated)	(restated)
Income before income and social contribution taxes	4,207,289	3,185,526	1,684,346
Income tax and social contribution at nominal rate (34%)	(1,430,478)	(1,083,079)	(572,677)
Adjustments for calculation of effective rate:
Interest on own capital	134,640	68,729	64,615
Equity pick-up on subsidiaries	(24,549)	(22,403)	(6,882)
Gifts, donations, class association	(8,019)	(7,055)	(5,985)
Special regime for the reintegration of tax amounts for exporting companies (“Reintegra”)	9,243	9,404	17,442
Investment subsidy—ICMS	23,040	13,825	20,249
Difference between deemed income and taxable income rates (ii)	73,656	68,981	57,179
Reversal of deferred tax liabilities upon corporate reorganization	—	(381)	67,843
Capital gain due to dilution of corporate interest	4,997	5,298	10,313
Foreign exchange rate variation on investee abroad	(4,922)	5,828	9,787
Tax loss and negative basis formed in prior years recognition	18,094	(27,628)	8
Rate difference on income from foreign company (i)	50,943	(24,197)	5,921
Other	8,170	11,965	(823)

Expense from income tax and social contribution	(1,145,185)	(980,713)	(333,010)

Effective rate	27.2%	30.8%	19.8%

(i)	Recognition of deferred income tax and social contribution on net income accumulated until March 31, 2017, related to tax losses determined abroad by subsidiary Raízen International Universal Corporation.
(ii)	Organizations with co-generation activities and Saturno determined IRPJ and CSLL based on the presumed income method. This type of taxation considers a percentage of income as taxable net income, as determined by the law, generating a difference in relation to IRPJ and CSLL nominal rate.

(b)	Recoverable income and social contribution taxes

	2017	2016
Taxes on income (“IRPJ”)	833,592	701,253
Social contribution (“CSLL”)	220,554	237,882

	1,054,146	939,135
Current assets	(862,268)	(378,215)

Non-current assets	191,878	560,920

(c)	Income and social contribution taxes payable

	2017	2016
IRPJ	32,613	71,212
CSLL	4,288	45,731

	36,901	116,943

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(d)	Deferred income and social contribution taxes in assets and liabilities:

					2016	April 1, 2015
				2017	(restated)	(restated)

Assets (liabilities)	Base	IRPJ 25%	CSLL 9%	Total	Total	Total

Income tax losses	1,234,240	308,560	—	308,560	413,402	268,147
Negative basis for social contribution tax	1,234,244	—	111,082	111,082	152,886	102,973
Temporary differences:
Foreign exchange variation on the cash basis	—	—	—	—	383,857	559,466
Provision for right to exclusive supply	700,091	175,023	63,008	238,031	190,039	145,766
Result unrealized with derivatives	178,309	44,577	16,048	60,625	—	—
Tax goodwill deriving from downstream merger	114,512	28,628	10,306	38,934	87,866	136,798
Estimated loss for goodwill write-off	166,656	41,664	14,999	56,663	98,106	98,106
Remuneration and employee benefits	302,624	75,656	27,236	102,892	117,296	98,485
Provisions for legal disputes	501,612	125,403	45,145	170,548	140,462	108,697
Provisions and other temporary differences	943,906	235,977	85,893	321,870	212,415	184,363

Total deferred tax assets		1,035,488	373,717	1,409,205	1,796,329	1,702,801

Amortized tax goodwill	(1,702,788)	(425,697)	(153,251)	(578,948)	(601,306)	(561,650)
Fixed assets’ useful life review	(1,330,641)	(332,660)	(119,758)	(452,418)	(368,079)	(320,911)
Result unrealized with derivatives	—	—	—	—	(189,577)	(317,231)
Fair value of fixed assets	(558,409)	(139,602)	(50,257)	(189,859)	(213,712)	(233,060)
Fair value of intangible assets	(267,953)	(66,988)	(24,116)	(91,104)	(97,477)	(104,915)
Cost of capitalized loans	(295,668)	(73,917)	(26,610)	(100,527)	(97,687)	(100,045)
Foreign exchange variation on the cash basis (1)	(252,265)	(63,066)	(22,704)	(85,770)	—	—
Biological assets	(729,497)	(182,374)	(65,655)	(248,029)	(139,426)	(14,388)

Total deferred tax liabilities		(1,284,304)	(462,351)	(1,746,655)	(1,707,264)	(1,652,200)

Total deferred taxes		(248,816)	(88,634)	(337,450)	89,065	50,601

Deferred taxes—Assets, net				99,831	322,041	326,001
Deferred taxes—Liabilities, net				(437,281)	(232,976)	(275,400)

Total deferred taxes				(337,450)	89,065	50,601

(1)	As regulated by Decree No. 8,451/2015, as of April 2016, RCSA started to recognize the exchange rate variation on the cash basis, replacing the accrual basis, thus recognizing deferred tax liabilities

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(d.1) Net changes in deferred tax assets (liabilities):

		2016	2015
	2017	(restated)	(restated)
Balance at the beginning of the year	89,065	50,601	251,990
Income (expenses) in profit or loss	(173,087)	(322,168)	51,414
Deferred taxes on other comprehensive income	(253,285)	282,494	(12,962)
Recognition of NOL and GW tax credits by Shell	—	78,124	—
Deferred taxes on business combinations	—	—	(23,456)
Reversal of deferred taxes	—	—	1,300
Merger of subsidiaries	—	—	4,486
Use of tax losses and negative basis for social contribution for REFIS settlement	—	—	(222,492)
Other	(143)	14	321

Balance at the end of the year	(337,450)	89,065	50,601

(d.2) Realization of deferred tax assets:

When evaluating deferred taxes’ recovery capacity, Management considers future taxable income projections and changes in temporary differences. Deferred tax assets are only recognized when it is probable that taxable profit will be available in the future. Tax losses and negative bases’ balances do not expire, but the use of these losses accumulated in prior years is limited to 30% of each taxable annual income.

On March 31, 2017, the Group expects to realize deferred tax assets as follows, including tax loss assets, negative basis and temporary differences:

Years:	2017
2018	555,603
2019	129,561
2020	124,056
2021	129,939
2022	179,139
2023 onwards	290,907

Total	1,409,205

Tax losses and social contribution negative bases’ balance amounts not recorded due to the absence of future taxable profit are as follow:

	2017	2016	2015
Agrícola Ponte Alta Ltda.	16,654	15,243	5,608
Blueway Trading Importação e Exportação S.A.	—	—	11,441
Raízen Biotecnologia S.A.	29	28	—
Sabor Raíz Alimentação S.A.	11,586	3,625	57

	28,269	18,896	17,106

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

17.	Provision for legal disputes and judicial deposits

Breakdown of legal disputes considered as probable loss

When the Group was setup it was agreed that Cosan and Shell would reimburse the Group for legal disputes that had or could have the date-base of the disputes before the formation of the Group, therefore, the Group should reimburse Cosan and Shell regarding the judicial deposits made on the date before its formation.

On March 31, 2017 and 2016, balances of these claims to be reimbursed and claims that are not reimbursable are as follow:

	2017	2016
Taxes (Note 17.a)	530,513	289,673
Civil	151,999	194,164
Labor	246,623	222,084
Environmental	59,191	55,695

	988,326	761,616

Non-reimbursable legal disputes	149,995	110,837
Reimbursable legal disputes (Note 17.ii)	838,331	650,779

	988,326	761,616

As of March 31, 2017 and 2016, balances of refundable deposits and deposits that are not refundable are as follow:

	2017	2016
Tax	235,273	204,039
Civil	36,047	40,664
Labor	64,209	48,762

	335,529	293,465

Own judicial deposits	110,135	74,684
Reimbursable judicial deposits	225,394	218,781

	335,529	293,465

(i)	Non-reimbursable legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2016	20,424	7,915	78,947	3,551	110,837
Provisioned in the year	10,853	4,773	83,854	460	99,940
Write-offs/reversals	(181)	(4,260)	(31,445)	(597)	(36,483)
Payments	(1,583)	(774)	(32,577)	(750)	(35,684)
Monetary variation (i)	2,541	182	8,649	13	11,385

March 31, 2017	32,054	7,836	107,428	2,677	149,995

(i)	Shown in income (loss) for the year in Financial income.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(ii)	Reimbursable legal disputes (1)

	Tax	Civil	Labor	Environmental	Total
March 31, 2016	269,249	186,249	143,137	52,144	650,779
Provisioned in the year	181,145	29,827	34,496	15,362	260,830
Write-offs/reversals	(17,358)	(20,789)	(20,497)	(4,573)	(63,217)
Payments	(2,101)	(47,584)	(19,910)	(7,150)	(76,745)
Price-level restatement	67,524	(3,540)	1,969	731	66,684

March 31, 2017	498,459	144,163	139,195	56,514	838,331

(1)	The change does not have and will never have an effect on profit or loss, as there are assets accounted related to the Group’s right to reimbursement.

(iii)	Total legal disputes

	Tax	Civil	Labor	Environmental	Total
March 31, 2016	289,673	194,164	222,084	55,695	761,616
Provisioned in the year	191,998	34,600	118,350	15,822	360,770
Write-offs/reversals	(17,539)	(25,049)	(51,942)	(5,170)	(99,700)
Payments	(3,684)	(48,358)	(52,487)	(7,900)	(112,429)
Price-level restatement	70,065	(3,358)	10,618	744	78,069

March 31, 2017	530,513	151,999	246,623	59,191	988,326

(a)	Tax

	2017	2016
Social Security Charges (“INSS”) (i)	2,725	2,336
Value-added tax on sales and services (“ICMS”) (ii)	250,303	35,150
Excise tax (“IPI”) (iii)	91,647	88,045
PIS and COFINS (iv)	38,329	35,318
Lawyers’ fees (v)	62,551	55,040
IRPJ and CSLL (vi)	75,208	69,002
Economic Domain Intervention Contribution (CIDE) and others (vii)	9,750	4,782

	530,513	289,673

Non-reimbursable legal disputes	32,054	20,424
Reimbursable legal disputes	498,459	269,249

	530,513	289,673

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(i)	INSS

The amount recorded as provision for INSS corresponds social security contributions levied on billing, pursuant to the terms of Article 22-A of Law no. 8,212/91, whose constitutionality is being challenged in a lawsuit. RESA made judicial deposits related to lawsuit in the amount of R$ 275,177. Accordingly, both balances are presented net in these financial statements.

(ii)	ICMS

Amount recorded as provision for ICMS is substantially represented by: (a) received tax assessments that, despite being defended in the administrative and legal spheres, are considered as probable loss by the Group’s legal advisors; and (b) using finance credits and charges in matters on which understanding of the Group’s management and tax advisors differ from tax authorities’ interpretations.

During the year ended March 31, 2017, as mentioned in Note 10.a.1, RCSA recorded legal disputes reimbursable by Shell that deals with the questioning of the breach of accessory obligation (CAT Ordinance) in the period from January 2001 to December 2004, related to the methodology for calculating ICMS credits in the state of São Paulo, in the updated amount of R$ 142,061, and the assessment arising from FOB fuel sales transactions by Shell to some customers in São Paulo which were later on declared improper, in the period from October 2003 to May 2004, in relation to which the ruling of the motion for clarification of judgment is currently being awaited, in the restated amount of R$ 65,626.

(iii)	IPI

Amount recorded as a provision for IPI is represented by: (a) tax assessment received referring to imported products; and (b) offset of credits deriving from inputs used in exempt shipments.

(iv)	PIS and COFINS

Amount recorded as a provision for PIS and COFINS credits is as follows: (a) contribution of period from 1997 to 1999 referring to merger of company; and (b) offset referring to IPI credits used to offset PIS and COFINS deriving from inputs used in exempt shipments.

(v)	Lawyers’ fees

The Group contracts law firms to defend it in civil, tax and labor lawsuits. Some contracts provide for attorneys’ remuneration as a percentage on successful lawsuit value. The Group records a provision for amounts payable to law firms referring to lawsuits whose likelihood of loss is possible or remote. Amount currently recorded as a provision refers mainly to lawsuits whose financial responsibility is borne by Shell, as they were originated in a period prior to the Group’s establishment and, therefore, are reimbursable.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(vi)	IRPJ and CSLL

These refer to decisions related to different offsets carried out by Perdcomp related to IPI credits used to offset IRPJ and CSLL. This offset stopped being homologated because a tax assessment notice was issued to stop recognition of credits based on the fact that, in the period from January 2008 to September 2010: (a) RCSA did not segregate and pay IPI owed at the rate of 8% on certain transactions classified in TIPI (table of IPI levy), and (b) RCSA did not reverse IPI credits referring to inputs used for industrialization of certain products classified in TIPI, considering that shipment of such products are not taxed. In first item, controversy occurs due to divergence about classification of products as oil by-products and, in the second item, it occurs because authorities do not recognize the right to maintain IPI credits on shipment transactions that are exempt or not taxed.

(vii)	CIDE

RCSA recorded a provision for CIDE on services provided in oil and natural gas exploration and production activities carried out before the Group’s establishment, whose balance on March 31, 2017 and 2016, totals R$171,515. Owed amounts were deposited in escrow, at the same amount. RCSA will be fully reimbursed by Shell in case it actually is obliged to pay CIDE to tax authorities. Accordingly, both balances are presented net in these financial statements.

(b)	Civil, labor and environmental

The Group is party to various civil actions consisting of (i) damages for material losses and pain and suffering; (ii) disputes on contracts; (iii) class action to stop the burning of sugar cane straw; (iv) enforcements of environmental decisions; (v) reparation of environmental damages causes by fuel leakages; and (vi) discussions about contracts, real estate and recovery of credits, including discussing regardless contract breaches and possession of the Group’s properties and recovery of amount not paid by clients.

The Group is also part to several labor claims of former employees and employees of service providers who demand, among other things, payment for overtime work, night shift premium and hazardous duty premium, readmission into the job, return of payroll discounts, such as trade union optional and mandatory contributions, among others.

The main environmental actions are related to environmental remediation to be carried out at gas stations, distribution hubs, airports and client distribution centers and they include the removal of contaminated material, treatment of the land, laboratory tests and post-remediation monitoring.

These legal disputes were considered as probable loss and, therefore, no provision for lawsuits demands has been recognized in the financial statements

The following legal disputes are considered as not more likely than not to create a present obligation and, therefore, as a possible obligation, no provision for legal disputes has been recognized in the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(a)	Tax

	2017	2016
ICMS (i)	3,966,082	3,538,878
INSS (ii)	496,956	461,618
IPI (iii)	499,678	482,576
IRPJ and CSSL (vi)	2,070,196	1,666,108
PIS and COFINS (v)	2,631,361	1,754,305
Offset with IPI credits – Regulatory Instruction no. 67/98 (vi)	129,618	124,737
MP 470 Debt in installments (vii)	174,765	—
Other	997,634	865,008

	10,966,290	8,893,230

Non-reimbursable legal disputes	2,269,279	1,051,244
Reimbursable legal disputes	8,697,011	7,841,986

	10,966,290	8,893,230

In case a reimbursable provision for these claims has to be recognized in the future due to change in expectation, or to any other reason, the Group will immediately record an amount receivable from shareholders at the same amount and, therefore, the Group’s statement of income will not be impacted. In case this provision is not reimbursable, the Group will record it as a legal dispute provision in the statement of income for the period in which the likelihood of occurs changes.

Raízen Group’s significant possible losses may be summarized as follow:

(i)	ICMS

Refers substantially to: (i) part related to fine of tax assessment issued due to alleged lack of ICMS payment and non-compliance with accessory obligation, in agricultural partnership for on-demand industrialization in periods from May 2005 to March 2006 and from May 2006 to March 2007; (ii) ICMS levied on crystal sugar for export that, as understood by tax agent, is classified as semi-finished product and, in accordance with ICMS regulation, would be subject to taxation; (iii) ICMS levied on alleged divergences on sugar and ethanol inventories deriving from comparison between magnetic tax files and inventory registration books; (iv) tax assessment related to charge of ICMS rate difference deriving from ethanol sales to companies located in other states of the Federation, which had their state registrations canceled; (v) requirement of ICMS deriving from disallowances of diesel credits used in agricultural-industrial production process; (vi) lack of reversal of ICMS credits; (vii) lack of full reversal of ICMS-ST credits; (viii) non-compliance with certain accessory obligations; (ix) ICMS-ST requirement in inter-state sales to industrial clients; (x) allegation of the supposed existence of the difference in the sugar and ethanol inventory of RESA. Once the fact of the inexistence of the supposed differences was proved, the defenses were presented based on the effective legislation, and we are waiting for the judgment; and (xi) disallowance of the ICMS credit –diesel fuel, the defense was presented because it is essential to the activities of RESA based on article 155, paragraph 2, I of Federal Constitution and Complementary Law no. 87/96.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(ii)	INSS

Possible legal disputes related to INSS involve mainly: (i) questioning about legality and constitutionality of MPS/SRP Regulatory Instruction no. 3 of 2005, which restricted constitutional immunity of social security contributions on revenues from export exclusively to direct sales and started to tax exports carried out through trading companies; (ii) requirement of contribution to SENAR in direct and indirect export transactions for which Federal Revenue Service (“RFB”) understands that constitutional immunity does not apply; and, (iii) mandatory payment of social security contribution on resale of merchandise in domestic market and to third parties that are not included in calculation basis of social contribution levied only on gross revenue from establishment production and not from acquired merchandise.

(iii)	IPI

SRF Regulatory Instruction no. 67/98 supported procedure adopted by industrial establishments that made shipments without recording and paying IPI related to transactions with cane sugars: demerara, high-quality crystal, special crystal, extra special crystal, and granulated refined sugar carried out in the period from July 6, 1995 to November 16, 1997, and with refined amorphous sugar in the period from January 14, 1992 to November 16, 1997. This standard was carried into effect in the respective proceedings brought by RFB, whose likelihood of loss is classified as not more likely yes than no, according to the assessment of the Group’s legal advisors.

(iv)	IRPJ and CSLL

Refers, substantially, to tax assessment notices, issued by the Federal Revenue Service of Brazil charging IRPJ and CSLL for prior financial years, relating to: (i) deductibility of amortization expenses of determined goodwill; (ii) offset of tax losses and CSLL negative calculation basis; (iii) taxation on differences in revaluations of property, plant and equipment assets; (iv) recoverable tax assessment notices linked to Shell’s Exploration and Production business, added in March 2016, referring to withholding taxes on remittances abroad and undue taxation on goodwill amortization; (v) the non-cumulative PIS / COFINS credits from goods and services purchased in the domestic merchant and offset with IRRF and CSLL / IRPJ; (vi) tax assessment notices based on the PIS system semester and Federal Tax Offsets (IRPJ, CSLL, PIS, COFINS and IRRF) not approved by the RFB. The Group has challenged such charges in the appropriate spheres; and (vii) tax assessment notices related to the glosses of goodwill amortization deductions for calendar years 2011 to 2012 (corporate fact that generated the right to use goodwill occurred in 2006). The Group filed a challenge requesting the full cancellation of the tax assessment notice drawn up, extinguishing all of the tax credits required.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(v)	PIS and COFINS

In the year ended March 31, 2017 substantially refers to: (i) PIS and CONFINS credits, in the non-cumulative system in 2012 and 2013, provided for in the Laws No. 10,637/2002 and 10,833/2003, respectively. These rejections arise, in summary, due to the restrictive interpretation of the Secretariat of the Federal Revenue Service in regard to the concept of “inputs” as well as differences regarding the interpretation of the referred to laws. Such questions are still at the administrative level, in the amount of R$ 269,823 (R$ 482 in 2016); (ii) related to unconstitutionality of expansion of PIS and COFINS calculation basis brought by Law no. 9,718/98, in the amount of R$ 608,619 (R$ 564,042 in 2016). It is important to emphasize that the Supreme Federal Court has already settled this matter, deciding that this taxation is unconstitutional; (iii) PIS and COFINS difference determined as a result of deduction of CIDE settled through offset, in the amount of R$ 66,072 (R$ 35,175 in 2016). For inspectors, this deduction could only be made in case CIDE had been paid; and (iv) to requests of reimbursement of PIS and COFINS linked to offset processes. After presentation of Terms of Disagreement in March 2013, DRJ (Judgment Office) determined write-off of processes in progress, so that PIS and COFINS credit rights referring to certain quarters of years 2008 and 2009 are recalculated. Such questions are still at the administrative spheres.

(vi)	Offsets with IPI credit – IN 67/98

SRF Regulatory Instruction Number 67/98 brought the possibility of a refund of IPI collected in the period from January 14, 1992, to November 16, 1997, on amorphous refined sugar. Accordingly, RESA, for the periods in which payment was made, it pleaded to offset amounts against other taxes due. However, the Federal Revenue Service dismissed requests for restitution as well as an offset. Therefore, RESA administratively appealed against the dismissal.

After notification of payment of debts object to an offset in view of the changes introduced by IN SRF Number 210/02, RESA filed a writ of mandamus with an injunction request to suspend the enforceability of offset taxes, with the aim of impeding the Public Administration from executing these debts. The injunction was granted by the competent court, and the likelihood of loss is considered as possible by the Management.

(vii)	MP 470 – Debt in Installments

Federal Revenue Service partially rejected requests for payment of federal tax debts in installments made by RESA, with the argument that offered tax loss is not sufficient to settle respective debts. Likelihood of loss is considered possible, as indicated losses existed and were available for such use.

(b)	Civil, labor and environmental

	2017	2016
Civil (i)	1,305,235	918,857
Labor	643,607	673,463
Environmental	47,113	44,484

	1,995,955	1,636,804

Non-reimbursable legal disputes	574,434	474,057
Reimbursable legal disputes	1,421,521	1,162,747

	1,995,955	1,636,804

(i)	The increase of possible legal disputes carried out in the year ended March 31, 2017 refers mainly to: (a) change in the risk of administrative proceeding with CADE filed against Shell; (b) repair for emerging damages; (c) lost profit; (d) indemnification for pain and suffering; and (e) lawyers’ fees.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

18.	Commitments

Sales

The Group, represented by RCSA and RESA, control entities operating in the sugar, ethanol, electric energy cogeneration business as well as fuel distribution. Sales contracts are managed on a consolidated basis, associated with the business and are not tied to a specific entity. Therefore, the whole Group in conjunction with its subsidiaries is responsible for all of the sales commitments.

Sales in the commodity market are made substantially on the date of the sale price. However, the Group has several agreements in the market of sugar and ethanol committing itself to selling certain volumes in future crops. Additionally, RCSA has some sales contracts of fuels to clients.

On March 31, 2017, the sales commitments sugar, ethanol, diesel, electric energy and steam, are as follows:

	Sugar (in tons)	Ethanol (in cubic meters)	Diesel (in cubic meters)	Electric energy (in megawatt-hour)	Steam (in tons)
2018	3,550,000	899,593	453,400	2,158,783	135,000
2019	3,550,000	—	499,300	1,985,537	—
2020	3,550,000	—	490,500	1,958,175	—
2021	3,550,000	—	506,800	1,960,224	—
2022	—	—	352,900	9,765,257	—

Total	14,200,000	899,593	2,302,900	17,827,976	135,000

Purchasing

RESA has various purchase commitments for sugarcane with third parties in order to guarantee part of its production in subsequent harvests. The amount of sugarcane to be acquired is calculated based on the estimated amount per milled area. The amount to be paid by the Group is determined at the end of each harvest, according to prices published by the CONSECANA (Council of Sugarcane, Sugar and Ethanol Producers in the São Paulo State – Brazil).

RCSA has fuel purchase agreements with third parties in order to secure part of its trading future, as well as contracts for rail, road and ferry services, with the purpose of transporting from the supply bases to the resellers stations, the amount to be paid is determined according to the contractually agreed price.

In addition, RCSA has contracts for fuel storage services with third parties, in accordance with logistic and fuel storage objectives in certain regions.

In addition, RESA has exclusive contracts with the Rumo Group, regarding transportation services and lifting sugar on ports for export purposes.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

On March 31, 2017, the purchase commitments and the services contracts per crop are as follow:

	Sugarcane (in tons)	Fuels (in cubic meters)	Road transportation (in cubic meters)	Storage (in cubic meters)	Transportation and lifting sugar (in tons)
2018	29,809,970	5,033,790	3,960,899	4,581,837	2,000,000
2019	26,684,697	—	3,971,184	3,352,020	2,000,000
2020	22,459,339	—	1,917,877	2,545,000	2,000,000
2021	18,023,496	—	713,265	2,067,000	2,000,000
2022 em diante	73,050,485	—	713,265	5,151,000	12,000,000

Total	170,027,987	5,033,790	11,276,490	17,696,857	20,000,000

RESA has contracts to purchase industrial equipment with the purpose of maintenance and expansion of plants, as well as to meet the needs of electric energy cogeneration projects, totaling R$ 28,807.

Contracts of partnership and land leasing

RESA has partnership and land leasing contracts for sugarcane plantations, which shall end up to 20 years.

Payments for these obligations are calculated by the accumulated price of ATR for 2016/2017 crop in the amount of R$ 0.6839/kg, disclosed by CONSECANA and the volume of sugarcane per hectare as defined in the contract.

The expected, non-cancellable, payments on these contracts are as follows:

Within one year	747,172
1-5 years	2,196,981
Over 5 years	1,277,716

Total	4,221,869

19.	Equity

a)	Capital

a.1)	RESA

On June 23, 2014, the shareholder Cosan S.A. Indústria e Comércio (“Cosan S.A.”) transferred all 2,951,297,817 common shares held in the Company to Cosan Investimentos e Participações S.A. (“CIP”), with the reserve of usufruct for Cosan, until October 1, 2021, on all political rights, the right to receive interest on own capital, and the right to receive dividends linked to such shares, decided by the RESA on April 30, 2014, based on profits earned until March 31, 2014.

At the Extraordinary Shareholders’ Meeting held on January 21, 2015, the conversion of 100,000 Class C preferred shares into an equal number of Class D preferred shares (all held by the shareholders SBHBV), was discussed and approved by the shareholders of RESA.

As mentioned in Note 1.c, in Extraordinary Shareholders’ Meeting held on August 31, 2015, Shell and Cosan’s shareholders decided and approved RESA’s capital increase of R$ 1,500,000 in domestic currency through issuance of 1,340,687,564 new nominative common shares, without nominal value by unitary issue value of R$ 1.118828906.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

As of March 31, 2017 and 2016, RESA capital is R$ 6,516,354 (R$ 5,016,354 in 2015) and that capital does not include the balance of redeemable preferred shares in the amount of R$ 60,009 (R$ 93,300 in 2016 and 2015), totaling R$ 6,456,346 (R$ 6,423,054 in 2016 and R$ 4,923,054 in 2015).

Capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Cosan S.A.	Total
Common	3,621,641,599	3,621,641,599	—	7,243,283,198
Class A preferred shares	—	—	1	1
Class B preferred shares	—	—	133,242,457	133,242,457
Class C preferred shares	663,476	—	—	663,476
Class D preferred shares	100,000	—	—	100,000

Total at March 31, 2017 and 2016	3,622,405,075	3,621,641,599	133,242,458	7,377,289,132

Total at March 31, 2015	2,952,061,293	2,951,297,817	133,242,458	6,036,601,568

Redeemable preferred shares—RESA

Tax benefits resulting from NOL and GW recognized before the Raízen formation (Note 10.a.3), should be refund to the respective shareholders as RESA use them as a reduction in balances of the taxes payable.

For the realization of these refunds, Class B preferred shares were issued for Cosan and Classes C and D for Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RESA.

At the Ordinary General Meeting (“OGM”) held on July 28, 2014, the shareholders of RESA discussed and approved the payment of R$ 42,381, or rather, less than was declared on March 31, 2014, of R$ 1,255, related to preferred shares, which were settled on July 29, 2014.

During the year ended March 31, 2015, RESA entered the program for the settlement of debt installments with the Federal Revenue Service of Brazil, through the use of an NOL, therefore, resulting in a write-off of Class B preferred shares, of R$ 157,010.

In addition, at the end of the financial year ended March 31, 2015, RESA proposed the allocation of dividends to holders of Class B preferred shares of R$ 15,221, corresponding to the partial use of the tax benefit balance for the same financial year ending on that date.

During the year ended March 31, 2017, RESA allocated to dividends the entire outstanding amount of R$ 3,531 of preferred shares Class C, belonging to shareholder Shell, to be paid during the year to be ended March 31, 2018.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

As of March 31, 2017, the balance of preferred shares (Classes B and C) recognized as capital in shareholders’ equity totals R$ 60,008 belongs to Cosan (R$ 93,300 in 2016 and 2015, R$ 89,762 belongs to Cosan and R$ 3,538 to Shell), Note 9.a.3.

a.2)	RCSA

At the Extraordinary Shareholders’ Meeting held on January 21, 2015, the conversion of 100,000 Class C preferred shares into an equal number of Class D preferred shares (all held by the shareholders SBHBV), was discussed and approved by the shareholders of RCSA.

As mentioned in Note 1.c, in Extraordinary Shareholders’ Meeting held on August 31, 2015, Shell and Cosan’s shareholders decided and approved redemption of 1,641,750,012 common shares against capital decrease of R$1,500,000, carried out proportionately to interest held by shareholders, that is, corresponding to 50% of common shares of each one.

In an Extraordinary Shareholders’ Meeting held on January 17, 2017, shareholders approved redemption of 93,648,276 preferred shares Class B, in the amount of R$ 100.00.

As of March 31, 2017 and 2016, RCSA capital is R$ 1,843,720 (R$ 3,343,720 in 2015) and that capital does not include the balance of redeemable preferred shares in the amount of R$ zero (R$ 10,732 in 2016 and R$ 148,802 in 2015), totaling R$ 1,843,720 (R$ 1,832,988 in 2016 and R$ 3,194,918 in 2015).

Share capital is fully subscribed for and paid in and is divided as follows:

	Shareholders (shares in units)
	Shell	CIP	Cosan S.A.	Total
Common	830,709,236	830,709,236	—	1,661,418,472
Class A preferred shares	1	—	—	1
Class C preferred shares	8,437,012	—	—	8,437,012
Class D preferred shares	100,000	—	—	100,000
Class E preferred shares	174,038,252	—	—	174,038,252

Total at March 31, 2017	1,013,284,501	830,709,236	—	1,843,993,737

Total at March 31, 2016	1,093,593,738	830,709,236	93,648,276	2,017,951,250

Total at March 31, 2015	1,914,468,744	1,651,584,242	93,648,276	3,659,701,262

Redeemable	preferred shares—RCSA

The tax benefits arising from the utilization of NOL balances generated by Shell before the formation of the RCSA, as well as tax benefits arising from goodwill tax amortization from Cosan S.A. contribution and also the tax benefits arising from the utilization of Pis and Cofins credits from the contribution of Fix Investimentos Ltda. (“Fix”) (shareholder of the subsidiary Raízen Mime Combustíveis S.A.), should be returned to the respective shareholders of RCSA to use as a decrease of the balances of taxes payable. These refunds required the issue of Class A preferred shares solely for FIX, Class B for Cosan S.A. and Class C, D and E for Shell with the purpose of compensating them through the payment of dividends in the amount of the tax benefit used by RCSA during the calendar year, from January to December, each year.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

At the Extraordinary Shareholders’ Meeting held on July 28, 2014, the shareholders of RCSA discussed and approved the payment of R$ 240,409, or rather, greater than that declared on March 31, 2014, of R$ 52,548, related to the preferred shares, of which was settled on July 29, 2014. These dividends of R$ 164,779 and R$ 75,630 were credited to the shareholders of Shell and Cosan, respectively.

In addition, at the end of the year ended March 31, 2015, RCSA proposed allocation of dividends to holders of Class B and Class C preferred shares of R$ 15,127 and R$ 58,495, Cosan and Shell, respectively, corresponding to partial use of the tax benefit balance for the same financial year ending on that date, totaling R$ 73,622.

During year ended March 31, 2016, RCSA recognized Shell’s supplementary NOL and GW balances in the amount of R$ 78,124, calculated in 2010 and 2011.

At the Extraordinary Shareholders’ Meeting held on December 30, 2015, the shareholders of RCSA approved the creation of Class E preference shares, as well as the conversion of 174,038,252 Class C preference shares, owned by Shell, into Class E preference shares. This new class of share aims to repay the shareholder Shell by using RCSA tax credits originating for the highest payment of IRPJ and CSLL, between the months of January 2010 and May 2011, totaling R$ 258,250 (Notes 10.a.3 and 16.b).

On March 31, 2016, RCSA recorded the reimbursement to Shell, in current liabilities, for the use of NOL and GW, relative to the calendar year of 2015 of R$ 138,070 (Note 10.3), by reducing capital reserve. This transaction did not generate changes in equity.

As mentioned in Note 10.a.3, RCSA shareholders approved the redemption of 80,309,237 Class C preferred shares, for the amount of R$ 111,793, representing a reversal of R$ 26,277, in relation to the provision made in the closing of the annual financial statements as at March 31, 2016. The redemption of these shares was made using part of the capital reserve balance, not reducing the share capital of RCSA.

As of March 31, 2017, the balance of preferred shares payable to shareholders, recorded in shareholders’ equity, was fully written-off. On March 31, 2016, the balance of these shares totaled R$ 10,732.

b)	Capital reserves

Capital reserve

Mostly consists of goodwill resulting from the difference between the subscription price paid for the shares and their nominal values. That reserve may only be used to increase capital, absorb losses, redeem, reimburse or purchase shares or to pay cumulative dividends to preferred shares.

During the period ended on March 31, 2015, Cosan settled debts in installments with Receita Federal do Brasil using NOL. Therefore, the capital reserve was reduced by R$ 164,377, comprising: (i) R$ 157,010 arising from the NOL owned by Cosan with the obligation of preferred payable shares; and, (ii) R$ 7,367 corresponding to the NOL of the subsidiary of RESA, Benálcool Açúcar e Álcool Ltda., whose tax credits are not made up the balance of Class B preferred shares created on the formation of the Group.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

During year ended March 31, 2017, RESA allocated the remaining balance of redeemable preferred shares to holders of Class C shares, in the amount of R$ 3,531.

Goodwill special reserve

Share premium results from downstream mergers in the Group that became deductible for income and social contribution tax purposes. Therefore, the Group recognized goodwill special reserve in shareholders’ equity as an effect of downstream mergers and as an offsetting entry to deferred tax assets that is equivalent to the 34% tax benefit resulting from the tax amortization of this goodwill.

Merger of Curupay

During the year ended March 31, 2015, due to the reverse merger of Curupay by TEAS, whose main assets corresponded to the investments held by the share capital of Curupay and goodwill based on tax records, the goodwill became to be deductible for tax purposes on income and social contribution taxes on net income. Therefore, RESA recorded a goodwill special reserve, in equity, reflecting the effect of the reverse merger of Curupay by its subsidiary TEAS in return for their investment (Note 27) of R$ 2,004.

c)	Dividends and interest on own capital (“JCP”)

Group’s dividends are not distributed by the calculations of the combined consolidated financial statements, but individually by RESA and RCSA.

By-laws of RESA and RCSA assure shareholders a minimum mandatory dividend of 1% of net income at the end of fiscal year, adjusted pursuant to LSA.

The individual calculations for the years ended March 31, 2017, 2016, and 2015, were determined as follows:

•	RESA

	2017	2016	2015
Net income for the year	1,404,579	1,185,644	110,999
(-) Formation of legal reserve—5%	(61,588)	(59,282)	(5,550)
(-) Effect of subsidiary tax incentives	(65,316)	(139,885)	—

Dividends to holders of Class B preferred shares	(28,422)	—	—
Dividends to holders of Class D preferred shares	(729)	—	—

Dividend distribution calculation basis	1,248,524	986,477	105,449

Common shares
Minimum mandatory dividend—1%	(12,485)	(9,865)	(1,054)
Redemption of preferred shares—Class B	—	—	(15,221)
Redemption of preferred shares—Class C	(3,531)	—	—
Redemption of preferred shares—Class D	—	—	(791)

Total provisioned dividends	(45,167)	(9,865)	(17,066)

Dividends and interest on own capital—remaining	—	(125,000)	(34,000)

Total in RESA Parent Company and Consolidated	(45,167)	(134,865)	(51,066)

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

•	RCSA

	2017	2016	2015
Net income for the period	1,598,815	1,164,287	1,202,294
(-) Formation of legal reserve—5%	—	—	(60,113)

Dividends to holders of Class B preferred shares	—	—	(15,126)
Dividends to holders of Class D preferred shares	(729)	(729)	(791)

Dividend distribution calculation basis	1,598,086	1,163,558	1,126,264

Common shares
Minimum mandatory dividend – 1% (1)	(15,981)	(11,636)	(11,263)
(-) Interest on equity	(196,000)	(184,500)	(190,500)
(-) Dividends paid in advance	(1,235,000)	(943,285)	(539,360)
Dividends to holders of Class C preferred shares	—	—	(58,495)

Total provisioned dividends	(729)	(729)	(74,412)

Dividends and interest on own capital—remaining	—	(140,050)	—

Total in Parent Company of RCSA	(729)	(140,779)	(74,412)

Dividends payable to non-controlling shareholders	(15,445)	(9,150)	(9,545)

Total in RCSA Parent Company and Consolidated	(16,174)	(149,929)	(83,957)

(1)	During years ended March 31, 2017, 2016 and 2015, interest on own capital and prepaid dividends totaled R$ 1,431,000, R$ 1,127,785 and R$ 730,100, respectively. Accordingly, there is no provision for minimum mandatory dividends because prepaid values were higher than those calculated at percentage defined in the by-laws.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

c)	Changes in dividends and interest on own capital (“JCP”)

Companies	Dividends and interest on equity	Determination period	Approval in Special Shareholders’ Meeting and Annual and Special Shareholders’ Meeting	Nature and type of share	Gross amount	No impact in equity	Amount paid or payable	Recipient	Percentage	Payment date
RCSA	Intermediary	01/01/2016–02/29/2016	03/18/2016	Common	—	—	112,000	Shell and CIP	50% each	04/01/2016
RCSA	Interest on equity	01/01/2016–02/29/2016	03/18/2016	Common	—	—	33,000	Shell and CIP	50% each	04/01/2016
RESA	Ordinary	Balance of retained earnings	03/18/2016	Common	—	—	125,000	Shell and CIP	50% each	04/01/2016
MIME	Provision for minimum mandatory	Year ended 03/31/2016	06/16/2016	Common	—	—	4,799	Non-controlling shareholder	24%	06/24/2016
MIME	Complementary	Balance of retained earnings	06/23/2016	Common	8,165	(2,084)	6,081	Non-controlling shareholder	24%	06/24/2016
RCSA	Intermediary	Balance of retained earnings	06/23/2016	Common	33,000	—	33,000	Shell and CIP	50% each	06/24/2016
RCSA	Intermediary	04/01/2016–05/31/2016	06/23/2016	Common	51,000	—	51,000	Shell and CIP	50% each	06/24/2016
RCSA	Interest on equity	03/01/2016–05/31/2016	06/23/2016	Common	45,000	—	45,000	Shell and CIP	50% each	06/24/2016
RCSA	Rescues of shares	Year ended 03/31/2016	08/23/2016	C Preferred	—	111,793	111,793	Shell	100%	08/26/2016
SABBÁ	Provision for minimum mandatory	Year ended 03/31/2016	08/30/2016	Common	—	—	2,176	Non-controlling shareholder	20%	09/23/2016
RESA	Provision for minimum mandatory	Year ended 03/31/2016	07/29/2016	Common	—	—	9,865	Shell and CIP	50% each	09/28/2016
RCSA	Intermediary	04/01/2016–08/31/2016	09/21/2016	Common	376,000	—	376,000	Shell and CIP	50% each	09/28/2016
RCSA	Interest on equity	03/01/2016–08/31/2016	09/21/2016	Common	49,000	—	49,000	Shell and CIP	50% each	09/28/2016
RCSA	Exclusive	Year ended 03/31/2016	08/23/2016	D preferred	—	—	729	Shell	100%	09/28/2016
RCSA	Exclusive	Balance of retained earnings	08/23/2016	D preferred	352	—	352	Shell	100%	09/28/2016
RESA	Exclusive	Balance of retained earnings	07/29/2016	B Preferred	—	1,332	1,332	Cosan S.A.	100%	09/28/2016
RESA	Exclusive	Balance of retained earnings	07/29/2016	C Preferred	—	7	7	Shell	100%	09/28/2016
RESA	Exclusive	Balance of retained earnings	07/29/2016	D preferred	1,081	—	1,081	Shell	100%	09/28/2016
SABBÁ	Provision for minimum mandatory	Year ended 03/31/2016	08/30/2016	Common	—	—	2,176	Non-controlling shareholder	20%	01/11/2017
RCSA	Intermediary	04/01/2016–09/30/2016	11/11/2016	Common	330,000	—	330,000	Shell and CIP	50% each	11/14/2016
RESA	Intermediary	Year ended 03/31/2016	11/11/2016	Common	223,000	—	223,000	Shell and CIP	50% each	11/14/2016
RCSA	Intermediary	04/01/2016–11/30/2016	12/22/2016	Common	200,000	—	200,000	Shell and CIP	50% each	12/23/2016
RCSA	Interest on equity	03/01/2016–08/31/2016	12/22/2016	Common	47,000	—	47,000	Shell and CIP	50% each	12/23/2016
RESA	Intermediary	Year ended 03/31/2016	12/22/2016	Common	351,000	—	351,000	Shell and CIP	50% each	12/23/2016
RCSA	Interest on equity	03/01/2016–12/31/2016	12/31/2016	Common	21,000	—	21,000	Shell and CIP	50% each	03/24/2017
RESA	Interest on equity	01/01/2016–12/31/2016	12/31/2016	Common	200,000	—	200,000	Shell and CIP	50% each	03/24/2017
RCSA	Interest on equity	01/01/2017–02/28/2017	03/22/2017	Common	34,000	—	34,000	Shell and CIP	50% each	03/24/2017
RCSA	Intermediary	01/01/2017–02/28/2017	03/22/2017	Common	278,000	—	278,000	Shell and CIP	50% each	03/24/2017
RESA	Dividends from retained earnings	Year ended 03/31/2016	03/22/2017	Common	65,000	—	65,000	Shell and CIP	50% each	03/24/2017

Dividends and interest on own capital paid during the year							2,713,391

SABBÁ	Provision for minimum mandatory	Year ended 03/31/2017	—	Common	9,641	—	9,641	Non-controlling shareholder	20%	Pending
MIME	Provision for minimum mandatory	Year ended 03/31/2017	—	Common	5,804	—	5,804	Non-controlling shareholder	24%	Pending
RCSA	Exclusive	Year ended 03/31/2017	—	D preferred	729	—	729	Shell	100%	Pending
RESA	Provision for minimum mandatory	Year ended 03/31/2017	—	Common	12,485	—	12,485	Shell and CIP	50% each	Pending
RESA	Exclusive	Year ended 03/31/2017	—	B Preferred	—	—	28,422	Cosan	100%	Pending
RESA	Exclusive	Year ended 03/31/2017	—	C Preferred	—	—	3,531	Shell	100%	Pending
RESA	Exclusive	Year ended 03/31/2017	—	D preferred	729	—	729	Shell	100%	Pending

Combined consolidated dividends and interest on own capital as of March 31, 2017							61,341

Impacts of dividends and interest on own capital in combined consolidated shareholders’ equity as of March 31, 2017					2,341,986

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Company	Dividends and interest on equity	Determination period	Approval in Special Shareholders’ Meeting and Annual and Special Shareholders’ Meeting	Nature and type of share	Gross amount	No impact in equity	Amount paid or payable	Recipient	Percentage	Payment date
RESA	Interest on equity	Year ended 03/31/2014	12/31/2013	Common			34,000	Shell and Cosan	50% each	10/23/2015
RCSA	Interim dividends	Balance of retained earnings	04/24/2015	Common	225,000	—	225,000	Shell and Cosan	50% each	05/29/2015
MIME	Interim dividends	04/01/2014–03/31/2015	04/29/2015	Common	9,232	3,974	13,206	Non-controlling shareholder	24%	04/30/2015
SABBÁ	Reversal of ordinary dividends	Year ended 03/31/2015	08/14/2015	Common	(2,372)	3,866	1,494	Non-controlling shareholder	20%	04/30/2015
RCSA	Ordinary	Balance of retained earnings	07/31/2015	Common	98,060	—	98,060	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary	04/01/2015–06/30/2015	07/31/2015	Common	169,032	—	169,032	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on equity	Balance of retained earnings	07/31/2015	Common	18,400	—	15,640	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on equity	04/01/2015–06/30/2015	07/31/2015	Common	57,000	—	48,450	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary	07/01/2015–12/31/2015	10/22/2015	Common	178,153	—	178,153	Shell and Cosan	50% each	10/23/2015
RCSA	Interest on equity	07/01/2015–12/31/2015	10/22/2015	Common	38,300	—	32,555	Shell and Cosan	50% each	10/23/2015
RCSA and RESA	Exclusive	Year ended 03/31/2015	07/31/2015	B Preferred	—	—	30,347	Cosan	100%	10/23/2015
RCSA	Exclusive	Year ended 03/31/2015	07/31/2015	C Preferred	—	—	58,495	Shell	100%	10/23/2015
RCSA and RESA	Exclusive	Year ended 03/31/2015	07/31/2015	D preference	—	—	1,582	Shell	100%	10/23/2015
RESA	Exclusive	Year ended 03/31/2015	07/31/2015	Common	—	—	1,054	Shell and Cosan	50% each	10/23/2015
RCSA	Intermediary	10/01/2015–11/30/2015	12/15/2015	Common	255,100	—	255,100	Shell and Cosan	50% each	12/23/2015
RCSA	Interest on equity	10/01/2015–11/30/2015	12/15/2015	Common	23,200	—	19,720	Shell and Cosan	50% each	12/23/2015
RCSA	Complementary interest on own capital	01/01/2015–09/30/2015	12/15/2015	Common	21,700	—	18,445	Shell and Cosan	50% each	12/23/2015
RCSA	Interest on equity	12/01/2015–12/31/2015	12/31/2015	Common	11,300	—	9,605	Shell and Cosan	50% each	01/31/2016
RCSA	Intermediary	12/01/2015–12/31/2015	01/13/2016	Common	229,000	—	229,000	Shell and Cosan	50% each	01/15/2016
RESA	Intermediary	Balance of retained earnings	01/13/2016	Common	260,700	—	260,700	Shell and Cosan	50% each	01/15/2016
SABBÁ	Complementary	Year ended 03/31/2015	03/18/2016	Common	2,372	(878)	1,494	Non-controlling shareholder	20%	08/20/2015

Dividends and interest on own capital paid during the year							1,701,132

RCSA	Intermediary	01/01/2016–02/29/2016	03/18/2016	Common	112,000	—	112,000	Shell and Cosan	50% each	04/01/2016
RCSA	Interest on equity	01/01/2016–02/29/2016	03/18/2016	Common	33,000	—	28,050	Shell and Cosan	50% each	04/01/2016
RESA	Ordinary	Balance of retained earnings	03/18/2016	Common	125,000	—	125,000	Shell and Cosan	50% each	04/01/2016
RCSA	Exclusive	Year ended 03/31/2016	—	D preferred	729	—	729	Shell	100%	09/28/2016
RESA	Exclusive	Year ended 03/31/2016	—	D preferred	9,865	—	9,865	Shell and Cosan	50% each	09/28/2016
MIME	Provision for minimum mandatory	Year ended 03/31/2016	—	Common	4,799	—	4,799	Non-controlling shareholder	24%	06/17/2016 and 09/23/2016
SABBÁ	Provision for minimum mandatory dividend	Year ended 03/31/2016	—	Common	4,351	—	4,351	Non-controlling shareholder	20%	01/11/2017

Combined consolidated dividends and interest on own capital as of March 31, 2016							284,794

Impacts of dividends and interest on own capital in combined consolidated shareholders’ equity as of March 31, 2016					1,883,921

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Company	Dividends and interest on equity	Determination period	Approval in Special Shareholders’ Meeting and Annual and Special Shareholders’ Meeting	Nature and type of share	Gross amount	No impact in equity	Amount paid or payable	Recipient	Percentage	Payment date
RCSA	Interest on equity	Year ended 03/31/2014	04/24/2015	Common	—	—	19,550	Shell and Cosan	50% each	10/31/2014
RCSA	Exclusive	Year ended 03/31/2014	04/29/2015	C Preferred	—	—	127,357	Shell	100%	07/28/2015
RESA	Provision for minimum mandatory	Year ended 03/31/2014	07/28/2014	Common	—	—	1,037	Shell and Cosan	50% each	10/31/2014
RESA	Exclusive	Year ended 03/31/2014	07/28/2014	B Preferred	—	—	42,380	Cosan	100%	07/29/2014
MIME	Ordinary	Year ended 03/31/2014	07/31/2015	Common	—	5,847	5,847	Non-controlling shareholder	24%	04/15/2014
MIME	Intermediary	03/01/2014–04/30/2014	07/31/2015	A preferred	—	98	98	Non-controlling shareholder	24%	10/31/2014
SABBÁ	Intermediary	Year ended 03/31/2014	07/31/2015	Common	—	781	781	Non-controlling shareholder	20%	05/27/2014
RCSA	Complementary	Retained earnings	07/31/2015	Common	246,682	—	246,682	Shell and Cosan	50% each	10/31/2014
RCSA	Interest on equity	02/01/2014–09/30/2014	07/31/2015	Common	109,500	—	93,075	Shell and Cosan	50% each	10/31/2014
RCSA	Intermediary	02/01/2014–09/30/2014	07/31/2015	Common	220,360	—	220,360	Shell and Cosan	50% each	10/31/2014
RCSA	Intermediary	04/01/2014–11/30/2014	07/31/2015	Common	200,000	—	200,000	Shell and Cosan	50% each	12/31/2015 and 07/01/2015
RCSA	Interest on equity	10/01/2014–12/31/2014	07/31/2015	Common	45,000	—	38,250	Shell and Cosan	50% each	03/18/2015
RCSA	Exclusive	Year ended 03/31/2014	08/14/2015	B Preferred	—	—	60,504	Cosan	100%	07/28/2015
RCSA	Exclusive	Retained earnings	10/22/2015	C Preferred	—	36,843	36,843	Shell	100%	07/28/2014
RCSA	Exclusive	Retained earnings	10/22/2015	B Preferred	—	15,126	15,126	Cosan	100%	07/28/2014
RCSA	Intermediary	04/01/2014–01/31/2015	12/15/2015	Common	119,000	—	119,000	Shell and Cosan	50% each	03/18/2015
RCSA	Interest on equity	01/01/2015–02/28/2015	12/15/2015	Common	36,000	—	30,600	Shell and Cosan	50% each	03/18/2015

Dividends and interest on own capital paid during the year							1,257,490

RESA	Interest on equity	01/01/2013-12/31/2013	12/31/2013	Common	—	—	34,000	Shell and Cosan	50% each	10/23/2015
RESA	Provision for minimum mandatory dividend	Year ended 03/31/2015	—	Common	1,054	—	1,054	Shell and Cosan	50% each	10/23/2015
RESA	Exclusive	Year ended 03/31/2015	—	B Preferred	—	15,221	15,221	Cosan	100%	10/23/2015
RESA	Exclusive	Year ended 03/31/2015	—	D Preferred	791	—	791	Shell	100%	10/23/2015
RCSA	Exclusive	Year ended 03/31/2015	—	B Preferred	—	15,126	15,126	Cosan	100%	10/23/2015
RCSA	Exclusive	Year ended 03/31/2015	—	C Preferred	—	58,496	58,496	Shell	100%	10/23/2015
RCSA	Exclusive	Year ended 03/31/2015	—	D preferred	791	—	791	Shell	100%	10/23/2015
MIME	Provision for minimum mandatory dividend	Year ended 03/31/2015	—	Common	4,800	—	4,800	Non-controlling shareholder	24%	04/30/2015
SABBÁ	Provision for minimum mandatory dividend	Year ended 03/31/2015	—	Common	4,744	—	4,744	Non-controlling shareholder	20%	04/30/2015

Combined consolidated dividends and interest on own capital as of March 31, 2015							135,023

Impacts of dividends and interest on own capital in combined consolidated shareholders’ equity as of March 31, 2015					988,722

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

d)	Asset/ liability valuation adjustments

i)	Actuarial gain (loss)

Refer to the result of gain and loss and adjustments for experience and changes in actuarial assumptions on the defined benefit pension plan. This component is recognized in other comprehensive income and will not be reclassified to profit or loss in subsequent periods.

ii)	Income from financial instruments designated as hedge accounting

This refers to changes in fair value resulting from hedging cash flows of export income from VHP sugar, exchange fluctuations of PPEs and fuel imports.

iii)	Effect of foreign currency translation—CTA

Corresponds to conversion differences of investees with a functional currency different from RESA and RCSA.

iv)	Changes in asset/liability valuation adjustments, net of taxes

The changes in asset/liability valuation adjustments are shown as follows:

	2016	Comprehensive income	2017
Effect of foreign currency translation—CTA	1,433	2,605	4,038
Actuarial loss in defined benefit plan	(9,092)	(2,083)	(11,175)
Net gain (loss) on financial instruments designated as hedge accounting	(525,962)	493,711	(32,251)

	(533,621)	494,233	(39,388)

Attributable to:
Group’s controlling shareholders	(533,611)	494,228	(39,383)
Group’s non-controlling shareholders	(10)	5	(5)

	2015	Comprehensive income	2016
Effect of foreign currency translation—CTA	1,377	56	1,433
Actuarial gain (loss) in defined benefit plan	(9,556)	464	(9,092)
Net gain (loss) on financial instruments designated as hedge accounting	22,832	(548,794)	(525,962)

	14,653	(548,274)	(533,621)

Attributable to:
Group’s controlling shareholders	14,663	(548,274)	(533,611)
Group’s non-controlling shareholders	(10)	—	(10)

	2014	Comprehensive income	2015
Effect of foreign currency translation—CTA	842	535	1,377
Actuarial loss in defined benefit plan	(234)	(9,322)	(9,556)
Net gain (loss) on financial instruments designated as hedge accounting	(11,452)	34,284	22,832

	(10,844)	25,497	14,653

Attributable to:
Group’s controlling shareholders	(10,844)	25,507	14,663
Group’s non-controlling shareholders	—	(10)	(10)

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

e)	Income reserves

i)	Legal reserve

The legal reserve consists of the allocation of 5% of the profit reported in the year, according to the by-laws of RESA and RCSA, parent company and in compliance with LSA.

On March 31, 2017 and 2016, as established by the LSA, RCSA did not allocate 5% of net income to the caption of its legal reserve, since the legal reserves and capital, together, exceeded 30% of the capital.

ii)	Profit retention reserve

It refers to the remaining balance of the Group’s profit, after the appropriations made to set up the legal reserve and to accrue dividends. Under RESA’s and RCSA’s by-laws, up to 80% of the year’s profit may be allocated to that reserve, to fund operations and to new investments and projects, which may not exceed the percentage of 80% of capital.

iii)	Tax incentive reserve

The tax incentive reserve consists of incentives recognized in RESA’s indirect subsidiary, Raízen Caarapó, arising from Agreement 331/2008 entered into between Raízen Caarapó and the state of Mato Grosso do Sul, whereby a tax benefit on the processing of sugar in that state is granted in an amount equivalent to 67% of the ICMS debt balance.

For the years ended March 31, 2017 and 2016, the value of tax incentives that had an impact on RESA income was R$ 14,985 and R$ 9,328, respectively, recorded under the “Cost of products sold and services rendered” (Note 21).

On March 31, 2017, RESA recorded the recurring effect of the tax incentives through the subsidiary Raízen Centroeste amounting to R$ 50,331 (R$ 121,216 in 2016), arising from the state incentive program in the State of Goiás, in the form of financing part of the ICMS payment, named “Industrial Development Program of Goiás—Produzir”, with the subsequent discharge of the amount financed.

For the years ended March 31, 2017 and 2016, the value of incentives that had an impact on the consolidated result was R$ 52,773 and R$ 31,318, respectively, recorded under the Other operating income, net (Note 22).

The entire amount referring to these benefits was allocated to Tax Benefit Reserve.

f)	Interest of non-controlling shareholders

Corresponds to the non-controlling shareholders on net assets of the following subsidiaries:

Interest of Group’s non-controlling shareholders (Note 2.2)	2017	2016	2015
Unimodal Ltda.	27%	27%	27%
Petróleo Sabbá S.A.	20%	20%	20%
Raízen Mime Combustíveis S.A.	24%	24%	24%
Sabor Raíz Alimentação S.A.	40%	40%	40%

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

20.	Net operating revenue

	2017	2016	2015
Gross revenue from sale of products and services	82,494,902	76,965,695	67,540,999
Taxes, deductions and rebates on sales (1)	(3,285,460)	(2,856,508)	(2,448,270)

Net operating revenue	79,209,442	74,109,187	65,092,729

(1)	During the years ended March 31, 2017, 2016 and 2015, includes amortizations related to exclusive supply rights in the amounts of R$ 343,739, R$ 309,898 and R$ 266,043, respectively.

The net operating revenue is segregated between the following components:

		2017	2016	2015
Net revenue from sale of products and services		80,213,398	74,188,502	64,406,836
Gain (loss) on derivatives designated as hedge accounting	(Note 24.e)	(1,021,607)	165,106	41,047
Gain (loss) on commodity derivatives not designated as hedge accounting		17,651	(244,421)	644,846

Net operating revenue		79,209,442	74,109,187	65,092,729

21.	Costs and expenses by nature

Reconciliation of costs and expenses by nature

Costs and expenses are shown in the statement of income by function. The reconciliation of the Group’s results by nature for the years ended March 31, 2017, 2016 and 2015 is as follows:

Costs and expenses by nature (4)

	2017	2016 (restated)	2015 (restated)

Fuels—resales	(65,114,871)	(60,062,299)	(52,422,760)
Raw material	(3,808,791)	(4,146,893)	(4,057,160)
Depreciation and amortization (1)	(2,011,747)	(2,100,251)	(2,115,123)
Personnel expenses	(1,588,029)	(1,648,498)	(1,439,779)
Cutting, loading and transportation—CCT	(682,378)	(748,782)	(685,931)
Freight	(326,073)	(289,456)	(277,667)
Commercial expenses	(302,520)	(333,020)	(330,579)
Maintenance materials	(442,440)	(382,211)	(371,168)
Outsourced labor	(275,933)	(273,094)	(264,142)
Rental and leases	(415,338)	(302,654)	(262,138)
Change in fair value of biological assets	652,984	336,034	(46,261)
Realization of fair value of biological assets	(348,363)	39,547	13,206
Resale of energy	(61,593)	(61,688)	(112,284)
Logistics expenses	(193,812)	(111,684)	(92,278)
Telecom	(22,975)	(22,648)	(21,737)
Other expenses (2) / (3)	(475,285)	(709,069)	(547,340)

	(75,417,164)	(70,816,666)	(63,033,141)

(1)	Does not include the amortization of exclusive supply rights that are recognized as sales deductions and rebates (Note 20).
(2)	This includes the income from Investment subsidy – ICMS of R$ 14,985 (R$ 9,328 in 2016 and R$ 9,340 in 2015).
(3)	Includes estimated losses for non-realization of taxes amounting to R$ 6,291 (zero in 2016 and 2015).
(4)	On March 31, 2016, costs and expenses were reduced due to tax credits in the periods prior to the fiscal year, in the amount of R $ 2,088 and R $ 48,258, respectively.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Classified as:

	2017	2016 (restated)	2015 (restated)
Cost of products sold and services provided	(72,547,575)	(68,077,699)	(60,487,460)
Sales expenses	(1,875,271)	(1,814,897)	(1,675,793)
General and administrative expenses	(994,318)	(924,070)	(869,888)

	(75,417,164)	(70,816,666)	(63,033,141)

22.	Other operating income, net

	2017	2016	2015
Recognition of extemporaneous tax credits, net (1)	403,113	36,420	—
Gain in the disposal of associates (2)	166,103	—	—
Gain in the sale of property, plant and equipment	82,246	70,981	132,824
Income from rental and leases	103,213	116,620	130,452
Income from royalties	52,798	54,250	52,533
Income from government grant – ICMS	52,773	31,318	50,217
Merchandising	47,812	54,239	43,834
Commissions on sales of lubricants and cards	20,283	31,067	42,988
Gain in the fair value of shares	—	—	40,366
Capital gain on dilution of ownership interest in associates (Note 11.b.iv)	14,697	15,583	30,333
Store rental revenue	13,761	14,707	16,913
Reversal (provision) of estimated loss in investments, property, plant and equipment and intangible assets, net (Notes 11, 12 and 13)	(163,088)	1,869	(63,738)
Provision for legal disputes, net	(21,286)	(9,351)	(8,330)
Provision for losses with non-realization of taxes (5)	(67,582)	—	—
Gain (loss) with commercial operations (3)	(16,742)	(49,368)	821
Other income (expenses), net (4)	(41,874)	30,137	940

	646,227	398,472	470,153

(1)	Refers substantially to the tax recovery of tax credits arising from the Group’s activities, recognized in the statement of income for the year ended March 31, 2017.
(2)	Refers to the gain on the sale of the 10% ownership interest of RCSA in STP. (Note 11.b.ii).
(3)	Substantially refers to the result of the washout of certain business contracts.
(4)	Substantially comprised of R$ 13 million in estimated asset losses, related to the fire occurred on October 20, 2016 in Raízen Centroeste, RESA’s subsidiary. Raízen has insurance for the assets lost and is in the phase of investigation and gathering evidences and documentation to send them to the insurance company. The receivable from the insurance company will be recognized when the same confirm the amounts that will be reimbursed.
(5)	Does not include provision for non-realization of taxes that are recorded in Cost of products sold and services provided, in the amount of R$ 6,291 (zero in 2016 and 2015). This provision for losses correspond substantially to the portion of VAT credit balances in the certain states.

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

23.	Financial income (loss)

	2017	2016	2015
Financial expenses
Interest	(807,861)	(832,521)	(663,398)
Liability monetary variation	(81,536)	(158,120)	(71,668)
PIS and COFINS on financial income	(40,168)	(37,313)	—
Other	(18,869)	(25,397)	(23,531)

	(948,434)	(1,053,351)	(758,597)

Fair value of financial instruments (Note 15)	(90,150)	49,556	—
Less: amounts capitalized on qualifying assets (Note 12)	26,904	34,923	40,636

	(1,011,680)	(968,872)	(717,961)

Financial income
Yields from financial investments	374,118	359,037	248,278
Interest	326,776	306,061	227,101
Asset monetary variation and others	35,962	66,723	16,998

	736,856	731,821	492,377

Foreign exchange variations, net (i)	443,314	(373,960)	(1,319,651)

Net effect of the derivatives (ii)	(327,150)	171,435	720,082

	(158,660)	(439,576)	(825,153)

(i)	Includes foreign exchange, net gains and losses on assets and liabilities denominated in foreign currency; and,
(ii)	Includes realized gains and (losses) and unrealized with options, net with options, swaps and NDFs and other derivatives.

24.	Financial instruments

(a)	Overview

The Group presents exposure to the following risks deriving from its operations, which are equalized and managed with the use of certain financial instruments:

•	Price risk

•	Exchange rate risk

•	Interest rate risk

•	Credit risk

•	Liquidity risk

(b)	Risk management framework

The Group has specific treasury and trading policies that set risk management guidelines.

The Group has two main committees to monitor activities and ensure policy compliance: (i) a risk committee whose members gather weekly to analyze the behavior of commodity and foreign exchange markets and decide on coverage positions and the strategy to fix the prices of imports and exports to reduce the negative effects of changes in prices and foreign exchange rate; and, (ii) an ethanol committee whose members gather monthly to assess the risks posed by the sale of ethanol and to comply with the limits set on risk policies.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

The Group is exposed to market risks, as follows: (i) fluctuations in sugar, ethanol and oil by-product prices; (ii) fluctuations in exchange rates; and, (iii) fluctuations in interest rates. The purchases of financial instruments for hedging purposes are made according to an analysis of the risk exposure that Management intends to cover.

As of March 31, 2017 and 2016, the fair values of transactions with derivative financial instruments for hedging and other purposes were determined according to observable data, such as prices quoted in active markets or discounted cash flows according to market curves and are presented below:

	Notional		Fair value
	2017	2016	2017	2016
Price risk
Commodity derivatives
Futures contracts	2,239,310	2,425,895	72,354	(392,352)

	2,239,310	2,425,895	72,354	(392,352)
Exchange rate risk
Foreign exchange rate derivative
Futures contracts	19,802	546,895	3,618	5,080
Forward contracts	2,581,373	2,802,293	(681)	291,758
Foreign deliverable forward	63,368	494,014	14,915	40,382
Foreign exchange swap	(3,568,584)	(6,233,931)	(306,812)	392,357

	(904,041)	(2,390,729)	(288,960)	729,577
Interest rate risk
Interest rate swap	(960,699)	(622,808)	23,418	(6,715)

	(960,699)	(622,808)	23,418	(6,715)

Total			(193,188)	330,510

Current assets			342,464	638,079
Non-current assets			81,505	597,653

Total assets			423,969	1,235,732

Current liabilities			(280,039)	(579,278)
Non-current liabilities			(337,118)	(325,944)

Total liabilities			(617,157)	(905,222)

Total			(193,188)	330,510

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(c)	Price risk

Price risks result from the possibility of fluctuations in the market prices of the products sold by the Group, mainly raw sugar (sugar #11), refined sugar (sugar #5 or white sugar), heating oil and ethanol. These price fluctuations may cause substantial alterations in the revenues and costs. To mitigate these risks, the Group permanently monitors markets, seeking to anticipate price changes. The table below shows the positions as of March 31, 2017 of derivative instruments to cover the risk of fluctuations in commodity prices:

Price risk: outstanding commodity derivatives as of March 31, 2017
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	NYSE LIFFE	Sugar#5	Jul/17–Sep/17	47,500 t	55,865	6,341
Future	Sold	ICE	Sugar#11	Jul/17–Dec/18	1,929,831 t	2,310,719	12,746
Options	Sold	ICE	Sugar#11	Apr/17–Sep/18	525,448 t	38,449	(9,629)
Future	Sold	OTC	Sugar#11	Apr/17–Feb/17	— t	—	13,251

Sub-total sugar sold					2,502,779 t	2,405,033	22,709
Future	Purchased	NYSE LIFFE	Sugar#5	Jul/17–Sep/17	(20,300) t	(32,744)	(2,121)
Future	Purchased	ICE	Sugar#11	Jul/17–Dec/18	(251,421) t	(321,316)	(25,898)
Options	Purchased	ICE	Sugar#11	Apr/17–Sep/17	(474,646) t	(37,580)	74,836

Sub-total sugar purchased					(746,367) t	(391,640)	46,817

Sub-total sugar					1,756,412 t	2,013,393	69,526

Future	Sold	B3	Ethanol	Jan/17–Aug/17	19,350 m³	29,816	74
Future	Sold	NYMEX	Ethanol	Apr/17–Dec/17	73,293 m³	360	(9,668)
Future	Sold	CHGOETHNL	Ethanol	Apr/17–Mar/18	102,500 m³	162,847	(305)
Future	Sold	CHGOETHNL	Ethanol	Aug/17–Dec/17	17,346 m³	288	(2,377)

Sub-total ethanol sold					212,489 m³	193,311	(12,276)

Future	Purchased	B3	Ethanol	Jan/17–Aug/17	(16,230) m³	(25,078)	(616)
Future	Purchased	NYMEX	Ethanol	Apr/17–Dec/17	(183,246) m³	(905)	27,677
Future	Purchased	CHGOETHNL	Ethanol	Apr/17–Mar/18	(103,600) m³	(165,235)	174
Options	Purchased	CHGOETHNL	Ethanol	Aug/17–Dec/17	(2,100) m³	—	208

Sub-total ethanol purchased					(305,176) m³	(191,218)	27,443

Physical fixed	Sold	CHGOETHNL	Ethanol	Apr/17–Dec/17	736 m³	1,143,096	(470)

Sub-total physical fixed ethanol sold					736 m³	1,143,096	(470)

Physical fixed	Purchased	CHGOETHNL	Ethanol	Apr/17–Mar/18	(859) m³	(1,160,927)	236

Sub-total physical fixed ethanol purchased					(859) m³	(1,160,927)	236

Sub-total future physical fixed ethanol					(92,810) m³	(15,738)	14,933

Future	Sold	NYMEX	Heating Oil / Gas	May/17	187,690 m³	241,655	(12,105)

Subtotal heating oil / gas—sold					187,690 m³	241,655	(12,105)

Subtotal heating oil / gas					187,690 m³	241,655	(12,105)

Net exposure of derivatives of goods as of March/17						2,239,310	72,354

Net exposure of derivatives of goods as of March/16						2,425,895	(392,352)

Raízen Group

Management notes to combined consolidated financial statements as of March 31

In thousands of Reais - R$, unless otherwise indicated

(d)	Exchange rate risk

Exchange rate risks arise from the possibility of fluctuations in the exchange rates used by Group for export revenues, imports, financing cash flows and other foreign currency assets and liabilities. The Group uses derivative transactions to manage cash flow risks resulting from export revenues denominated in US dollars, net of other cash flows also denominated in foreign currency. The table below shows the positions for derivatives used to cover outstanding foreign exchange rate risks as of March 31, 2017 and 2016:

Foreign exchange rate risk: outstanding foreign exchange derivatives as of March 31, 2017
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (units)	Notional (R$ thousand)	Fair value (R$ thousand)
Future	Sold	B3	Trade dollar	Apr/17–May/17	1,164,000	3,688,017	(32,223)

Subtotal future sold					1,164,000	3,688,017	(32,223)

Future	Purchased	B3	Trade dollar	Apr/17–May/17	(1,157,750)	(3,668,215)	35,841

Subtotal future purchased					(1,157,750)	(3,668,215)	35,841

Subtotal future dollar					6,250	19,802	3,618

Term	Purchased	OTC/B3	NDF	APR/17–Jun/17	(1,478,749)	(4,663,872)	(27,002)
Term	Sold	OTC/B3	NDF	May/17	2,278,749	7,245,245	26,321

Subtotal term dollar					800,000	2,581,373	(681)

Foreign exchange swap	Purchased	OTC	Foreign exchange swap	Jan/17–Sep/22	(1,239,703)	(3,927,877)	(388,328)
Foreign exchange swap	Sold	OTC	Foreign exchange swap	Oct/21–Jan/22	113,399	359,293	81,516

Subtotal exchange swap					(1,126,304)	(3,568,584)	(306,812)

Foreign deliverable forward	Sold	OTC	Foreign Exchange forward	Apr/17	20,000	63,368	14,915

Subtotal foreign deliverable forward					20,000	63,368	14,915

Net exposure of foreign exchange derivatives as of March/17					(300,054)	(904,041)	(288,960)

Net exposure of foreign exchange derivatives as of March/16					(808,135)	(2,390,729)	729,577

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

On March 31, 2017, the summary of the quantitative data on Group’s net exposure, considering the foreign exchange rate of all currencies to USD, is presented below:

	2017
	R$	US$ (in thousands)
Cash and cash equivalents (Note 3)	482,057	152,145
Restricted cash (Note 5)	184,562	58,251
Accounts receivable—Abroad (Note 6)	141,679	44,716
Related parties, net (Note 10.a)	71,446	22,550
Suppliers (Note 14)	(398,123)	(125,654)
Loans and financing (Note 15)	(5,038,949)	(1,590,377)
Derivative financial instruments, net (Note 24.d) (1)		300,054

Net foreign exchange exposure		(1,138,315)

Derivatives settled in the month before the closing (2)		22,750

Net foreign exchange exposure, adjusted in March/17 (3)		(1,115,565)

Net foreign exchange exposure, adjusted in March/16		(694,053)

(1)	Refers to the notional foreign exchange derivative transactions.
(2)	Maturities on April 2017, whose settlement was given by PTAX on the last closing day of the month.
(3)	The net foreign exchange exposure, this will be substantially offset by probable future income of export products and/or import products.

(e)	Hedge accounting effect

The Group formally designates its transactions subject to hedge accounting aiming at hedging cash flows. Hedges are assigned to sugar and ethanol incomes, the cost of import of derivatives and foreign currency debt, documenting: (i) the hedging relationship, (ii) the Group’s risk management purpose and strategy when entering into the hedging instrument, (iii) the identification of the financial instrument, (iv) the covered object or transaction, (v) the nature of the risk to be covered, (vi) the description of the hedging relationship, (vii) the relation between the hedging instrument and the covered item, and (viii) the retrospective and prospective testing of the effectiveness of the hedging instrument.

The impacts recognized in the Group’s equity and the estimated realization in profit or loss are shown below.

As of March 31, 2017:

			Period for realization
Financial instrument	Market	Risk	2017/18	2018/19	2017
Future	OTC / ICE	Sugar#11	(26,651)	7,760	(18,891)
Future	B3	Ethanol	222	—	222
Options (1)	OTC / ICE	Sugar#11	58,376	—	58,376
Future	NYMEX	Heating oil	6,064	—	6,064
Term	OTC / ICE	Foreign exchange	147	—	147
PPE	Debt	Foreign exchange	(94,784)	—	(94,784)

			(56,626)	7,760	(48,866)
(-) Deferred taxes			19,250	(2,638)	16,615

Effect in shareholders’ equity			(37,376)	5,122	(32,251)

(1)	During the year ended March 31, 2017, the Group started to operate in market of commodities options “Sugar#11”. The currently adopted strategy is zero cost collar, considering that such operations are designated as hedge accounting, accounting for the effect of the change in the intrinsic value of the option as cash flow hedge, deferring its effects in shareholders’ equity. Variation of options’ extrinsic value is directly recognized in the Statement of Income under Net operating revenue.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

As of March 31, 2016:

			Period for realization
Financial instrument	Market	Risk	2016/17	2017/18	2016
Future	OTC / ICE	Sugar#11	(328,680)	(70,356)	(399,036)
Future	B3	Ethanol	1,771	—	1,771
Future	NYMEX	Heating Oil	(6,285)	—	(6,285)
Term	OTC / ICE	Foreign exchange	(53,689)	—	(53,689)
PPE	Debt	Foreign exchange	(339,670)	—	(339,670)

			(726,553)	(70,356)	(796,909)
(-) Deferred taxes			247,028	23,921	270,946

Effect in shareholders’ equity			(479,525)	(46,435)	(525,963)

As of March 31, 2015:

			Period for realization
Financial instrument	Market	Risk	2015/16	2016/17	2015
Future	OTC / ICE	Sugar#11	388,130	7,318	395,448
Future	B3	Ethanol	(178)	—	(178)
PPE	Debt	Foreign exchange	(360,658)	—	(360,658)

			27,294	7,318	34,612
(-) Deferred taxes			(9,292)	(2,488)	(11,780)

Effect in shareholders’ equity			18,002	4,830	22,832

We show below the changes in the balances of other comprehensive income during the year:

Cash flow hedge

	2017	2016	2015
Balance at the beginning of the year	(525,962)	22,832	(11,452)

Gains (losses) occurred during the year:
Fair value on commodity futures designated as hedge accounting	(338,508)	(276,590)	649,186
Fair value on forward exchange contracts designated as hedge accounting	(46,159)	(42,307)	(1,780)
Exchange variation on debt contracts designated as hedge accounting	111,105	(339,670)	(549,564)
Results on debt contracts reclassified into net operating revenue (Note 20)	110,069	360,652	190,693
Results on commodities reclassified to net operating revenue	911,538	(525,758)	(231,740)
Other	—	(7,856)	(4,830)

Total variations occurred during the end of the year (before deferred taxes)	748,045	(831,529)	51,965
Effect of deferred taxes on asset/ liability valuation adjustments (Note 16.e)	(254,334)	282,735	(17,681)

	493,711	(548,794)	34,284

Balance at the end of the year	(32,252)	(525,962)	22,832

(f)	Interest rate risk

The Group monitors fluctuations in interest rates applied to certain debts, particularly those exposed to the Libor, and uses derivative instruments to manage those risks. The table below shows the positions outstanding as of March 31, 2017 for derivatives used to cover interest rate risk:

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Interest rate risk: Interest derivatives outstanding as of March 31, 2017
Derivatives	Purchased / Sold	Market	Contract	Maturity	Notional (US$ thou.)	Notional (R$ thousand)	Fair value (R$ thousand)
Interest rate swap	Purchased	OTC	Interest rate swap	Sep/17–May/23	(303,213)	(960,699)	23,418

Sub-total interest rate swap					(303,213)	(960,699)	23,418

Net exposure of interest rate derivatives in March/17					(303,213)	(960,699)	23,418

Net exposure of interest rate derivatives in March/16					(175,000)	(622,808)	(6,715)

(g)	Credit risk

A substantial part of the Group’s sales is made to a select group of highly qualified counterparties, such as trading companies, fuel distribution companies and major supermarket chains.

The Group manages credit risk by following specific client acceptance standards, analyzing client credit standing and setting exposure limits per client, requiring, when applicable, letters of credit of top tier banks and taking security interest in assets as security for payment of the credit facilities granted to clients. Management considers that the credit risk is substantially covered by the estimated loss in allowance for doubtful accounts.

Individual risk limits are determined according to internal and external classifications and the limits set by Group’s Management. The use of credit limits is regularly monitored. No credit limit was exceeded during the period, and Management does not expect any loss from default by these counterparties in amounts higher than those already provided for.

The Group enters into commodity derivative agreements in futures markets and options at the New York Board of Trade—NYBOT, Chicago—CBOT and at the London International Financial Futures and Options Exchange—LIFFE, as well as in over-the-counter markets with selected counterparties. The Group enters into foreign exchange rate and commodity derivative agreements at B3 and over-the-counter agreements registered with B3, mainly with the leading local and foreign banks considered by global credit risk rating agencies to have investment level ratings.

Guarantee margins – Derivative transactions in commodity exchanges (NYBOT, LIFFE, and B3) require guarantee margins. The total combined consolidated margin deposited as of March 31, 2017 is R$ 262,144 (R$ 812,303 in 2016), of which R$ 77,582 (R$ 136,116 in 2016) in restricted financial investments and R$ 184,562 (R$ 676,187 in 2016) in derivative transaction margins. (Note 5)

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

The Group’s over-the-counter (“OTC”) derivative transactions do not require a guarantee margin.

The credit risk on cash and cash equivalents is mitigated by the conservative distribution of investment funds and CDBs, which make up the caption. The distribution follows strict criteria for allocation and exposure to counterparties that are major national and international banks, mainly considered investment grade by international rating agencies.

(h)	Liquidity risk

Liquidity risk is the risk of the Group may encounter difficulties in performing the obligations associated with its financial liabilities that are settled with payments or with another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

As part of the liquidity management process, management prepares business plans and monitors their implementation, discussing positive and negative cash flow risks and assessing the availability of funds to support its operations, investments and refinancing needs.

The table below shows the main financial liabilities according to their aging schedules:

	2017
	Up to 1 year	Up to 2 years	From 3 to 5 years	Above 5 years	Total
Loans and financing (1)	1,096,304	1,571,116	8,069,580	4,505,500	15,542,500
Suppliers (Note 14)	2,006,246	—	—	—	2,006,246
Derivative financial instruments (Note 24.b)	280,039	304	277,318	59,496	617,157
Related parties (Note 10.a)	743,018	—	—	832,823	1,575,841

	4,125,607	1,571,420	8,346,898	5,697,819	19,741,744

(1)	Undiscounted contractual cash flows.

(i)	Fair value

Fair value of financial assets and liabilities is the value by which the instrument may be exchanged in a current transaction between parties that are willing to negotiate, and not in a forced sale or settlement. The methods and assumptions used to estimate the fair value are described below.

The fair value of cash and cash equivalents, accounts receivable, other financial assets, accounts payable, related parties and other short-term obligations approximate to their carrying amount due to the short-term maturity of these instruments. Fair value of other long-term assets and liabilities does not significantly differ from their book values.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

The fair value of liability financial instruments of the Group approximates book value, since they are subject to variable interest rates and there was no significant change in Group’s credit risk. The fair value measurement (for disclosures purposes only) of the tradable Senior Notes 2027 is based on market quotations on the date of financial statements. As of March 31, 2017, such market value is 101.73% of face value.

In addition, as mentioned in note 15, on January 26, 2017, Senior Notes 2017 were fully settled. As of March 31, 2016, their market value was 103.50% (107.25% in 2015) of face value.

Derivatives are valued using valuation techniques with observable market data and refer, mainly, to swaps of interest rates, foreign exchange forward contracts, and forward commodity contracts. The valuation techniques applied often include pricing models and swaps contracts, with present value calculations. The models incorporate various data, including the credit quality of counterparties, foreign exchange spot, and forward rates, interest rate curves, and forward rate curves of the hedge object.

The categories of financial instruments are as follows:

		Book value			Market value
	Rating	2017	2016 (restated)	April 1, 2015 (restated)	2017	2016 (restated)	April 1, 2015 (restated)

Financial assets
Cash and cash equivalents, except investments (Note 3)	Loans and receivables	675,125	862,530	357,429	675,125	862,530	357,429
Interest earning bank deposits (Note 3)	Fair value through profit or loss	2,526,473	3,405,196	3,168,195	2,526,473	3,405,196	3,168,195
Securities (Note 4)	Fair value through profit or loss	753,804	104,905	502,606	753,804	104,905	502,606
Restricted cash (Note 5)	Loans and receivables	184,562	671,214	30,651	184,562	671,214	30,651
Restricted financial investments (Restricted cash) (Note 5)	Fair value through profit or loss	140,675	203,391	157,973	140,675	203,391	157,973
Trade accounts receivable (Note 6)	Loans and receivables	2,346,272	2,064,367	1,903,428	2,346,272	2,064,367	1,903,428
Derivative financial instruments (2) (Note 24.b)	Fair value through profit or loss	423,969	1,235,732	1,190,484	423,969	1,235,732	1,190,484
Related parties (Note 10.a)	Loans and receivables	1,647,879	1,204,993	1,250,763	1,647,879	1,204,993	1,250,763
Otherfinancial assets (Note 9)	Loans and receivables	1,233,868	1,455,470	981,351	1,233,868	1,455,470	981,351

		9,932,627	11,207,798	9,542,880	9,932,627	11,207,798	9,542,880

Financial liabilities
Loans and financing (1) (Note 15)	Amortized cost	(9,127,555)	(9,158,514)	(11,918,593)	(9,154,960)	(9,184,168)	(12,012,692)
Loans and financing (1) (Note 15)	Fair value through profit or loss	(2,232,944)	(3,694,212)	—	(2,232,944)	(3,694,212)	—
Derivative financial instruments (2) (Note 24.b)	Fair value through profit or loss	(617,157)	(905,222)	(300,228)	(617,157)	(905,222)	(300,228)
Suppliers (Note 14)	Amortized cost	(2,006,246)	(1,665,971)	(1,329,591)	(2,006,246)	(1,665,971)	(1,329,591)
Related parties (Note 10.a)	Amortized cost	(1,575,841)	(2,101,385)	(1,194,700)	(1,575,841)	(2,101,385)	(1,194,700)

		(15,559,743)	(17,525,304)	(14,743,112)	(15,587,148)	(17,550,958)	(14,837,211)

(1)	Reported net of expenses incurred with the placement of the securities.
(2)	As of March 31, 2017, the caption includes derivatives designated as hedging instruments in the negative amount of R$ 48,869 (R$ 796,909 in 2016 and a positive amount of R$ 34,612 in 2015) (Note 24.e).

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Fair	value hierarchy

The Group uses the following hierarchy to determine and disclose the fair values of financial instruments according to the valuation technique used:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: other techniques for which all data that have a significant effect on fair value are observable, whether directly or indirectly; and,

•	Level 3: techniques that use data that have a significant effect on fair value that are not based on observable market data.

Financial instruments measured at fair value as of March 31, 2017	Level 1	Level 2	Level 3	Total
Interest earning bank deposits (Note 3)	—	2,526,473	—	2,526,473
Securities (Note 4)	—	753,804	—	753,804
Restricted financial investments (Restricted cash) (Note 5)	—	140,675	—	140,675
Derivative financial assets (Note 24.b)	309,623	101,095	13,251	423,969
Loans and financing (Note 15)	—	(2,232,944)	—	(2,232,944)
Derivative financial liabilities (Note 24.b)	(246,904)	(370,253)	—	(617,157)

Total at March 31, 2017	62,719	918,850	13,251	994,820

Total at March 31, 2016	(376,999)	533,671	(10,273)	146,399

(j)	Sensitivity analysis

We present below the sensitivity analysis of the fair value of financial instruments according to the types of risk considered relevant by the Group.

Assumptions for the sensitivity analysis

The Group has adopted three scenarios for the sensitivity analysis, one probable and two (possible and remote) that may show the effects in the fair value of the Group’s financial instruments. The probable scenario was set according to the futures market curves of sugar, heating oil, ethanol and the US dollar as of March 31, 2017, and the amounts presented correspond to the fair value of derivatives on those dates. Possible and remote adverse scenarios were set considering impacts of 25% and 50% on sugar and US dollar price curves, which were calculated as a basis for the probable scenario.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

Sensitivity table

(1)	Change in fair value of derivative financial instruments

			Impacts on income (*)
	Risk factor	Probable scenario	Possible scenario +(25%)	Balance of fair value	Remote scenario +(50%)	Balance of the fair value
Price risk
Commodity derivatives
Futures and options contracts:
Purchase and sale commitments	High sugar prices	69,526	(589,274)	(519,748)	(1,178,548)	(1,109,022)
Purchase and sale commitments	Ethanol price decrease	14,933	(111,052)	(96,119)	(222,103)	(207,170)
Purchase and sale commitments	Increase in diesel and gas prices	(12,105)	(63,441)	(75,546)	(126,882)	(138,987)

		72,354	(763,767)	(691,413)	(1,527,533)	(1,455,179)
Exchange rate risk
Foreign exchange rate derivative
Futures contracts:
Purchase and sale commitments	Low in price of R$/US$	3,618	70,655	74,273	141,310	144,928
Fixed-term and Deliverable forward contracts:
Purchase and sale commitments	Low in price of R$/US$	14,234	(2,206,378)	(2,192,144)	(4,412,756)	(4,398,522)
Foreign exchange swaps:
Purchase and sale commitments	Low in price of R$/US$	(306,812)	(838,053)	(1,144,865)	(1,676,106)	(1,982,918)

		(288,960)	(2,973,776)	(3,262,736)	(5,947,552)	(6,236,512)
Interest rate risk
Interest derivatives
Swap contracts, lock, DI, and NDF	Increase in interest rate	23,418	(5,672)	17,746	(11,344)	12,074

		23,418	(5,672)	17,746	(11,344)	12,074

Total		(193,188)	(3,743,215)	(3,936,403)	(7,486,429)	(7,679,617)

(*)	Result projected to occur within 12 months from March 31, 2017.

(2)	Net foreign exchange exposure

The probable scenario considers the position as of March 31, 2017. The effects of the possible and remote scenarios that would be recognized in the combined consolidated statement of income as revenue or expenses on exchange rate fluctuation are as follows:

		Effect of exchange variation
Net foreign exchange exposure as of March 31, 2017		Possible scenario 25%	Remote scenario 50%	Possible scenario -25%	Remote scenario -50%
Cash and cash equivalents (Note 3)	482,057	120,514	241,029	(120,514)	(241,029)
Restricted cash (Note 5)	184,562	46,141	92,281	(46,141)	(92,281)
Accounts receivable from abroad (Note 6)	141,679	35,420	70,840	(35,420)	(70,840)
Related parties, net (Note 10.a)	71,446	17,862	35,723	(17,862)	(35,723)
Suppliers (Note 14)	(398,123)	(99,531)	(199,062)	99,531	199,062
Loans and financing (Note 15)	(5,038,949)	(1,259,737)	(2,519,475)	1,259,737	2,519,475
Impact on income (loss) for the year		(1,139,331)	(2,278,664)	1,139,331	2,278,664

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(3)	Interest rate sensibility

As at March 31, 2017, the probable scenario for the loans and financing considers a floating annual weighted average rate, and the CDI interest (13.75%) accumulated in the last 12 months for the financial investments and restricted cash. In both cases, simulations were run considering the increase and reduction by 25% and 50%. The consolidated combined results of this sensitivity are as follows:

	March 31, 2017
	Interest rate sensibility
	Probable scenario	Possible scenario 25%	Remote scenario 50%	Possible scenario -25%	Remote scenario -50%

Interest earning bank deposits	350,343	87,586	175,172	(87,586)	(175,172)
Securities	103,000	25,750	51,500	(25,750)	(51,500)
Interest earning bank deposits (Restricted cash)	15,545	3,886	7,773	(3,886)	(7,773)
Loans and financing	(639,197)	(159,799)	(319,599)	159,799	319,599

Impact on income (loss) for the year	(170,309)	(42,577)	(85,154)	42,577	85,154

(k)	Capital management

The Group’s goal, when managing its capital structure, is to ensure that it will continue as a going concern and be able to finance investment opportunities, by keeping a healthy credit profile and offering an appropriate return to its shareholders.

Group has relationships with large local and international rating agencies as show below:

Branch	Scale	Rating	Outlook	Date
Fitch	National	AAA (bra)	Stable	08/09/2016
Moody’s	National	Aaa.Br	Negative	05/31/2017
Standard & Poor’s	National	brAAA	Negative	05/15/2017

The financial leverage ratios on March 31, 2017, and 2016 were calculated as follows:

		2016	2015
	2017	(restated)	(restated)
Third party capital
Loans and financing (Note 15)	11,360,499	12,852,726	11,918,593
(-) Cash and cash equivalents (Note 3)	(3,201,598)	(4,267,726)	(3,525,624)
(-) Derivative financial instruments (Note 4)	(753,804)	(104,905)	(502,606)
(-) Financial investments linked to financing (note 5)	(63,093)	(62,302)	(45,829)
(-) National Treasury Certificates—CTN (Note 9)	(737,088)	(627,219)	(501,794)
(±) Foreign exchange and interest rate derivatives (Note 24.b)	265,542	(722,862)	(480,940)

	6,870,458	7,067,712	6,861,800

Own capital

Equity
Attributable to Group’s shareholders	12,160,702	10,982,504	11,228,108
Attributable to non-controlling shareholders	205,725	169,573	152,161

	12,366,427	11,152,077	11,380,269

Total own capital and third-parties	19,236,885	18,219,789	18,242,069

Leverage ratio	36%	39%	38%

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

25.	Retirement supplementation plan

(a)	Pension fund

Defined	contribution

The Group sponsors the Plan Benefícios Raiz, administered by Raízprev – Private Pension Plan, which is a closed non-profit complementary Pension Plan Entity.

The Entity equipped with administrative, financial and equity autonomy, having as object the administration and implementation of benefit plans of security nature, as defined in the Regulations of Benefit Plans.

The Group has no legal or constructive obligations for further additional contributions if the plan has sufficient assets to pay all benefits or possible occurrence of a deficit.

During the year ended March 31, 2017, the contribution recognized as expense amounted to R$ 18,132 (R$ 15,100 in 2016 and R$ 16,611 in 2015).

(b)	Profit sharing

The Group recognizes a liability and a profit sharing expense based on a methodology that considers pre-defined targets to employees. The Group recognizes a provision when it is contractually compelled or when there is a past practice that created non-formalized obligation.

26.	Insurance

The Group has an insurance program and risk management that provides consistent coverage and protection for corporate assets and operations.

The coverage is based on careful study of risks and losses and is realized by local insurance consultants, with the type of insurance contracted considered by Management sufficient to cover any losses that might occur, given the nature of the Group’s activities, and are detailed as follows:

Type of insurance	Coverage	Amount of coverage
Operational risks	Fire, lightning, explosion and others	1,471,932
General liability	Third party complaints	250,000

		1,721,932

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

27.	Corporate restructurings

Transactions in the year ended March 31, 2017

(i)	Corporate restructuring in RESA regarding the downstream merger of Tarumã by Paraguaçú

On June 1, 2016, the downstream merger of Tarumã by Paraguaçú was approved. As a result of this merger, and considering that Tarumã held 99.9999% of the capital of Paraguaçú, there was a capital increase in that company through the issue of 247,433,845 new shares of R$ 247,434, net of the following amounts: (a) R$ 301,729 regarding the investment that Tarumã had in Paraguaçú; and (b) R$ 43,049 corresponding to the tax incentive reserve recognized in the subsidiary Caarapó. Therefore, the shares in the capital of Paraguaçu now belong to RESA and its subsidiary Raízen Araraquara Açúcar e Álcool Ltda., in the proportion to their respective holdings.

Such restructuring has not affected combined consolidated financial statements.

(ii)	Corporate restructuring under common control, recognized at book value, involving Fuels and Luxembourg

On July 14, 2016, RCSA made a cash contribution of capital in subsidiary Fuels, in the amount of R$ 3,751, equivalent to US$ 1,161 thousand.

On July 29, 2016, RESA made a capital contribution in Fuels, assigning 100% of its interest in Luxembourg, in the amount of R$ 4,555, equivalent to US$ 1,419 thousand, receiving an interest of 96.11% in Fuels capital. As a result of this transaction, RESA started to control Fuels, and RCSA ceased to control and consolidate this entity.

Additionally, on September 15, 2016, RCSA made the disposal to RESA of the 45,000 shares corresponding to 3.89% in the capital of Fuels, for the amount of R$ 274, equivalent to US$ 84 thousand. As of such date, RESA started to hold the totality of the shares of such entity.

Such restructuring has not affected combined consolidated financial statements.

Transactions in the year ended March 31, 2016

(i)	Capital increase at Saturno

During the year ended March 31, 2016, capital contributions to Saturno were approved in the amount of R$ 27,006, through contribution of properties measured at book value.

Such a capital increase did not have an impact on the combined consolidated financial statements.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(ii)	Merger of Sampras

The Special Shareholders’ Meeting held on November 16, 2015, the merger of Sampras by RCSA whose net assets on October 31, 2015, totaled R$ 281,589, was discussed and approved. Therefore, the investment of RCSA in this company was replaced by transferred equity, with the capital unchanged, and the consequent extinction of Sampras.

Such merger did not impact combined consolidated financial statements.

(iii)	Capital increase at Bio Jataí

During the year ended March 31, 2016, as a continuation of the corporate restructuring process involving the net assets of the cogeneration of electric energy of the Group, in June 2014, Bio Jatai’s capital was increased by Raízen Centroeste Açúcar e Álcool Ltda., through the contribution of its net assets at book value, relative to cogeneration of electric energy.

Such capital increase did not impact consolidated combined financial statements.

Transactions in the year ended March 31, 2015

(i)	Acquisition of Latina by RCSA

On April 1, 2014, RCSA acquired all the shares of Latina, in the southern region of the country, by R$ 178,336. The purpose of this acquisition was to expand the presence of the Shell brand, products, and services in the three states of the South of Brazil, in addition to improving the efficiency of the Group’s distribution logistics to network stations, especially in the state of Rio Grande do Sul.

The fair value of acquired assets and assumed liabilities at the date of acquisition of Latina, are as follows:

Accounts	Total
Trade accounts receivable	49,648
Inventories	26,061
Advances to suppliers	10,443
Recoverable taxes	1,729
Judicial deposits	7,925
Deferred taxes (Note 16)	(16,926)
Other assets	41
Property, plant and equipment (Note 12)	27,660
Intangible assets (Note 13)	53,806
Suppliers	(13,515)
Loans and financing	(22,994)
Provision for legal disputes	(10,649)
Salaries and wages payable	(1,103)
Taxes payable	(1,481)
Other liabilities	(3,333)

Net assets	107,312

(-) Consideration transferred, net of cash received	177,744

Final goodwill (Note 13)	70,432

The fair value of acquired assets and assumed liabilities is classified primarily at level 3.

At a meeting of partners held on the date of acquisition, the merger of Latina by RCSA was approved.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(ii)	Acquisition of Cerrado

On December 17, 2013, the Raízen Energia acquired all of Cerrado’s shares for R$ 47,500, plus R$ 1,403 for reimbursements of advances related to harvest suppliers of 2014/2015, paid in cash, calculating preliminary goodwill of R$ 33,663 for this operation. This acquisition was made to increase the sugar cane roots and expected synergies arising from existing RESA operations.

During the year ended March 31, 2015, the allocation of the purchase price was concluded by Management, based on the fair value of acquired assets and assumed liabilities and they are as follows:

Accounts	Total
Biological assets	15,240
(-) Consideration transferred, net of cash received	48,903

Preliminary goodwill	33,663

Land lease agreements (Note 13)	4,184
Agricultural partnership agreements (Note 13)	8,119
Contracts for the supply of sugar cane (Note 13)	3,230
Deferred taxes on the appreciation of assets (Note 13)	(6,530)

9,003

Final goodwill	42,666

Additionally, at the Extraordinary General Meeting of January 29, 2014, the merger of Cerrado by RESA was discussed and approved. Therefore, the investment by RESA in this company was replaced by equity, leaving the capital unchanged, with the consequent extinction of the Cerrado.

(iii)	Corporate restructuring involving net assets related to the co-generation of electricity

In June 2014, RESA and its subsidiaries underwent a corporate restructuring, in which 11 new companies were created as holders of permits for exploitation of UTEs, RESA, and its subsidiaries underwent a capital increase of net assets at book value, relating to cogeneration of electric energy in ten of these new companies.

The aforementioned corporate restructuring produced no impact on the consolidated and combined financial statements, except for the reversal of deferred taxes on temporary differences of R$ 43,341, due to the fact that TPPs are taxed by on presumed profit regime.

(iv)	Corporate restructuring involving liquid assets related to real estate investment activity

On November 18, 2014, Saturno was formed by means of a credit contribution in a current account made by RCSA and Sampras, of R$ 999.00 and R$ 1.00, respectively, paid-in on December 23, 2014.

On December 30, 2014, Saturno received an additional capital contribution of R$ 161,067. The capital contributed by RCSA is made up of properties measured at book value.

The aforementioned corporate restructuring did not produce any impacts on the combined consolidated financial statements, except for the partial reversal of deferred taxes on the appreciation of the Company’s assets R$ 24,502, because of Saturno is taxed by on presumed profit regime.

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

(v)	Corporate restructuring involving reverse merger of Curupay by TEAS

•	Capital decrease in Tarumã.

On 29 October 2014, RESA approved the capital reduction of its subsidiary Raízen Tarumã through the cancellation of 419,595,977 shares, amounting to R$ 419,596. RESA was repaid R$ 400,000 upon payment made on October 29, 2014, and received 23,999,999 quotas issued by Curupay, amounting to R$ 19,596, corresponding to the ownership interest of 100% of the capital of that company.

•	Capital increase of RESA in Curupay

On October 30, 2014, RESA subscribed and paid 48,554,683 quotas issued by Curupay, amounting to R$ 48,554, in the following form: (i) Transfer of all 26,318,238 quotas that RESA had from the TEAS issue, corresponding to 66.67% of ownership interest in its capital, the amount of R$ 40,288, totaling an interest of 100% in capital of TEAS; (ii) Goodwill arising from the acquisition was R$ 7,301, received as part of the net assets contributed to the formation of Raízen Group; and (iii) Credits related parties amounted to R$ 965.

•	Downstream merger of Curupay by TEAS

In addition, on October 30, 2014, RESA approved the reverse merger of Curupay by TEAS. As a result of this merger, and considering that the Curupay holds 100% of the share capital of TEAS, there was a capital increase in the company through the issue of 420,432 new shares of R$ 421, with a net balance R$ 60,429 referring to the investment of Curupay in TEAS.

As a result of this operation, in accordance with IAS 28, RESA set up a special reserve of recurring goodwill of R$ 2,004, equivalent to a tax benefit of 34%, which will result from the amortization of goodwill generated in the acquisition of TEAS shares, accounted for as deferred tax assets.

That corporate restructuring did not have impacts on the combined consolidated financial statements.

28.	Cash flow supplementary information

		2016	April 1, 2015
	2017	(restated)	(restated)
Transaction investments:
Capital subscribed, not paid-in (Note 11.b.i)	(75,738)	—	—
Depreciation and amortization of agricultural assets capitalized as property, plant and equipment (Note 12)	(45,291)	(42,255)	(57,741)
Interest capitalized in fixed assets (Notes 12 and 23)	(26,904)	(34,923)	(40,636)
Depreciation of agricultural assets capitalized as biological assets (Note 8)	(14,925)	(20,980)	(75,222)
Transfer of CTC shares as payment of debt	—	(8,250)	—
Exclusive rights to supply fuel payable	36,106	(1,735)	(105,608)
Other	13,178	(2,969)	14,551

	(113,574)	(111,847)	(370,264)

Financing transactions not involving cash
Dividends and interest on own capital payable (Note 19.c)	(61,341)	(284,794)	(135,023)
Capital contribution by minority shareholders with dividends	—	—	1,556
Capital contribution by non-controlling shareholders payable	—	—	7,200

	(61,341)	(284,794)	(126,267)

Raízen Group

Management notes to combined consolidated interim financial information on March 31, 2017

In thousands of Reais - R$, unless otherwise indicated

29.	Subsequent events

Corporate restructuring – Raízen Conveniências Ltda. and its subsidiaries (“Convenience Stores”)

On April 3 and 4, 2017, RCSA and its subsidiaries conducted capital increase in Convenience Stores through contribution of net assets linked to franchising activity and licensing of brand Select, in the amount of R$ 27,477, resulting in shareholding interest of 99.99%. Detailed contributed net assets are as follows:

Accounts	Total
Trade accounts receivable	12,414
Related parties	22,250
Property, plant and equipment	3,906
Intangible assets	2,811
Other liabilities	(5,403)
Other assets and liabilities, net	(7,999)

27,979

Attributable to controlling shareholders	27,477
Attributed to non-controlling shareholders	502

27,979

Certificate of Agribusiness Receivables (“CRA”)

According to the Announcement of the End of the Public Distribution of the 6th and 7th Series of the 1st issuance by RB Capital Companhia de Securitização, disclosed on May 05, 2017, RESA completed the issuance of CRAs to raise R$ 969,691, maturing in April 2024 (7th serie). Considering the total exercise of the Additional Lot Option (20%), pursuant to article 14, paragraph 2 of CVM Instruction 400 and partial exercise of the Supplementary Lot Option (9.3%), pursuant to article 24 of CVM Instruction 400. The financial settlement occurred on May 3, 2017.

Proposal for investment in Tonon

On June 13, 2017, RESA presented a binding proposal in a total amount of R$ 832 million for the acquisition of the Santa Cândida and Paraíso mills, in connection with the Court-supervised Reorganizations of Tonon Bioenergia S.A. – Under Court-supervised Reorganization, Tonon Holding S.A. – Under Court supervised Reorganization and Tonon Luxembourg S.A. – Under Court-supervised Reorganization.

The Santa Cândida and Paraíso mills will be organized as an Isolated Production Unit -UPI, and will be sold through a court-supervised auction with sealed proposals, in accordance with the request for proposals.

Until the issue of these financial statements there is no concrete result of the competitive bid process.

*    *    *